UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Assurant, Inc.
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March 22, 2021
Dear Fellow Stockholder:
2020 will be remembered by the suddenness of the COVID-19 pandemic and its dramatic effect on businesses, communities and families, as well as civil unrest stemming from a national reckoning with systemic racial injustice. Throughout the year, while facing these challenges, the Board of Directors and executive leadership of Assurant collaborated closely to ensure the Company met its commitments to our stakeholders, including our employees, customers, the communities in which we operate, and of course our stockholders.
From the onset of the COVID-19 pandemic, my focus as Non-Executive Chair has concentrated on facilitating board oversight of potential risks to our Company. Our Chief Executive Officer, Alan Colberg, and I meet even more frequently to ensure close coordination and to provide input from the Board. Despite these challenges, we maintained strong financial and capital positions. I am most proud of the actions that we have taken, and continue to take, to safeguard and support our employees. Their continued dedication throughout this time ensure that we continue to provide exceptional support to our customers and communities.
Our commitment to conducting our business in a sustainable manner remains steadfast. Our environmental, social and governance practices build on our already strong corporate governance foundation. We continue to foster a culture of diversity, equity and inclusion, as we believe that it is through the diverse experiences and perspectives that we elicit the best ideas, drive innovation and achieve superior business results.

This year’s Board nominees represent a wide range of backgrounds and expertise. We believe our diversity of race, ethnicity, gender, experiences, perspectives and skills contributes to the Board’s effectiveness in managing risk and providing guidance that positions Assurant for long-term success and value creation in a dynamically changing environment. We are proud that half of our exceptional Board is gender, racially or ethnically diverse.

On behalf of the independent directors, thank you for your continued confidence and support. We look forward to engaging with you at our Annual Meeting on May 13, 2021, which we will hold in a virtual format, in support of the health and well-being of our stockholders, employees, directors and other participants.
Sincerely,

Elaine D. Rosen
Non-Executive Chair of the Board
Assurant, Inc.

i	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

    March 22, 2021
Dear Fellow Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of Assurant, Inc. The Annual Meeting will be held virtually on May 13, 2021 at 9:00 a.m Eastern Time. You will be able to attend, vote your shares, and submit questions during the Annual Meeting by visiting
www.virtualshareholdermeeting.com/AIZ2021. Whether or not you plan to attend the Annual Meeting, we encourage you to vote and submit your proxy in advance of the meeting by using one of the methods described herein. For additional information on how to attend or participate in the virtual Annual Meeting, please see “Stockholder Participation in the Virtual Annual Meeting” beginning on page 105.
The past year has been challenging in ways that no one could have predicted. Our core values of common sense, common decency, uncommon thinking, and uncommon results guided us well as we took actions to support our employees, customers, communities and stockholders. As I have periodically reported throughout 2020, Assurant has taken significant steps to ensure the safety of our employees and sustainability of our business.
In 2020, we continued our stockholder engagement program. Through this outreach, we spoke with holders of over 40% of our outstanding common shares across the broad spectrum of matters critical to the Company, including our response to the COVID-19 global pandemic, our evolving strategy, Board composition and diversity, executive compensation and environmental, social and governance practices. We highlighted our continued commitment to diversity, equity and inclusion as well as our evolving initiatives related to human capital management. We look forward to continuing this important dialogue with our investors in 2021.
As a member of the Board of Directors, I am pleased to report to you that our directors bring a strong mix of executive leadership, industry, boardroom, financial and global experience, as well as technology and consumer expertise, that align with Assurant’s strategic evolution. Our highly experienced directors provide critical insights on important issues facing our business and our customers today. We believe that the strong racial, ethnic, and gender diversity composition of our Board is crucial in driving better strategic decisions, fostering superior growth and innovation and mitigating risks for the Company.
At the Annual Meeting, stockholders are being asked to elect directors; ratify the appointment of the Company’s independent registered public accounting firm; cast an advisory say-on-pay vote approving the compensation of the Company’s named executive officers for 2020; and amend the Company’s long-term equity incentive plan to increase its available share reserve.
We ask that you please give these materials your prompt attention. Your vote is important.
Sincerely,
Alan B. Colberg
President, Chief Executive Officer and Director
Assurant, Inc.

ii	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

Notice of 2021 Annual Meeting of Stockholders

May 13, 2021, 9:00 a.m. Eastern Time

Virtual Meeting Website: www.virtualshareholdermeeting.com/AIZ2021

•To elect twelve directors named in the accompanying proxy statement to our Board of Directors to serve until the 2022 Annual Meeting of Stockholders;
•To ratify the appointment of PricewaterhouseCoopers LLP as Assurant’s Independent Registered Public Accounting Firm for the year ending December 31, 2021;
•To cast an advisory say-on-pay vote approving the compensation of the Company’s named executive officers for 2020;
•To amend the Company’s long-term equity incentive plan to increase its available share reserve; and
•To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements (including due to an emergency) thereof.

Holders of record of the Company’s common stock at the close of business on March 15, 2021 are entitled to receive this notice and to vote at the Annual Meeting or any adjournments or postponements (including due to an emergency) of the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, we hope that you will read this proxy statement and submit your vote via the Internet, by telephone, or by requesting a printed copy of the proxy materials and completing, signing and returning the proxy card as instructed.
VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 12, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 10, 2021 for shares held in a plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.
VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 12, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 10, 2021 for shares held in a plan. Have your proxy card in hand when you call and then follow the instructions.

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We are taking advantage of the “Notice and Access” rule of the U.S. Securities and Exchange Commission (the “SEC”) that permits companies to provide proxy materials to their stockholders via the Internet, unless they request printed copies of such materials. Electronic delivery allows us to conserve natural resources and reduces the costs of printing and distributing the proxy materials. Instructions are provided in our communications to you about how to access the materials and vote. On or about March 22, 2021, we will begin mailing a Notice of Internet Availability of Proxy Materials to certain of our stockholders informing them that our proxy statement, 2020 annual report to stockholders and voting instructions are available on the Internet as of such date and will provide a printed or emailed copy of our proxy materials to those stockholders who requested delivery by such methods.

Thank you for your interest in and consideration of the proposals listed above.

By Order of the Board of Directors,
Mariana Wisk
Vice President and Corporate Secretary
March 22, 2021

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 13, 2021
The Assurant Proxy Statement and Annual Report are available at
www.proxyvote.com

You will need your 12-digit control number, listed on the Notice, to access these materials and to vote.

EACH VOTE IS IMPORTANT. TO VOTE YOUR SHARES, PLEASE PROMPTLY SUBMIT YOUR VOTE VIA THE INTERNET, BY MAIL OR BY TELEPHONE, AS EXPLAINED ABOVE.

iv	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

Summary Information
Provided below is a summary of certain information contained in this proxy statement. Before casting your vote, please refer to the complete proxy statement and the 2020 annual report to stockholders.
Matters to be Voted On

Proposals	Board Recommendation	Page

Election of 12 Director Nominees	FOR	13

Ratification of Appointment of PricewaterhouseCoopers LLP as Assurant’s Independent Registered Public Accounting Firm for 2021	FOR	22

Advisory Approval of 2020 Compensation of Named Executive Officers	FOR	23

Approval of Amendment to the Assurant, Inc. 2017 Long Term Equity Incentive Plan	FOR	24

2020 Highlights
Assurant, Inc. (“Assurant” or the “Company”) is a leading global provider of lifestyle and housing solutions that support, protect and connect major consumer purchases. Assurant operates in North America, Latin America, Europe and Asia Pacific through three operating segments: Global Lifestyle, Global Housing and Global Preneed. Our vision is to be the premier provider of lifestyle and housing solutions globally to support the increasingly connected lifestyle of consumers. In October 2020, we announced we are exploring strategic alternatives for Global Preneed, including the possible sale of the business, to focus on opportunities within the broader Global Lifestyle and Global Housing portfolio. In March 2021, we announced the entry into a definitive agreement to sell Global Preneed to CUNA Mutual Group for approximately $1.3 billion.
In 2020, we faced the unprecedented challenge of a global pandemic. As a global organization, we actively monitor the developments of the continuously evolving situation resulting from the COVID-19 pandemic. Throughout this year of uncertainty, we took action to safeguard our employees, to maintain business operations and service levels for customers, and to support our local communities. Since implementing restrictions on non-essential business travel and transitioning the vast majority of our workforce to work-from-home in the beginning of the pandemic, we have approved a limited return to office within certain Asian and European locations, as well as limited essential business travel. For those employees who need to work in our offices or global facilities, we’ve maintained safety and hygiene protocols, such as social distancing, mandatory use of personal protective equipment and regular cleaning and disinfecting of our locations. To support our employees, we have implemented additional floating holidays, a one-time COVID-19 relief payment for eligible work-from-home employees and incentive bonuses for eligible on-site employees, as well as increased well-being and mental health support services. We offered financial support through a special COVID-19 Emergency Relief Program to eligible employees who experienced severe financial hardship caused by the pandemic. We also have been active in maintaining our support within our local communities through charitable contributions.

In 2020, despite the global pandemic, we sustained our track record of growing earnings, affirming our resilient global business model, attractive offerings, as well as strong competitive position. We

v	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

successfully delivered earnings growth in 2020. Net income attributable to common stockholders and net income attributable to common stockholders per diluted share increased 16% and 20%, respectively, in 2020, primarily due to $155 million of lower charges related to the reduction in fair value of Iké compared to full-year 2019. We grew net operating income, excluding reportable catastrophes,1 by 16% in 2020, driven by more favorable non-catastrophe loss experience in Global Housing and continued growth in mobile. Throughout the year, we also undertook capital initiatives to drive shareholder value. In 2020, we returned approximately $455 million to shareholders through share repurchases and common stock dividends. 1,2

We also continued to focus on our resources, including our capital and talent, and on our leading lifestyle and housing businesses where we see the greatest long-term potential. This included several strategic acquisitions across our Connected Living and Global Automotive businesses to strengthen our mobile trade-in and customer service capabilities globally as well as to add scale in the auto business. Two transactions worth highlighting include HYLA, Inc. (“HYLA”), a provider of smartphone software and trade-in and upgrade services, which closed in December 2020, and American Financial & Automotive Services, Inc., a provider of finance and insurance products and services including vehicle service contracts, guaranteed asset protection insurance and other ancillary products, which closed in May 2020. To support long-term growth, we also continued our multi-year transformation of our information technology to realign our IT operating model and fund investments in our technology infrastructure and cloud capabilities, as well as accelerated investments in digital capabilities.

1 Certain measures are non-GAAP. A reconciliation of these non-GAAP measures to their most comparable GAAP measures can be found in Appendix A hereto.

2 Total stockholder return is based on stock price plus reinvestment of dividends. See “Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Stock Performance Graph” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

vi	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

2020 Financial Highlights[1]
Total net earned premiums, fees and other income from the Global Housing, Global Lifestyle and Global Preneed segments of $9.52 billion
Net income attributable to common stockholders of $423.1 million and net operating income (“NOI”), excluding reportable catastrophes, of $663.5 million
Net income attributable to common stockholders per diluted share of $6.99 and NOI per diluted share (“NOI EPS”), excluding reportable catastrophes, of $10.80
Total stockholder return was 6.09% [2]

[1] Certain measures are non-GAAP. A reconciliation of these non-GAAP measures to their most comparable GAAP measures can be found in Appendix A hereto.

[2] Total stockholder return is based on stock price plus reinvestment of dividends. See “Item 5.
Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity
Securities—Stock Performance Graph” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Strong Balance Sheet and Disciplined Capital Management
In 2020, Assurant:
Returned approximately $455 million to stockholders through share repurchases and common stock dividends
Repurchased shares at a cost of approximately $300 million
Increased the quarterly common stock dividend in November by 5% to $0.66 per share
Issued $250 million of debt to finance the acquisition of HYLA
Ended 2020 with $407 million of holding company capital and $182 million of deployable capital
Maintained investment grade debt ratings and, as of December 31, 2020, an overall leverage ratio of 27.5%

vii	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

ESG Highlights
In 2020, Assurant:
Supported its 14,100 employees physically, emotionally, and financially during COVID-19

Further evolved its commitment as a responsible employer by advancing diversity, equity and inclusion (DE&I) initiatives, including strengthening DE&I leadership accountability, reaffirming our pledge to equitable pay, enhancing talent engagement programs and hosting discussions regarding social justice and championing inclusivity

Advanced its pledge to make a positive impact on society and promote a more sustainable environment, including establishing the Company’s Task Force on Climate-related Financial Disclosures (TCFD) Index to enhance climate disclosures as well as strengthening our supplier diversity and inclusion program with the launch of a new registration portal to further expand our vendor relationships

Reinforced its commitment to customers including ensuring products and services provide significant value, in many cases, beyond traditional insurance and to continuously improve the customer experience with digitization and customer self-service tools and expanded capabilities to meet and fulfill customer needs

Continued its commitment to sound corporate governance and the highest standards of integrity, ethics, and information security

For additional information about the Company’s ESG initiatives, please see “Social Responsibility” beginning on page 45.

viii	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

Corporate Governance Highlights

Assurant is committed to strong corporate governance practices. Highlights of the Company’s Board of Directors and corporate governance practices include:

Board of Directors
Independent Board Chair and independent Board (except for CEO), with 100% independent Board committees
Annual election of directors
Majority vote and director resignation policy for directors
Annual Board and Committee self-evaluations, including periodic individual director evaluations and third-party facilitation
Annual Board evaluation of CEO
Limits on public company board and audit committee service
Regular executive sessions of independent directors, generally at each Board and Committee meeting
Appropriate mix of director diversity and tenure
Board skills and experience have continued to evolve with strategy, with continued focus on diversity and the addition of one new director in 2020

Stockholder Rights and Stockholder Engagement
No supermajority voting provisions
Proxy access rights for stockholders
No stockholder rights plan
Regular stockholder engagement

ix	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

Compensation Highlights
Assurant’s executive compensation programs are aligned with the Company’s strategic and financial objectives. Assurant's executive compensation programs are designed to link the interests of our named executive officers (“NEOs”) with those of our stockholders by directly tying a majority of our NEO compensation with the Company's stock price performance and financial performance. Highlights of the Company’s executive compensation programs include:

Continuing Pay for Performance Commitment
A significant portion of short- and long-term executive compensation is directly tied to the Company’s overall performance and profitable growth; in 2020, 88% of the CEO’s and 78% of the NEOs’ average target compensation was variable
The performance stock unit (“PSU”) component of the Company’s long-term incentive award represented 75% of the overall incentive compensation opportunity for NEOs and the restricted stock unit (“RSU”) component represented 25% of this opportunity
Maximum payout under the Company’s incentive compensation plans is capped at 200% of each executive officer’s target opportunity
There is no payout under the Company’s incentive compensation plans if performance does not meet a minimum performance level

Strong Executive Compensation Governance
A clawback policy applies to current and former executive officers in the event of financial statement restatement
There are robust stock ownership guidelines for executive officers and directors
Officers and directors are prohibited from hedging and pledging of Company securities
No dividend equivalents are paid on unvested PSUs
Executive officer change of control agreements contain a “double trigger” and no excise tax gross-ups

Equity Plan Features
No single trigger change of control vesting
No tax gross-ups
Awards are subject to both minimum vesting requirements and the Company’s clawback policy
No liberal share recycling on stock options and stock appreciation rights (“SAR”)
No stock option and SAR repricing in the event such awards are granted

Support for Executive Compensation
Strong support for our executive compensation programs with approximately 94% of votes cast approving our advisory say-on-pay resolution over the past six years including in 2020
Regular stockholder engagement includes discussion regarding executive compensation

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xii	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

Proposals Requiring Your Vote
Proposal One - Election of Directors
We have 12 directors nominated for election to serve until the 2022 Annual Meeting or until their respective successors have been elected and qualified. In the absence of contrary instructions, it is the intention of the persons named in the accompanying proxy to vote for the nominees listed below. If any nominee becomes unavailable to serve for any reason, the proxies solicited hereby will be voted for election of the person, if any, designated by the Board to replace that nominee or the Board may reduce its size. Proxies cannot be voted for a greater number of persons than the 12 nominees.
The following biographies summarize the director nominees’ tenure on the Assurant Board, business experience, board positions held during the last five years and the particular experience and skills that led the Board to conclude that they should serve as directors. We have also included a chart that summarizes the skills and experience of each director, as well as demographic information.
The experience and skills we believe are important for our Board to have include:

Corporate Governance.  Directors with corporate governance experience support our goals of strong Board and management accountability, transparency and protection of stockholder interests over the long term.

Finance, Accounting or Financial Reporting.  Our Board values directors with an understanding of finance, financial reporting processes and accounting practices, given the importance of accurate financial reporting and strong internal controls, as well as experience with capital markets.

Industry Experience.  Directors with relevant industry experience, including insurance and industries supporting consumers’ connected lifestyle, such as mobile, auto and global supply chain, offer a valuable perspective when reviewing our strategy and business.

Global. Our Company is a global organization. Directors with broad global background and experience provide useful strategic, business and cultural perspectives.
Risk Management. Directors with risk management experience are critical to the Board’s role in overseeing the risks facing the Company.

Leadership.  Directors who have served in relevant executive leadership positions bring a unique experience and perspective. We seek directors who have demonstrated expertise in strategy, operations and talent management.

Consumer Focus. Directors with consumer expertise are important as the Company leverages consumer insights to introduce new and innovative products and services that meet consumers’ evolving needs.
Technology. Directors with experience in technology, including digital or cybersecurity expertise, are critical to the Company and its focus on customer experience.

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The following persons have been nominated to serve as directors of Assurant until the 2022 Annual Meeting:

Elaine D. Rosen Non-Executive Chair of the Board: Since November 2010 Director: Since February 2009 Age: 68 Board Committees: None Other Public Company Boards: Kforce Inc. (since 2003)

Ms. Rosen served as Executive Vice President of UNUM/Provident Corporation from 1999 to 2001 and as President of UNUM Life Insurance Company of America from 1997 to 1999 after serving in various positions at the company since 1975. Ms. Rosen currently chairs the Compensation Committee at Kforce Inc., and serves on its Nomination and Corporate Governance Committees. Ms. Rosen also chairs the Board of Trustees of The Kresge Foundation and serves on the Board of Directors of Preble Street, a collaborative for the homeless and low income community in Portland, Maine. She also serves as a founding trustee and a member of the Executive Committee of the Foundation for Maine’s Community Colleges.
Skills & Experience •Corporate Governance •Finance •Industry Experience •Global •Risk Management •Leadership

Paget L. Alves

Director:   Since November 2019
Age:   66

Board Committees: Finance and Risk, Information Technology
Other Public Company Boards:   Yum! Brands, Inc. (since 2016); Synchrony Financial (since 2015); and International Game Technology PLC (and, prior to its 2015 merger, its predecessor, International Game Technology since 2010) (2010-2020)

Mr. Alves served as Chief Sales Officer of Sprint Corporation from January 2012 to September 2013, after serving as President of the company’s Business Markets Group from 2009 to 2012. Prior to that role, Mr. Alves held various senior executive positions at Sprint Corporation, including President, Sales and Distribution, Senior Vice President, Enterprise Markets and President, Strategic Markets. From 2002 to 2003, he served as President and Chief Operating Officer of Centennial Communications Corp., and from 2000 to 2001 served as President and Chief Executive Officer of PointOne Telecommunications Inc. Mr. Alves currently serves as Chair of the Audit Committee of Yum! Brands, Inc. and on the Audit and Technology Committees of Synchrony Financial. Mr. Alves previously served as director of International Game Technology PLC and was a member of its Audit and Compensation Committees.

. Skills & Experience •Corporate Governance •Finance •Industry Experience •Global •Risk Management •Leadership •Consumer Focus •Technology

J. Braxton Carter Director: Since July 2020 Age: 62 Board Committees: Audit Other Public Company Boards: Colony Capital, Inc. (since 2021)
Until his retirement in July 2020, Mr. Carter served as Executive Vice President and Chief Financial Officer of T-Mobile US, Inc. (TMUS), where he led the financial organization for nearly a decade. During that time, he also served on the TMUS Information Technology (IT) Steering Committee. He was previously Chief Financial Officer and Vice Chairman for MetroPCS Communications, Inc., until its acquisition by T-Mobile in 2013, where he also oversaw the IT operations. Prior to that, Mr. Carter held senior finance leadership roles at PrimeCo Personal Communications, L.P. (now Verizon Wireless Inc.) and Neostar Retail Group, Inc. (now GameStop Corporation). Mr. Carter currently serves as Chairman of the Audit Committee of Colony Capital, Inc. and as a member of its Compensation Committee. He previously served as a director of Zayo Group Holdings, Inc. Mr. Carter also serves as a Senior Adviser for Deutsche Telekom Capital Partners, and is a Certified Public Accountant.

Skills & Experience •Corporate Governance •Finance •Industry Experience •Global •Risk Management •Leadership •Consumer Focus •Technology
Juan N. Cento Director: Since May 2006 Age: 69 Board Committees: Compensation, Nominating and Corporate Governance Other Public Company Boards: None

Mr. Cento is the Regional President of the Latin America and Caribbean Division of FedEx Express, headquartered in Miami, Florida. Mr. Cento has more than 40 years of experience in the air cargo and express transportation industry. He previously worked with Flying Tigers Line, Inc. and transitioned to FedEx in 1989 when the two companies were combined. Mr. Cento is involved in several non-profit organizations. He serves as a member of the University of Miami Business School Latin America and Caribbean Advisory Board, the International Advisory Board of Baptist Health System and the Council of the Americas. Additionally, Mr. Cento is Chair of the board of directors for the Conference of Latin American and Caribbean Express Companies.

Skills & Experience •Corporate Governance •Industry Experience •Global •Leadership •Consumer Focus

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Alan B. Colberg Director: Since January 2015 Age: 59 Board Committees: None Other Public Company Boards: CarMax, Inc. (2015 - 2018)

Mr. Colberg is President and Chief Executive Officer of Assurant, Inc. He was named the Company’s President effective September 2014, and became Chief Executive Officer and director in January 2015. Mr. Colberg joined Assurant as Executive Vice President of Marketing and Business Development in March 2011. Before joining Assurant, Mr. Colberg worked for Bain & Company, Inc. for 22 years, founding and heading Bain’s Atlanta office since 2000. He also served as Bain’s global practice leader for financial services, advising leading global companies, including Assurant. Mr. Colberg has long been active in civic leadership roles, having served as chairman of the board of the Atlanta International School and on the boards of the Woodruff Arts Center and the Metro Atlanta Chamber of Commerce.

Skills & Experience •Corporate Governance •Finance •Industry Experience •Global •Leadership •Consumer Focus

Harriet Edelman
Director:   Since August 2017
Age:   65
Board Committees:   Audit, Compensation, Information Technology (Chair)
Other Public Company Boards:   Bed Bath & Beyond Inc. (since 2019), Brinker International, Inc. (since 2008), UCB, Inc. (2012 - 2017)

Ms. Edelman serves as Special Advisor to the Chairman of Emigrant Bank, the largest privately held, family owned and operated community bank in the U.S. From 2010 to 2020, she led the finance, information technology and credit administration operations. She joined the bank in 2008, after spending 29 years at Avon Products, Inc., rising to the roles of Chief Information Officer, Senior Vice President of global supply chain and business transformation and member of the company’s executive committee. Ms. Edelman currently serves as Chair of the Board of Directors of Bed Bath & Beyond Inc., and as Chair of the Governance and Nominating Committee of Brinker International and as a member of its Compensation Committee. She has prior public company board experience during the past 19 years with software company Ariba, Inc., The Hershey Company, and the biopharmaceutical firm UCB, among others. Ms. Edelman previously served as Vice Chairman on the Board of Trustees of Bucknell University.
Skills & Experience •Corporate Governance •Finance •Industry Experience •Global •Leadership •Consumer Focus •Technology

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Lawrence V. Jackson

Director:   Since July 2009

Age:   67

Board Committees:   Compensation (Chair), Nominating and Corporate Governance

Other Public Company Boards:   Bloomin Brands, Inc. (since 2020), John Bean Technologies Corporation (since 2020), Snyder’s-Lance, Inc. (2015 - 2018)

Mr. Jackson has served since 2008 as a senior advisor with New Mountain Capital, LLC, a manager of private equity funds based in New York, and since 2007 as Chair of the board of SourceMark LLC. Previously, Mr. Jackson served as the President and Chief Executive Officer of the global procurement division and as the Executive Vice President and Chief People Officer at Walmart Inc. (formerly Wal-Mart Stores, Inc.) from 2004 to 2007. Prior to that, Mr. Jackson was President and Chief Operating Officer from 2003 to 2004 of Dollar General Corporation and was Senior Vice President, Supply Operations, for Safeway, Inc. Mr. Jackson was also with PepsiCo, Inc. for 16 years in various executive roles. In connection with his position at New Mountain Capital, Mr. Jackson serves on the boards of several portfolio companies. Mr. Jackson currently serves as a member of the Audit Committee of Bloomin Brands, Inc. Mr. Jackson previously served as a director on the board of Parsons Corporation and as chair of its Compensation Committee.
Skills & Experience •Corporate Governance •Finance •Industry Experience •Global •Leadership •Consumer Focus

Jean-Paul L. Montupet
Director:   Since September 2012
Age:   73
Board Committees:   Finance and Risk, Nominating and Corporate Governance (Chair)
Other Public Company Boards:   IHS Markit Ltd. (since 2012), WABCO Holdings, Inc. (2012 - 2020), Lexmark International, Inc. (2006 - 2016), PartnerRe Ltd. (2002 - 2016)

Until his retirement in December 2012, Mr. Montupet was the Chair of Emerson Electric Co.’s Industrial Automation business and President of Emerson Europe. During his 22 year career with Emerson Electric Co., Mr. Montupet held a number of senior leadership roles including Executive Vice President of Emerson Electric Co. and Chief Executive Officer of Emerson Electric Asia Pacific. Mr. Montupet currently serves as Chair of the Nominating and Governance Committee and as a member of the Human Resources Committee of IHS Markit Ltd. He previously served as Lead Director and as a member of the Compensation, Nominating and Governance Committee at WABCO Holdings, Inc.
Skills & Experience •Corporate Governance •Finance •Industry Experience •Global •Risk Management •Leadership

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Debra J. Perry
Director:   Since August 2017
Age:   69
Board Committees:   Finance and Risk (Chair), Nominating and Corporate Governance
Other Public Company Boards:   Korn Ferry International (since 2008), Genworth Financial, Inc. (since 2016), PartnerRe Ltd. (2013 - 2016), The Bernstein Funds, Inc. (since 2011)

Ms. Perry is the former Senior Managing Director for global ratings and research at Moody’s Investors Service, a unit of Moody’s Corporation. She served as the senior business leader for the company’s Americas Corporate Finance Group, the U.S. Public Finance Group and the Global Non-Bank Financial Institutions Group, with ratings of over $4 trillion of taxable and tax-exempt debt securities. Ms. Perry also worked in fixed income research at First Boston Corporation and in a variety of corporate lending and capital markets roles at Chemical Bank. She currently serves as Chair of the Audit Committee of Korn Ferry International and as a member of its Nominating and Corporate Governance Committee, as a member of the Risk and Audit Committees of Genworth Financial, Inc., and since 2018, as Chair of the Board of The Bernstein Funds, Inc. (a mutual fund complex that includes The Sanford C. Bernstein Fund, Inc., the Bernstein Fund, Inc. and AB Multi-Manager Alternative Fund). Ms. Perry has previously served on the boards of MBIA Inc., CNO Financial Inc. and the board of trustees of Bank of America Funds.
Skills & Experience •Corporate Governance •Industry Experience •Global •Leadership •Consumer Focus •Technology

Ognjen (Ogi) Redzic Director: Since November 2019 Age: 50 Board Committees: Finance and Risk, Information Technology Other Public Company Boards: None

Mr. Redzic serves as Chief Digital Officer and Vice President of Caterpillar Inc., with responsibility for Cat Digital. Mr. Redzic manages key components of the company’s digital strategy including connectivity, enterprise data and e-commerce platforms, the digital platform, analytics and applications. Prior to joining Caterpillar in 2018, he led Renault-Nissan Alliance’s connected car and mobility activities as Senior Vice President, Connected Vehicles and Mobility Services. Mr. Redzic has more than 20 years’ experience, including additional positions at Nokia HERE, NAVTEQ, Motorola, Inc., PCTEL, Inc. and at wireless communication startup cyberPIXIE.
Skills & Experience •Corporate Governance •Industry Experience •Global •Leadership •Consumer Focus •Technology

Paul J. Reilly
Director:  Since June 2011
Age:   64
Board Committees:   Audit (Vice Chair), Compensation
Other Public Company Boards:   CMC Materials, Inc. (formerly Cabot Microelectronics Corporation) (since 2017), comScore, Inc. (2017 - 2019)

From May 2016 until his retirement in January 2017, Mr. Reilly was Executive Vice President of Arrow Electronics, Inc., a distributor of electronic components and computer products. He was Executive Vice President and Chief Financial Officer of Arrow Electronics from 2001 until May 2016. Mr. Reilly joined Arrow Electronics in 1991 and held various positions within the company prior to assuming the role of Chief Financial Officer. Prior to joining Arrow Electronics, Mr. Reilly was a Certified Public Accountant in the business assurance practice of the New York office of KPMG Peat Marwick. Mr. Reilly currently serves as Chair of the Audit Committee of CMC Materials, Inc, and as a member of its Compensation Committee.
Skills & Experience •Corporate Governance •Finance •Industry Experience •Global •Risk Management •Leadership

Robert W. Stein Director: Since October 2011 Age: 72 Board Committees: Audit (Chair), Information Technology Other Public Company Boards: Aviva plc (2013 - 2017)

Mr. Stein is a former Global Managing Partner, Actuarial Services at Ernst & Young LLP. Mr. Stein joined Ernst & Young in 1976 and held various leadership roles in the firm’s actuarial and insurance practice. He currently serves as Chair of the Audit Committee of Talcott Resolution Life Insurance Company and as a member of its Risk Committee. Mr. Stein previously served on the boards of Aviva plc, Worldwide Reinsurance Ltd. and Resolution Life Holdings, Inc. He is a Certified Public Accountant and is a member of the AICPA. He is also a member of the American Academy of Actuaries, a Fellow of the Society of Actuaries and a Trustee Emeritus of the Actuarial Foundation.
Skills & Experience •Corporate Governance •Finance •Industry Experience •Global •Risk Management •Leadership

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	Skills and Experience

	Corporate Governance
	Finance, including accounting, financial reporting and capital markets
	Industry Experience, including insurance or connected lifestyle
	Global background or experience
	Risk Management
	Leadership, including in strategy, operations and talent management
	Consumer Focus
	Technology, including digital or cybersecurity
	Demographic Background

	Age	68	66	62	69	59	65	67	73	69	50	64	72
	Tenure (Years)	12	1	0	14	6	3	11	8	3	1	9	9
Gender, Racial or Ethnic Diversity	Gender
	Racial or Ethnic

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Vote Required; Board Recommendation

Under our by-laws, each director must be elected by the holders of a majority of the votes cast, meaning that the number of votes cast “for” the nominee’s election must exceed the number of votes cast “against” that nominee’s election. For purposes of determining approval of this proposal, abstentions and broker non-votes will have no effect on this determination because they are not counted as votes cast.

The Board of Directors recommends that stockholders vote FOR each of the nominees named above to serve until the 2022 Annual Meeting or until their respective successors have been elected and qualified.

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Proposal Two - Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements as of and for the year ending December 31, 2021 and the internal control over financial reporting as of December 31, 2021. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements and internal control over financial reporting. The Audit Committee is responsible for approving the services, fees and terms associated with the Company’s retention of its independent registered public accounting firm. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be regular rotation of the independent registered public accounting firm. In conjunction with the mandated five-year rotation of the lead engagement partner, the Audit Committee and its chair are involved in the selection of the new lead engagement partner. The Audit Committee believes that the retention of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm is in the best interest of the Company and its stockholders. PricewaterhouseCoopers LLP has acted as our independent registered public accounting firm since 2000.

In accordance with a resolution of the Audit Committee, this appointment is being presented to stockholders for ratification at the Annual Meeting. Whether or not the stockholders ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee may reconsider its appointment if the Audit Committee believes it is in the Company’s best interest. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so, and will be available to respond to appropriate questions.

Vote Required; Board Recommendation

The affirmative vote of a majority of the Company’s common stock, par value $0.01 per share (“common stock”) held by persons who are present or represented by proxy at the Annual Meeting and entitled to vote on this proposal is required for ratification. For purposes of determining approval of this proposal, abstentions will have the same effect as an “against” vote because they will be treated as representing shares that were present and entitled to vote. In addition, this proposal is considered a “routine” matter under the NYSE rules, and therefore brokers have discretionary authority to vote.

The Board of Directors recommends that stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Assurant’s Independent Registered Public Accounting Firm for the year ending December 31, 2021.

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Proposal Three - Advisory Vote on Executive Compensation for 2020
The following Company proposal gives stockholders the opportunity to cast a non-binding advisory vote with respect to the 2020 compensation of the Company’s NEOs. This advisory vote is also referred to as the “say-on-pay” advisory vote. Consistent with the results of the 2017 stockholder vote on the frequency of its say-on-pay advisory vote, the Company holds the say-on-pay advisory vote annually.
In considering your vote, we encourage you to review the Compensation Discussion and Analysis (the “CD&A”), beginning on page 48. As described in the CD&A, we believe our current compensation programs and policies directly link executive compensation to Company performance and thereby align the interests of our executive officers with those of our stockholders.
Our Board intends to carefully consider the stockholder vote resulting from this proposal. Please cast a vote either to approve or not approve the following resolution:
“RESOLVED, that the 2020 compensation provided to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Vote Required; Board Recommendation
The affirmative vote of a majority of the common stock held by persons who are present or represented by proxy at the Annual Meeting and entitled to vote on this proposal is required for approval of this non-binding resolution. For purposes of determining approval of this proposal, abstentions will have the same effect as an “against” vote because they will be treated as representing shares that were present and entitled to vote. In addition, broker non-votes will have no effect on this determination because this proposal is considered a “non-routine” matter under the NYSE rules and therefore brokers do not have discretionary authority to vote.
The Board of Directors recommends that stockholders vote FOR the approval of the 2020 compensation of our NEOs as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

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Proposal Four - Approval of An Amendment to the Assurant, Inc. 2017 Long Term Equity Incentive Plan

On March 10, 2021, the Compensation Committee approved an amendment to the Assurant, Inc. 2017 Long Term Equity Incentive Plan (the “ALTEIP”), subject to approval by stockholders. If approved by our stockholders, the amendment would increase the available share reserve under the ALTEIP by 900,000 common shares as described below.

Increase in Share Reserve
Our stockholders approved the ALTEIP in 2017 and approved an amendment to the ALTEIP in 2019. As of January 1, 2021, there were approximately 1,380,171 shares of our Common Stock subject to outstanding awards under the ALTEIP. This figure includes the number of shares issuable upon conversion of performance awards at target level. The maximum number of shares issuable upon conversion of performance awards assuming maximum achievement of all performance goals is 2,041,129. All awards granted after January 1, 2021 will reduce the new share reserve described in “Shares Available for Awards” below.

Considering our historical grant practices, we believe we have been judicious in our share usage and mindful of potential stockholder dilution. The ALTEIP has been the sole source of shares for all equity incentive awards granted to our officers, employees and directors since May 11, 2017. Approval of the amendment to the ALTEIP will enable the Company to continue making equity compensation grants that serve as incentives to recruit and retain key employees and to continue aligning the interests of its employees with stockholders. Based on the number of shares requested to be reserved under the ALTEIP and on our anticipated future annual grant cycles, we expect that the share reserve will be sufficient to cover future equity incentive awards for approximately two to three years.

A summary of the ALTEIP is set forth below. This summary is qualified in its entirety by the full text of the ALTEIP, which is attached to this Proxy Statement as Appendix B.

Focus on Sound Corporate Governance Practices
The ALTEIP includes a number of features that reinforce and promote alignment of equity compensation arrangements for employees, officers and non-employee directors with the interests of stockholders and the Company, and reflect our regular discussions with stockholders. The following are some of the features included in the ALTEIP:

•
No Single-Trigger Change of Control Vesting. Awards granted under the ALTEIP that are assumed by the successor entity in connection with a change of control of the Company will not automatically vest and pay out upon the change of control.

•	No Discounted Stock Options or SARs. Stock options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

•
Prohibition on Repricing. The exercise price of a stock option or SAR may not be reduced, directly or indirectly, without the prior approval of stockholders, including by a cash repurchase of “underwater” awards.

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•
Minimum Vesting Requirements. Subject to certain limited exceptions, full-value awards, stock options and SARs granted under the ALTEIP are either subject to a minimum vesting period of three years (which may include graduated vesting within such three-year period; provided, however, that no portion of any award subject to graduated vesting may vest earlier than one year after grant), or one year if the vesting is based on performance criteria other than continued service.

•
No Liberal Share Recycling on Stock Options or SARs. Shares retained by or delivered to the Company to pay the exercise price of a stock option or SAR or to satisfy tax withholding in connection with the exercise of such awards count against the number of shares remaining available under the ALTEIP.

•	No Tax Gross-Ups. The ALTEIP does not provide for any tax gross-ups.

•
Awards Subject to Clawback Policy. Awards under the ALTEIP are subject to any compensation recoupment policy that the company may adopt from time to time. See “Executive Compensation Recoupment (“Clawback”) Policy” on page 63 for further information on the Company’s clawback policy.

Key Data Relating to Outstanding Equity Awards and Shares Available
The following table includes information regarding outstanding equity awards and shares currently available for future awards under the ALTEIP, which is the Company’s only active equity plan, as of January 1, 2021 (and without giving effect to approval of the amendment to the ALTEIP under this Proposal):

ALTEIP
Total shares underlying outstanding full value awards [1,2]	1,380,171
Total shares currently available for grant	940,112

3,4
Summary of the ALTEIP
Purpose

The purpose of the ALTEIP is to give Assurant a competitive advantage in attracting, retaining, and motivating officers, employees, directors, and consultants, and to provide Assurant with an equity plan that gives employees incentives directly linked to stockholder value.

Administration

The ALTEIP is administered by our Compensation Committee. The Compensation Committee has exclusive and final authority to administer and interpret the ALTEIP, including the power to:

•	Determine eligibility for participation;
13 Includes the number of shares issuable upon conversion of performance awards at target level. If all performance goals were achieved at the maximum level, the total shares underlying outstanding full value awards would have been 2,041,129.
24 There are no outstanding options or SARs.

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•	Establish performance goals for each participant;

•	Determine the types of awards to be granted to participants; and

•	Interpret the terms and provisions of the plan and any award.

Any determination made by the Compensation Committee under the ALTEIP is made in the sole discretion of the Compensation Committee, and such determinations are final and binding on all persons.

Generally, the Compensation Committee may delegate any of its powers and responsibilities, and our full Board may exercise any of the Compensation Committee’s powers and responsibilities. In accordance with past practice, the Board has delegated to Assurant’s Chief Executive Officer limited authority to make certain grants of awards to non-Section 16 officers. However, the Compensation Committee may not delegate any of its powers or responsibilities, and the full Board may not exercise any of those powers or responsibilities, to the extent that those actions would cause an award to a director or executive officer to fail to be exempt from short-swing profit recovery.

Eligible Participants in the Plan
The Compensation Committee may select any or all of the following persons to be granted awards under the plan:

•	Members of the Board; and

•	Officers of, employees of, and consultants to Assurant and/or any of our subsidiaries or affiliates.

The basis of participation in the ALTEIP is the Compensation Committee’s decision, in its sole discretion, that an award to an eligible participant will further the ALTEIP’s purpose. As of December 31, 2020, we had twelve members of the Board and approximately 15,100 officers, employees, and consultants.

Awards to Non-Employee Directors
Notwithstanding the above, awards granted under the ALTEIP to the Company’s non-employee directors are made only in accordance with the terms, conditions and parameters of a plan, program or policy for the compensation of non-employee directors as in effect from time to time. See “Limits on Non-Employee Director Equity Compensation” below for further information on non-employee director compensation, including the Company’s cap on such compensation.

Permissible Awards

The ALTEIP authorizes the granting of awards in any of the following forms:

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•	Performance shares and performance units, which represent the right to earn or receive shares of Common Stock based on the achievement, or the level of achievement, of one or more performance goals during a specified performance period, as established by the Compensation Committee;
•	Options to purchase shares of our Common Stock at the market price on the grant date, which may be designated under the Internal Revenue Code (as amended, the “Code”) as nonstatutory stock options or incentive stock options;

•	SARs, which give the holder the right to receive an amount (payable in cash or stock, as specified in the award agreement) equal to the excess of the fair market value per share of our Common Stock on the date of exercise over the base price of the award (which cannot be less than the fair market value of the underlying stock as of the grant date), multiplied by the number of SARs that have been exercised by the holder;

•	Restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by the Compensation Committee;

•	Unrestricted stock, which is not subject to conditions on grant, vesting or transferability, but is subject to the conditions and limitations described below under Minimum Vesting Requirements; and

•	Restricted stock units, which represent the right to receive shares of Common Stock at a designated time in the future and subject to any vesting requirement as may be set by the Compensation Committee.

Dividend Equivalents

The ALTEIP also enables the Compensation Committee to grant awards of dividend equivalents with respect to full-value awards. Dividend equivalents entitle the participant to receive payments equal to the dividends that would be payable with respect to shares of our Common Stock during a specified period, if the participant had owned the shares during that period.

We may settle dividend equivalents in cash, shares of our stock, or both, in the Compensation Committee’s discretion. Dividend equivalents may be made subject to the same vesting conditions as the conditions of any other award to which they relate, including vesting based on continued service, the satisfaction of performance goals, or both.

Shares Available for Awards

Subject to proportionate adjustment in the event of stock splits and similar events, the aggregate number of shares of Common Stock that may be issued under the ALTEIP is 1,840,112 shares, plus a number of additional shares underlying awards outstanding as of the amendment date of the ALTEIP that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason. There are no stock options or SARs outstanding as of March 22, 2021.

Share Counting

Shares subject to awards that terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason, and shares underlying awards that are ultimately settled in cash, will again be available for future grants of awards under the ALTEIP. To the extent that the full number of shares subject to a full-value award is not issued for any reason, including by reason of failure to

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achieve maximum performance goals, the unissued shares originally subject to the award are added back to the plan share reserve.

Shares withheld from a full-value award to satisfy tax withholding requirements are not counted against the number of shares remaining available under the plan, and shares delivered by a participant to satisfy tax withholding requirements with respect to a full-value award are added to the plan share reserve.

Shares withheld from an option or SAR to satisfy tax withholding requirements count against the number of shares remaining available under the plan, and shares delivered by a participant to satisfy tax withholding requirements with respect to an option or SAR are not added to the plan share reserve. Shares delivered or withheld to pay the exercise price of an option, are not used to replenish the plan share reserve. Upon exercise of a SAR, the full number of shares underlying the award (rather than any lesser number based on the net number of shares actually delivered upon exercise) count against the plan share reserve.

Limitations on Awards

The maximum aggregate number of shares of Common Stock subject to time-vesting options or SARs in any calendar year to any one participant is 300,000. With respect to performance-based awards, for any calendar year, the maximum amount that may be paid to any one participant payable in cash or property or other than shares is $7,500,000, and the maximum number of shares that may be paid to any one participant for performance-based awards is 300,000 shares.

Limits on Non-Employee Director Equity Compensation

The maximum number of shares that may be granted to any non-employee director under the ALTEIP in any calendar year shall be limited to a number that, combined with any cash fees or other compensation, does not exceed $750,000 in total value based on the share value on the date of grant (or $850,000 under extraordinary circumstances as determined by the Board).

Minimum Vesting Requirements

Full-value awards, options and SARs are subject to a minimum vesting period of three years (which may include graduated vesting within such three-year period; provided, however, that no portion of any award subject to graduated vesting shall vest earlier than one year after grant), or one year if the vesting is based on performance criteria other than continued service. However, the Compensation Committee may at its discretion (i) accelerate vesting of such full-value awards, options and SARs in the event of the participant’s termination of service, or the occurrence of a change in control, or (ii) grant full-value awards, options and SARs without the minimum vesting requirements described above with respect to awards covering 5% or fewer of the total number of shares authorized under the ALTEIP.

Performance-Based Awards

The Compensation Committee may designate any other award granted under the ALTEIP as a performance-based award by conditioning the right of a participant to have it settled, and the timing thereof, upon achievement or satisfaction of objectively determinable performance goals. Performance goals may be based on one or more of, but are not limited to, the following business criteria: overall or selected sales growth, expense efficiency ratios (ratio of expenses to income), market share, customer service measures or indices, underwriting efficiency and/or quality, persistency factors, return on net assets, economic value added, stockholder value added, embedded value added, combined ratio, expense ratio, loss ratio, premiums, risk based capital,

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revenues, revenue growth, earnings (including earnings before taxes; earnings before interest and taxes; and earnings before interest, taxes, depreciation, and amortization), earnings per share, net operating earnings per share, operating income (including non-pension operating income), pre- or after-tax income, net income, cash flow (before or after dividends), cash flow per share (before or after dividends), gross margin, return on equity, return on capital (including return on total capital or return on invested capital), cash flow return on investment, return on assets or operating assets, economic value added (or an equivalent metric), stock price appreciation, total stockholder return (measured in terms of stock price appreciation and dividend-related returns), cost control, gross profit, net operating income, cash generation, unit volume, stock price, market share, sales, asset quality, cost saving levels, marketing-spending efficiency, core non-interest income, or change in working capital with respect to Assurant or any one or more of our subsidiaries, affiliates, or divisions, either in absolute terms or relative to the performance of one or more other companies.

The Compensation Committee may provide, at the time the performance goals are established, that any evaluation of performance shall exclude or otherwise objectively adjust for any specified circumstance or event that occurs during a performance period.

Non-Qualified Stock Options
The recipient does not recognize taxable income at the time of a grant of a non-qualified stock option, and we are not entitled to a tax deduction at that time. A participant does recognize compensation taxable as ordinary income (and is subject to income tax withholding) upon exercise of a nonqualified stock option; the recognized compensation equals the excess of the fair market value of the shares purchased over their exercise price. We generally are entitled to a corresponding deduction upon exercise of a non-qualified stock option.

Incentive Stock Options
The recipient does not recognize taxable income at the time of a grant of an incentive stock option. The recipient also does not recognize taxable income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option.

If the shares acquired by exercise of an incentive stock option are held for the longer of (i) two years from the date the option was granted and (ii) one year from the date the shares were transferred, any gain or loss arising from disposition of those shares is taxed as a long term capital gain or loss, and we are not entitled to any deduction. If, however, the shares acquired are not held for the periods described above, then in the year of disposition the recipient recognizes compensation taxable as ordinary income, equal to the excess of the lesser of (i) the amount realized upon such disposition and (ii) the excess of the fair market value of such shares on the date of exercise over the exercise price. We generally are entitled to a corresponding deduction at that time. The excess of the amount realized in the disposition over the fair market value of the stock on the exercise date is treated as a capital gain.

SARs
The recipient does not recognize taxable income at the time of a grant of a SAR, and we are not entitled to a tax deduction at that time. Upon exercise, however, the recipient does recognize compensation taxable as ordinary income (and subject to income tax withholding) equal to the fair market value of any shares delivered and the amount of cash paid by us in settlement of the rights, and we generally are entitled to a corresponding deduction at that time.

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Restricted Stock and Unrestricted Stock
The recipient of restricted stock does not recognize taxable income at the time of a grant of shares of restricted stock, and we are not entitled to a tax deduction at such time, unless the participant makes an election under Section 83(b) of the Internal Revenue Code to be taxed at that time. If that election is made, the participant recognizes compensation taxable as ordinary income (and subject to income tax withholding) at the time of the grant, equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. If such election is not made, the participant recognizes compensation taxable as ordinary income (and subject to income tax withholding) at the time the restrictions lapse, in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. We generally are entitled to a corresponding deduction at the time the ordinary income is recognized by the recipient, except to the extent that the deduction limits of Section 162(m) apply.

In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made, and prior to the time the restrictions lapse, recognizes compensation taxable as ordinary income (and subject to income tax withholding) rather than dividend income. We generally are entitled to a corresponding deduction, except to the extent that the deduction limits of Section 162(m) apply.

The recipient of unrestricted stock, and of restricted stock subject only to restrictions on transferability, recognize compensation taxable as ordinary income (and subject to income tax withholding) at the time of the grant, equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. We generally are entitled to a corresponding deduction at that time, except to the extent that the deduction limits of Section 162(m) apply.

Restricted Stock Units
The recipient does not recognize taxable income at the time of a grant of a restricted stock unit, and we are not entitled to a tax deduction at that time. The recipient will recognize compensation taxable as ordinary income (and subject to income tax withholding), however, at the time of the settlement of the award, equal to the fair market value of any shares delivered and the amount of cash paid by us. We will be entitled to a corresponding deduction, except to the extent that the deduction limits of Section 162(m) apply.

Treatment of Awards upon a Change of Control

Unless otherwise provided in an award agreement or any special plan document governing an award:

(A)	upon the occurrence of a change of control of the Company in which awards under the ALTEIP are assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control, if within two years after the effective date of the change of control, a participant’s employment is terminated without Cause or the participant resigns for Good Reason (as such terms are defined in the ALTEIP), then:

•	all of that participant’s outstanding options and SARs will become fully vested and exercisable, and all time-based vesting restrictions on that participant’s outstanding awards will lapse; and

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•	the payout opportunities attainable under outstanding performance-based awards will vest based on the greater of: (i) an assumed achievement of all relevant performance goals at the “target” level pro-rated based upon the length of time within the performance period that has elapsed prior to the change of control or (ii) the actual level of achievement of all relevant performance goals (measured as of the latest date immediately preceding the change in control for which performance can, as a practical matter, be determined).

(B)	upon the occurrence of a change of control of the Company in which awards under the ALTEIP are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control in a manner approved by the Compensation Committee or the Board:

•	all outstanding options and SARs will become fully vested and exercisable, and all time-based vesting restrictions on outstanding awards will lapse; and

•	the payout opportunities attainable under outstanding performance-based awards will vest based on the greater of: (i) an assumed achievement of all relevant performance goals at the “target” level pro-rated based upon the length of time within the performance period that has elapsed prior to the change in control or (ii) the actual level of achievement of all relevant performance goals (measured as of the latest date immediately preceding the change in control for which performance can, as a practical matter, be determined).

Anti-dilution Adjustments

In the event of a non-reciprocal transaction between us and our stockholders that causes the per-share value of our Common Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering or large nonrecurring cash dividend), the share authorization limits and annual award limits under the ALTEIP and the number of shares subject to outstanding awards and the exercise price for options and base price for SARs will be adjusted proportionately, and the Compensation Committee shall make such adjustments to the ALTEIP and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction.

Prohibition on Repricing
Without the prior consent of the Company’s stockholders, outstanding stock options and SARs cannot be repriced, directly or indirectly, nor may stock options or SARs be cancelled in exchange for stock options or SARs with an exercise or base price that is less than the exercise price or base price of the original stock options or SARs. In addition, the Company may not, without the prior approval of stockholders, repurchase an option or SAR for value from a participant if the current market value of the underlying stock is lower than the exercise price per share of the option or SAR.

Limitations on Transfer
Except to the extent otherwise determined by the Compensation Committee, no award may be assignable or transferable by a participant otherwise than by will or the laws of descent and distribution.

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Clawback Policy
The Company has established a compensation recoupment policy (sometimes referred to as a “clawback policy”) with respect to excess incentive-based compensation provided to current and former executive officers. All performance-based awards granted under the ALTEIP and held by any such person are subject to the clawback policy.

Effective Date
The ALTEIP became effective on May 11, 2017. The plan has a term of ten years.

Amendment and Termination
The Board or the Compensation Committee may amend, alter, or discontinue the plan, but no amendment, alteration, or discontinuation may be made that would materially impair the rights of a participant with respect to a previously granted award without the participant’s consent (with certain limited exceptions). In addition, no amendment may be made without the approval of our stockholders if (i) approval of our stockholders is required by applicable law or the listing requirements of any stock exchange on which the Company’s Common Stock may be listed, (ii) the amendment would materially increase the benefits to participants under the plan, (iii) the amendment would materially increase the number of securities to be issued under the plan, or (iv) the amendment would materially modify the requirements for participation in the plan.

Federal Income Tax Consequences
The following is a summary of certain federal income tax consequences of awards we may make under the ALTEIP. The discussion is general in nature; we have not taken into account a number of considerations which may apply in light of the circumstances of a particular participant. The income tax consequences under applicable foreign, state and local tax laws may not be the same as under U.S. federal income tax laws.

Section 409A
The ALTEIP permits the grant of various types of incentive awards, which may or may not be exempt from Code Section 409A of the Code (“Section 409A”). If an award is subject to Section 409A, and if the requirements of Section 409A are not met, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties. Restricted stock awards, stock options and SARs granted under the ALTEIP, are designed to be exempt from the application of Section 409A. Restricted stock units and performance awards granted under the ALTEIP would be subject to Section 409A unless they are designed to satisfy the short-term deferral exemption from such law. If not exempt, such awards must be specially designed to meet the requirements of Section 409A in order to avoid early taxation and penalties.

Tax Withholding
The Company has the right to deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including employment taxes) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the ALTEIP.

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New Plan Benefits
Grants and awards under the ALTEIP, which may be made to Company executive officers, directors and other employees, are not presently determinable. If the stockholders approve the amendment, such grants and awards will be made at the discretion of the Compensation Committee.

Historical Plan Benefits
As of March 22, 2021, the Company has not granted stock options or SARs under the ALTEIP and there are no stock options or SARs outstanding under a prior plan.

Vote Required; Board Recommendation
The affirmative vote of the holders of a majority in voting power of the stock present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting is required for approval. For purposes of determining approval of this proposal, abstentions will have the same legal effect as an “against” vote.

The Board of Directors recommends that stockholders vote FOR this Proposal. Proxies solicited by the Board of Directors will be voted FOR this Proposal, unless a different vote is specified.

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Executive Officers
The table below sets forth certain information, as of February 16, 2021, concerning each person deemed to be an Executive Officer of the Company. There are no arrangements or understandings between any Executive Officer and any other person pursuant to which the officer was selected.

Name	Age	Position
Alan B. Colberg	59	President, Chief Executive Officer and Director
Richard S. Dziadzio	57	Executive Vice President and Chief Financial Officer
Michael P. Campbell	53	Executive Vice President and President, Global Housing
Keith W. Demmings	48	Executive Vice President and President, Global Lifestyle
Robert A. Lonergan	44	Executive Vice President and Chief Strategy and Risk Officer
Francesca L. Luthi	45	Executive Vice President and Chief Administrative Officer
Gene E. Mergelmeyer	62	Executive Vice President and Chief Operating Officer
Jay E. Rosenblum	54	Executive Vice President and Chief Legal Officer
Tammy L. Schultz	51	Executive Vice President and President, Global Preneed

Alan B. Colberg, President, Chief Executive Officer and Director. Mr. Colberg is President and Chief Executive Officer of Assurant, Inc. He was named the Company’s President effective September 2014, and became Chief Executive Officer and director in January 2015. Mr. Colberg joined Assurant as Executive Vice President of Marketing and Business Development in March 2011. Before joining Assurant, Mr. Colberg worked for Bain & Company, Inc. for 22 years, founding and heading Bain’s Atlanta office since 2000.
Richard S. Dziadzio, Executive Vice President and Chief Financial Officer. Mr. Dziadzio was appointed Executive Vice President and Chief Financial Officer effective July 2016 and Interim Chief Accounting Officer and Controller from February through September 2020. Mr. Dziadzio also served as the Company’s Treasurer from July 2016 through November 2018. Before joining Assurant, Mr. Dziadzio served as Chief Financial Officer of QBE North America beginning in August 2013. From April 2012 to July 2013, Mr. Dziadzio was Chief Financial Officer of ANV, a specialty underwriter.
Michael P. Campbell, Executive Vice President and President, Global Housing. Mr. Campbell was appointed Executive Vice President and President, Global Housing effective July 2016. Before assuming his current position, Mr. Campbell served as Executive Vice President and Chief Operating Officer for the Company’s specialty property lines of business beginning in January 2014. Mr. Campbell joined Assurant in 2006 through the acquisition of Safeco’s Financial Institution Solutions subsidiary where he held several executive roles.
Keith W. Demmings, Executive Vice President and President, Global Lifestyle. Mr. Demmings was appointed Executive Vice President and President, Global Lifestyle effective July 2016. Before assuming his current position, Mr. Demmings served as Executive Vice President and President, Global Markets beginning in September 2015 and Executive Vice President and President, International beginning in June 2013. Since joining Assurant in 1997, Mr. Demmings has held a number of executive leadership positions, including serving as President and Chief Executive Officer of Assurant Canada.
Robert A. Lonergan, Executive Vice President and Chief Strategy and Risk Officer. Mr. Lonergan was appointed Executive Vice President and Chief Strategy Officer effective July 2016, and became Chief Strategy and Risk Officer effective January 2020. Mr. Lonergan joined Assurant in 2012 as

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Vice President, M&A Sourcing. In January 2015, he was promoted to Senior Vice President, Growth and Innovation. Prior to joining Assurant, Mr. Lonergan worked for Bain & Company, Inc.
Francesca L. Luthi, Executive Vice President and Chief Administrative Officer. Ms. Luthi was appointed Executive Vice President and Chief Administrative Officer effective July 2020. Before assuming her current position, Ms. Luthi served as Executive Vice President, Chief Communication and Marketing Officer since September 2015, and prior to that served as Senior Vice President, Investor Relations and Corporate Communications since July 2014. Ms. Luthi joined Assurant in August 2012 as Senior Vice President, Investor Relations.
Gene E. Mergelmeyer, Executive Vice President and Chief Operating Officer. Mr. Mergelmeyer was appointed Chief Operating Officer effective July 2016. Before assuming his current position, Mr. Mergelmeyer served as Chief Administrative Officer of Assurant since August 2014 with responsibility for Assurant’s Technology Infrastructure Group and other corporate enterprise functions. He was appointed Chief Executive Officer of Assurant Specialty Property in August 2007 and President of Assurant Specialty Property and Executive Vice President of Assurant, Inc. in July 2007.
Jay E. Rosenblum, Executive Vice President and Chief Legal Officer. Mr. Rosenblum was appointed Executive Vice President and Chief Legal Officer effective July 2020. Before assuming his current position, Mr. Rosenblum served as Co-Interim General Counsel since February 2020. Mr. Rosenblum joined Assurant in June 2019 as Senior Vice President, Government Relations and Regulatory Affairs. Prior to joining Assurant, Mr. Rosenblum served as Chief Human Resources Officer at Guardian Life Insurance Company of America after being promoted from his role as Senior Vice President of Government Affairs.
Tammy L. Schultz, Executive Vice President and President, Global Preneed. Ms. Schultz was appointed Executive Vice President and President, Global Preneed effective July 2016. Ms. Schultz has served as President of the Preneed business since 2012. Prior to that, she served as Vice President, Chief Operations Officer and Client Relationships for the Preneed business.
The Management Committee of Assurant (the “Management Committee”) consists of the Company’s President and Chief Executive Officer, certain Company Executive Vice Presidents and Presidents of the Company’s lines of business.

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Corporate Governance
Overview
The following section provides an overview of Assurant’s corporate governance practices. The Company’s commitment to strong corporate governance that supports the long-term value of the Company is evidenced by the framework the Company currently has in place.
Board of Directors
•Board and Committee Independence and Independent Board Chair. All of our directors are independent, except our CEO, and the Chair of the Board is independent. The members of each of the Board’s committees are also independent.
•Annual Election of Directors, Majority Voting in Director Elections and No Supermajority Voting Provisions. Directors are elected annually. In uncontested elections, directors must be elected by a majority of votes cast. A director is required to tender his or her resignation if he or she fails to receive the required number of votes for election and the Board will then determine whether to accept or reject the resignation. No supermajority voting provisions are required for stockholders to amend the charter or by-laws.
•Annual Board and Committee Self-Evaluations. The Board, in coordination with the Nominating Committee, conducts a self-evaluation of the Board as a whole and each of its committees at least annually. Each committee also conducts a self-evaluation. This process helps inform the annual director nomination process and Board refreshment.
•Annual Board Evaluation of CEO. The Chair of the Board leads the evaluation process of the CEO’s performance with the independent directors, including the Nominating Committee and the Compensation Committee.
•Limits on Public Company Board and Audit Committee Service. Directors who are also serving as a chief executive officer, including the Company’s CEO, may not serve on more than two public company boards (including the Company’s Board). No member of the Audit Committee may simultaneously serve on the audit committee of more than three public companies (including the Company’s Audit Committee), unless the Board determines that such service would not impair the effectiveness of their service on the Company’s Audit Committee. A director must seek approval of the Nominating Committee in advance of serving on the board of another entity.
•Regular Executive Sessions of Independent Directors. The independent directors hold regular executive sessions, generally at each regularly scheduled meeting of the Board and each committee, at which management, including the CEO, is not present.
Stockholder Rights and Engagement
•Proxy Access. A stockholder, or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years, has the right to nominate and include in the Company’s proxy materials director nominees constituting the greater of two or 20% of the total number of directors, if the stockholder(s) and nominee(s) meet the requirements in the Company’s by-laws.
•Stockholder Engagement. As a part of our ongoing stockholder engagement, we continue to reach out and engage with our institutional stockholder base. In 2020, we spoke with

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holders of over 40% of our outstanding common shares across the broad spectrum of matters facing the Company, including our response to the COVID-19 pandemic, our evolving strategy, Board composition and diversity, executive compensation and ESG practices. We highlighted our continued commitment to diversity, equity and inclusion as well as our evolving initiatives related to human capital management. We look forward to continuing this important dialogue with our investors in 2021.

•No Stockholder Rights Plan. The Company does not have a stockholder rights agreement, also known as a poison pill.

Corporate Governance Guidelines and Code of Ethics
Corporate Governance Guidelines
The Company and the Board formalize many of our governance practices in our Corporate Governance Guidelines. The Nominating Committee reviews our Corporate Governance Guidelines periodically to ensure they reflect current corporate governance standards and the Company’s practices. The Corporate Governance Guidelines can be found under the “Corporate Governance” subsection of the “Investor Relations” section of our website at http://ir.assurant.com, or by writing to our Secretary at Assurant, Inc., 28 Liberty Street, 41st Floor, New York, New York 10005.15

Code of Ethics
The Assurant Code of Business Conduct and Ethics (the “Code of Ethics”) is applicable to all of our employees, officers and directors, including the principal executive officer, the principal financial officer and the principal accounting officer. The Code of Ethics can be found under the “Corporate Governance” subsection of the “Investor Relations” section of our website at http://ir.assurant.com, or by writing to our Secretary at Assurant, Inc., 28 Liberty Street, 41st Floor, New York, New York 10005. We intend to post any amendments to or waivers from the Code of Ethics that are required to be disclosed under SEC rules at this location on our website.
Board and Committee Composition, Leadership and Refreshment
The Board currently consists of 12 members: Mses. Rosen (Non-Executive Chair), Edelman and Perry and Messrs. Alves, Carter, Cento, Colberg, Jackson, Montupet, Redzic, Reilly and Stein. Messrs. Alves and Redzic were appointed to our Board of Directors in 2019. Mr. Carter was appointed to our Board of Directors in 2020.
In line with corporate governance best practices and the interests of stockholders, our Board has been chaired by an independent director since Assurant became a publicly traded company in 2004. The Board generally believes that the Chair should be an independent director and that this currently is the best leadership structure for the Company.
Our Board has a standing Audit Committee, Compensation Committee, Finance and Risk Committee, Information Technology Committee and Nominating and Corporate Governance Committee. Each of the Board committees is chaired by an independent director and Mr. Colberg does not serve on any Board committees.
15 For the most up-to-date information regarding the Company’s address, please refer to the Company’s Investor Relations website.

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Board of Directors Committee Composition

Name	Audit	Compensation	Finance and Risk	Information Technology	Nominating and Corporate Governance
Elaine D. Rosen
Paget L. Alves
J. Braxton Carter
Juan N. Cento
Harriet Edelman
Lawrence V. Jackson
Jean-Paul L. Montupet
Debra J. Perry
Ogi Redzic
Paul J. Reilly
Robert W. Stein

Non-Executive Chair of the Board. Denotes Committee Chair. Denotes Vice Chair. The Vice Chair of the Audit Committee supports the Audit Committee Chair in leadership and oversight activities.

.
Board Refreshment, Director Tenure and Retirement Policy
The Board is committed to effective refreshment that is reflective of the evolution of the Company’s strategy. In 2019, the Board added directors with mobile and auto industry experience and consumer, data and digital expertise, which supports the Company’s strategy. In 2020, the Board added a director with deep mobile experience, a critical growth area of the Company’s business, and financial expertise.
The Company does not set specific term limits on director service and believes that a mix of director tenures on the Board can strengthen Board effectiveness and dynamics. Longer tenured directors possess experience and organizational knowledge while newer directors bring fresh insight and perspective. Our current Board reflects this perspective. Of our 12 director nominees, five directors have five or fewer years of service; two directors have between six and eight years of service; and five directors have nine or more years of service. The average director tenure for our director nominees is approximately seven years.
No person may serve as a director of the Company if they would be 75 or older on the date of election or re-election.

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Director Nomination, Qualifications and Succession Planning
Director Recruitment, Nomination and Succession Planning
The Nominating Committee establishes criteria for the selection and nomination of directors to serve on the Board and identifies and recommends individuals to serve on the Board. In connection with director recruitment, the Committee has authority to retain and to terminate any search firm to be used to assist it in identifying candidates to serve as directors of the Company.

The Nominating Committee reviews and makes recommendations regarding the composition and size of the Board in order to ensure the Board has the requisite expertise and that its membership consists of persons with sufficiently diverse and independent backgrounds. As part of the nomination process for director candidates, the Nominating Committee considers the criteria described under “Director Qualifications” below and the skills and experience shown in the matrix on page 20.

The Nominating Committee also oversees the process for director succession. In its review of Board composition, the Nominating Committee considers succession planning in light of the skills and experiences needed and upcoming retirements or other potential departures.
Director Qualifications
In identifying candidates for membership on the Board, the Nominating Committee looks to the criteria set forth in the Company’s Corporate Governance Guidelines and takes into account all factors it considers appropriate, which may include race, gender and ethnicity, meaningful experience, independence, leadership, integrity, accountability, informed judgment, financial literacy, mature confidence, interpersonal skills and high performance standards, and the extent to which the candidate would fill a present need on the Board.
The Nominating Committee actively considers diversity in recruitment and nomination of the Company’s directors and makes recommendations to the Board regarding diversity among director candidates. The Board believes diversity is important because having a variety of points of view improves the quality of dialogue, contributes to a more effective decision-making process and enhances the overall culture in the boardroom. The Nominating Committee strives to achieve diversity in the broadest sense, including candidates diverse in race, gender, ethnicity and experiences. Although the Nominating Committee does not establish specific diversity goals or have a standalone diversity policy, it fully appreciates the value of Board diversity and seeks diverse Board candidate slates. The Nominating Committee is committed to including women and minority candidates in the pool of qualified candidates from which Board nominees are chosen and will continue to review its processes and procedures to ensure that diverse candidates are included.

Stockholder Recommendations for Director Candidates
The Nominating Committee considers candidates recommended by our stockholders for nomination for election to the Board. The Nominating Committee applies the same director qualifications criteria described above for a candidate recommended by a stockholder. A stockholder who wishes to recommend a candidate for nomination to the Board must submit such recommendation in writing to the Secretary at Assurant, Inc., 28 Liberty Street, 41st Floor, New York, New York 10005.

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Director Independence
In compliance with the listing standards applicable to Assurant under the NYSE Listed Company Manual, the Board has adopted categorical standards to assist in evaluating the independence of the Company’s directors. They are included in our Corporate Governance Guidelines available under the “Corporate Governance” subsection of the “Investor Relations” section of our website at http://ir.assurant.com.
Applying the director independence standards, the Nominating Committee and the Board have affirmatively determined that Mses. Rosen, Edelman and Perry and Messrs. Alves, Carter, Cento, Jackson, Montupet, Redzic, Reilly and Stein are independent of the Company and its management. In addition, they determined that each member of the Audit Committee and the Compensation Committee is independent of the Company and its management under the applicable criteria for those committees.
In conducting its annual director independence determination, the Board considered transactions or relationships that the Company engaged or engages in with companies for which our independent directors serve as officers or directors, or with which these directors have certain other relationships, and determined that there were no such transactions that were material to the Company or in which any such director had a material interest. Specifically, the Board considered the following ordinary course business transactions and relationships:
•The Company owns immaterial amounts of bonds of companies with which Messrs. Alves, Carter, Cento, Montupet, and Redzic are affiliated as officers or directors.

•Mses. Edelman, Rosen and Perry and Messrs. Alves, Carter, Cento, Jackson, Montupet, Redzic and Stein serve, or within the past three years, have served as officers, directors or affiliates of companies with which the Company engaged in ordinary course, arms-length business transactions that were immaterial to the Company and in which such directors had no material direct or indirect interest.

•Matching contributions and grants have been made to non-profit and charitable institutions with which Ms. Rosen and Messrs. Cento, Jackson and Stein are affiliated. Matching gifts were made in accordance with the provisions and limitations of the matching gift policies described on page 92.

 Board and Committee Evaluations
The Nominating Committee oversees the evaluation of the Board and its committees, at least annually. The annual Board and committee self-assessment informs the annual director nomination process. The Nominating Committee periodically uses a third-party to facilitate the self-assessment, including in 2020. The Board and each committee discuss the outcome of its own self-assessment during executive sessions. Periodically, individual director performance is assessed by a process conducted by the Board Chair and the Chair of the Nominating Committee, and at times facilitated by a third-party. The Chair of the Nominating Committee solicits and addresses feedback regarding the performance of the Board Chair.

Director Orientation and Continuing Education
The Nominating Committee develops and oversees (with the assistance of the Chair of the Board and the Secretary) an orientation program for all newly elected directors and a continuing education program for all directors in order to ensure that the directors are fully informed as to their responsibilities and the means at their disposal to fulfill their responsibilities effectively.

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Management Succession Planning
The Board and the Nominating Committee annually review CEO succession plan and succession plans for senior executives, which includes emergency successors for the CEO and senior management. Directors engage with senior management at Board and committee meetings and in less formal settings to allow directors to assess potential candidates for CEO and senior management roles.

Board Role in Risk Oversight
The Board, directly and through its committees as described below and in their charters, oversees the Company’s risk management policies and practices and regularly discusses risk-related issues. The Board reviews management’s assessment of the Company’s key enterprise risks annually and management’s strategy with respect to each risk. The Nominating Committee reviews Board and committee oversight of the key risks. The Board and its committees receive updates from management on specific risks throughout the year, including cybersecurity.

The Audit Committee reviews the Company’s policies with respect to risk assessment and risk management and coordinates with the Finance and Risk Committee with respect to Board oversight of risk management and enterprise risk management activities. The Audit Committee also focuses on risks relating to financial statements, internal control over financial reporting, and compliance with legal and regulatory requirements. The Finance and Risk Committee receives regular risk management updates and also focuses on risks relating to investments, capital management and catastrophe reinsurance. The Compensation Committee focuses on risks relating to executive retention and compensation plan design, and the Nominating Committee focuses on risks relating to director and management succession and environmental, social and governance (“ESG”) issues, including diversity, equity and inclusion. The Information Technology Committee, which was formed in May 2020, is responsible for oversight of risk management with respect to information technology, including oversight of cybersecurity policies, controls and procedures. The Information Technology Committee receives quarterly updates from management, including the Chief Information Security Officer, on internal and external cybersecurity risks.

Board and Committee Attendance and Executive Sessions
Each Board member is expected to dedicate to the Company sufficient time, energy and attention to ensure the diligent performance of the director’s duties. Our Corporate Governance Guidelines provide that, except in exigent circumstances, each member of the Board is expected to attend Board and committee meetings and our Annual Meeting of Stockholders. All directors attended at least 75% of the combined total meetings of the full Board and the committees on which he or she served in 2020. All directors then serving on the Board attended the 2020 Annual Meeting of Stockholders.
In 2020, the Board and its committees met as described in the table below. Directors met in executive sessions at all six Board meetings, including sessions with our CEO, who is a director, and sessions consisting exclusively of independent directors. Each committee also holds regular executive sessions without any members of management present, generally at each meeting.

As the independent Chair of the Board, Ms. Rosen is the presiding director and chairs the executive sessions of the Board.

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	Board	Audit	Compensation	Finance and Risk	Information Technology*	Nominating and Corporate Governance
Number of Meetings in 2020	6	12	8	5	2	5

*The Information Technology Committee was formed in May 2020.

Nominating and Corporate Governance Committee
The Nominating Committee’s purpose includes advising and assisting the Board in its oversight of:
•identifying individuals qualified to become directors and recommending to the Board the candidates for directorships to be filled by the Board or by the stockholders;
•developing and recommending to the Board a set of corporate governance guidelines;
•evaluating annually the performance of each committee of the Board;
•developing director responsibilities, orientation, and continuing education programs;
•overseeing the evaluation of the Board and the CEO and providing input on senior management; and
•overseeing the senior management succession planning process.
The Nominating Committee also oversees ESG, including diversity, equity and inclusion, and coordinates with other committees of the Board, such as the Compensation Committee, regarding matters within their purview. The Board has determined that all members of the Nominating Committee are independent. The Charter of the Nominating Committee can be found under the “Corporate Governance” subsection of the “Investor Relations” section of our website at http://ir.assurant.com.

Audit Committee
The Audit Committee’s purpose includes advising and assisting the Board in its oversight of:
•our quarterly and annual financial statements;
•our compliance with legal and regulatory requirements;
•our independent registered public accounting firm’s qualifications and independence; and
•the design and operating effectiveness of the Company’s internal control over financial reporting and of the Company’s independent registered public accounting firm.
The Board has determined that all members of the Audit Committee are independent. The Charter of the Audit Committee can be found under the “Corporate Governance” subsection of the “Investor Relations” section of our website at http://ir.assurant.com.

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Audit Committee Financial Experts
The Board has determined that all members of the Audit Committee are financially literate as that qualification has been interpreted by the Board in its business judgment and that Messrs. Stein, Carter and Reilly are “audit committee financial experts.”

Compensation Committee
The Compensation Committee’s purpose includes advising and assisting the Board in fulfilling its responsibility with respect to the oversight of the Company’s compensation programs and compensation of the Company’s executives. The Board has determined that all members of the Compensation Committee are independent. Each member of the Compensation Committee is a “non-employee director” under Section 16 of the Exchange Act. The Charter of the Compensation Committee can be found under the “Corporate Governance” subsection of the “Investor Relations” section of our website at http://ir.assurant.com.

Role of Independent Compensation Consultant
The Compensation Committee has engaged Semler Brossy since 2015 as its independent compensation consultant to provide analysis and advice on such items as pay competitiveness, incentive plan design, performance measurement, design and use of equity compensation and other relevant market practices and trends with respect to executive and director compensation. For more information on the role of the independent compensation consultant in compensation recommendations and decisions, please see “CD&A — Input from Independent Compensation Consultant” on page 62.
The Compensation Committee conducts an annual independence review of Semler Brossy, considering certain factors, including, among other things: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee; (5) any Company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. As a result of this review, the Compensation Committee concluded that no conflict of interest exists with respect to the services provided by Semler Brossy.

Role of Management
In addition to receiving input from its independent compensation consultant Semler Brossy, the Compensation Committee also receives recommendations from the CEO on the compensation of each executive officer other than himself. For more information on the role of management in compensation recommendations and decisions, please see “CD&A — Input from Management” on page 61.

Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee is now, or was during 2020 or any time prior thereto, an officer or employee of the Company. No member of the Compensation Committee had any relationship with the Company or any of its subsidiaries during 2020 pursuant to which disclosure would be required under applicable rules of the SEC pertaining to the disclosure of transactions with related persons. None of the executive officers of the Company currently serves or has served

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in the past on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on the Company’s Board or Compensation Committee.

Finance and Risk Committee
The Finance and Risk Committee’s purpose is reviewing the strategies and policies of the Company for achieving finance and investment objectives and activities, and reviewing outcomes, as well as acting as the focus committee of the Board for oversight of the Company’s enterprise risk management activities, in conjunction with the Audit Committee. The Board has determined that all members of the Finance and Risk Committee are independent. The Charter of the Finance and Risk Committee can be found under the “Corporate Governance” subsection of the “Investor Relations” section of our website at http://ir.assurant.com.
Information Technology Committee
The Information Technology Committee was formed in May 2020, and its purpose includes advising and assisting the Board in its oversight of the Company’s information technology strategy, operations and investments in support of the Company’s overall business and operating strategy, and information technology risk management, including cybersecurity. The Board has determined that all members of the Information Technology Committee are independent. The Charter of the Information Technology Committee can be found under the “Corporate Governance” subsection of the “Investor Relations” section of our website at http://ir.assurant.com.
Communicating with the Independent Chair, the Board of Directors and the Audit Committee
To contact the Chair and the other non-management members of the Board, interested persons may write to the Chair of the Board of Directors, c/o Secretary, Assurant, Inc., 28 Liberty Street, 41st Floor, New York, New York 1000516or submit questions or concerns by email to boardchair@assurant.com. Relevant communications will be distributed to the Board, or to individual director or directors, as appropriate, depending on the facts and circumstances.

Certain items that are unrelated to the duties and responsibilities of the Board will be excluded, such as:

•business solicitations;
•junk mail, mass mailings and spam;
•new product and new services suggestions;
•resumes and other employment inquiries; and
•surveys.

In addition, material that is unduly hostile, threatening or illegal will be excluded. If any such material also raises issues of potential legitimate concern to the Board (including matters of corporate governance, alleged fraud or irregularities, or alleged control deficiencies), they will be brought to the Board’s attention without the offensive material.
To contact the Audit Committee with a complaint regarding accounting, internal accounting controls or auditing matters with respect to the Company, interested persons may write to the
16 For the most up-to-date information regarding the Company’s address, please refer to the Company’s Investor Relations website.

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Chief Ethics & Compliance Officer, c/o Secretary, Assurant, Inc., 28 Liberty Street, 41st Floor, New York, New York 10005. Relevant communications will be distributed to the Chair of the Audit Committee of the Board of Directors.

Social Responsibility
Assurant is a purpose-driven company committed to making meaningful progress each year to integrate our social responsibility efforts with our long-term strategy and global business operations. Our Board, Management Committee and employees understand the importance of social responsibility to deliver greater value as we operate our business each day and support Assurant’s long-term strategy.
The Nominating Committee oversees ESG matters for Assurant and, together with the Compensation Committee, oversees our human capital management programs. The Board directly oversees ESG matters relating to strategy. Our CEO, together with our Chief Administrative Officer and the Senior Vice President, Investor Relations and Sustainability, set the strategic direction in collaboration with the Management Committee as well as other leaders and subject matter experts.

Assurant previously conducted a materiality assessment to strategically guide our social responsibility management and reporting. Results of that assessment are regularly reviewed to ensure relevance as our company’s strategy and business continues to evolve. Assurant’s materiality assessment used the Global Reporting Initiative (GRI) steps of Identification, Prioritization and Validation to define the most significant ESG topics based on impacts, risks and opportunities. We are working towards the sector-specific reporting guidance such as the Sustainability Accounting Standards Board (SASB) and considering the Principles for Responsible Investment (PRI) as part of our ESG oversight process, which are reflected in our social responsibility strategic framework.

Our social responsibility strategic framework centers on four pillars against which we track our progress on significant ESG topics core to our business, as discussed below. Each of these pillars is dynamic with multiple dimensions that we align to our long-term business strategy.
Responsible Employer
We are a responsible employer with a culture that fosters a diverse, equitable and inclusive workforce reflecting the customers and global markets we serve. We promote a strong culture and engage employees through our practices and policies, total rewards and learning and development programs that we believe lead to greater innovation and business outperformance. In 2020, we further evolved our commitment as a responsible employer by strengthening our diversity, equity and inclusion (DE&I) initiatives, as well as talent management programs.

Key examples include:
•Strengthened our DE&I leadership accountability by establishing an Executive Inclusion Council, chaired by our CEO.
•Reaffirmed our pledge to equitable pay as we work with a third-party to assess pay equity.
•Enhanced our family-oriented benefits.
•Created virtual forums for employees to have candid discussions on social justice as well as share their racial and ethnic heritage and personal experiences to build greater awareness, understanding and champion inclusivity.
•Implemented an expanded employee listening program to gain deeper insights and employee sentiment more frequently.

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During the COVID-19 pandemic, we continued to support our 14,100 employees physically, emotionally, and financially. Specifically, during 2020, Assurant:
•Activated business continuity plans globally to ensure both remote and on-site, essential employees could safely and efficiently provide uninterrupted service to our customers.
•Adopted strict social distancing guidelines, provided personal protective equipment provisions, and enhanced cleaning and sanitization in adherence to CDC and local guidelines within facilities that remained open to perform essential, onsite services for our customers.
•Provided relief payments to essential workers as well as employees working from home below the Vice President level.
•Expanded our Employee Assistance Program worldwide and provided additional time off.
•Through a special COVID-19 Emergency Relief fund, the Assurant Cares Employee Support Fund distributed over $1.0 million to employees and their families experiencing financial hardships.

Community Impact
We actively engage to strengthen the communities where we live and work worldwide, while operating our business with a meaningful environmental commitment. In 2020, we advanced our pledge to make a positive impact on society and promote a more sustainable environment.

Key examples include:

•Continued our “Go Green” efforts to promote sustainability and create employee awareness and engagement, including a 50% reduction of paper usage with the increasing adoption of digital processes.
•Tracked Greenhouse Gas Scope 1 and Scope 2 emissions largely from sites based in the U.S. and Europe with plans to expand over time.
•Invested in energy-efficient lighting, building controls and HVAC systems.
•Participated in the annual Carbon Disclosure Project climate survey and received a “B” score.
•Established Task Force on Climate-related Financial Disclosures (TCFD) Index disclosures to highlight our commitment to providing transparency on our climate change risk management, governance and performance.
•Strengthened supplier diversity and inclusion program launching a new registration portal for prospective diverse-owned suppliers.
•Donated $4.6 million through the Assurant Foundation focused on “Protecting, Connecting, Inspiring” to ensure people have access to safe places to live, strengthen communities particularly when disasters strike and encourage diverse talent and innovative leaders for the future.
•Transitioned asset management portfolio to firms that are signatories of the PRI.

Integrity and Ethics
We adhere to unwavering standards of integrity, ethics, governance and information security. In 2020, we continued our commitment to strong corporate governance and the highest standards of integrity, ethics and information security.

Key examples include:

•Assurant’s Board of Directors is comprised of a cross-section of global leadership experience with 50% of the members diverse in gender, race or ethnicity.
•Newly hired Assurant employees completed annual comprehensive ethics training with a substantial majority also completing annual privacy training by year-end 2020.
•Our updated Human Rights policy reinforces Assurant’s global commitment to value and respect of human rights and adheres to the International Labour Organization (ILO) conventions, as well as the laws of the countries where we operate.

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•Assurant’s information security program adheres to guidance from the International Organization of Standards (ISO) 27001 and is certified accordingly in the United Kingdom in line with local regulatory requirements.

Customer Commitment
We deliver differentiated experiences by being customer-centric and anticipating the needs of the people we serve. In 2020, we reinforced our commitment to our customers, including ensuring products and services provide significant value, in many cases, beyond traditional insurance and investing in strengthening our capabilities as we look to continuously improve the customer experience.

Key examples include:

•Overall, as well as for our lines of businesses targeted for growth, our Net Promoter Scores (NPS) improved year-over-year, a trend we anticipate will continue in 2021 and beyond.
•Rolled out multiple new platforms in support of our clients and customers to make it easier to do business through a digital-first approach that delivers exceptional experiences.
•During 2020, Assurant completed the acquisition of five companies, focused on strengthening our mobile trade-in and customer service capabilities globally in our Connected Living and Global Automotive businesses to add scale, talent and advance our capabilities.
•Ratings through recognized third-party review platforms such as Consumer Affairs, Trustpilot and Google increased year-over-year, a trend we are focused on further improving in 2021 and beyond.
•Through Assurant Growth Investing (AGI) we continued to invest in venture and growth stage technology companies that are complementary or disruptive to our core businesses.

In 2020, as part of our longer-term strategic planning process with the Board, we prioritized three, multi-year ESG areas of focus – talent, products and climate – as we strive to:

•Foster a diverse, equitable and inclusive culture to drive innovation for the benefit of all stakeholders;
•Help customers thrive in a connected world; and
•Operate to minimize our carbon footprint and enhance sustainability.

Our multi-year goals and related actions in each of these ESG focus areas, as well as additional information on our social responsibility efforts, can be found in the Company’s 2021 Social Responsibility Report, which is available at https://ir.assurant.com/our-story/corporate-responsibility/default.aspx.
Political Expenditures Policy

We have a policy governing our political expenditures, which has been updated to reflect our robust process in ensuring that our political activities are conducted in full compliance with applicable law and align with our corporate purpose and values. Among other things, the policy states that we will not make direct independent expenditures, as defined in the policy, and the Nominating and Corporate Governance Committee of the Board of Directors exercises oversight over our political activities, including our public policy priorities, engagement with officials and other stakeholders, and compliance with laws and regulations. The updated Policy Regarding Political Expenditures is available under the “Corporate Governance” subsection of the “Investor Relations” section of our website at http://ir.assurant.com.

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Compensation Discussion and Analysis
I. Executive Summary

Introduction
This Compensation Discussion and Analysis (“CD&A”) provides a detailed review of the compensation principles and strategic objectives governing the compensation of the following individuals, who were our named executive officers for 2020:

Name	Title
Alan B. Colberg	President and Chief Executive Officer
Richard S. Dziadzio	Executive Vice President and Chief Financial Officer
Gene E. Mergelmeyer	Executive Vice President and Chief Operating Officer
Keith W. Demmings	Executive Vice President and President, Global Lifestyle
Francesca L. Luthi	Executive Vice President and Chief Administrative Officer

Throughout this CD&A, we refer to these individuals as our named executive officers or “NEOs”, to Mr. Colberg as our “CEO” and to Mr. Dziadzio as our “CFO”.
Executive Compensation Programs Aligned with the Company’s Objectives
The Compensation Committee seeks alignment between the Company’s strategic and financial objectives and executive compensation programs. Our Company is focused on sustainable profitable growth driven by our Connected Living, Global Automotive and Multifamily Housing lines of businesses, as it looks to support the increasingly connected lifestyle of consumers, while deploying capital and talent strategically to drive stockholder value. The Compensation Committee selected metrics for the short-term and long-term incentive plans to support our strategy and profitable growth, including the Company’s stated financial objectives to grow NOI and NOI EPS, in each case excluding reportable catastrophe losses. Our strategy is designed to support long-term stockholder value.
Despite the unprecedented challenge of the COVID-19 pandemic, the Company had strong business results and continued to grow earnings. The Compensation Committee did not change our executive compensation programs or adjust any performance goals in 2020 on account of the pandemic. Throughout this period of uncertainty, we have acted swiftly and deliberately to safeguard our employees, including, for those employees who need to work in our offices or global facilities, maintaining safety and hygiene protocols. To support our employees, among other things, we implemented additional floating holidays, a one-time COVID-19 relief payment for eligible work-from-home employees and incentive bonuses for eligible on-site employees. For additional information regarding our response to the COVID-19 pandemic, please see “Summary Information — 2020 Highlights” beginning on page (v).
Highlights of our 2020 short-term and long-term incentive programs and the financial metrics 1 used in our programs include:
Annual Incentive Plan (“ESTIP”)
•60% consolidated NOI, excluding reportable catastrophes
•40% consolidated revenue

1 Certain measures are non-GAAP. A reconciliation of these non-GAAP measures to their most comparable GAAP measures can be found in Appendix A hereto.

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The Compensation Committee set ESTIP performance goals for 2020 based on NOI and revenue of the consolidated enterprise. These goals are designed to support the Company’s strategic and financial objectives, including continued profitable growth.
Based on the Company’s performance against the ESTIP performance goals, our NEOs received annual incentive payments in the amounts set forth in the chart on page 56. ESTIP metrics and NEO payouts are described in greater detail in “Annual Incentive Compensation” beginning on page 55.
Long-Term Equity Incentive Plan (“ALTEIP”)
•50% TSR relative to the S&P 500 Index
•50% absolute NOI EPS, excluding reportable catastrophes

In 2020, the Company continued to use metrics for the PSUs which are designed to support the Company’s ongoing strategic and financial objectives, including continued profitable growth. Our NEOs again received 75% of their long-term equity awards in the form of PSUs and 25% in the form of RSUs. Payouts under the PSUs will be determined over a three-year performance cycle based on the Company’s performance of the above pre-established metrics. Vesting of PSUs granted in 2020 will be determined after the end of 2022 and our NEOs will be eligible for payouts in 2023.

Our Executive Compensation Principles
Set forth below are our core executive compensation principles, along with key features of our executive compensation program that support these principles:

Executive compensation programs are designed to align the interests of our executives with those of our stockholders by tying compensation to the Company’s stock price and financial performance.
•Significant portions of executive compensation are tied to the Company’s stock price and financial performance and are variable.
For additional details on the percentage components of our NEOs’ fixed and variable compensation, see the discussion under “Mix of Target Total Direct Compensation Elements” on page 53.

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Executive compensation opportunities should be sufficiently competitive to motivate and retain talent while aligning their interests with those of our stockholders.
•When setting target total direct compensation opportunities (base salary, annual incentives and long-term equity incentives) for our NEOs, the Compensation Committee generally seeks to approximate median levels for comparable positions at companies included in a general industry survey. The Compensation Committee also considers the scope of an NEO’s role and his or her skills, experience and individual performance. For details, please see page 61.
•The Company selects performance metrics that seek to achieve the appropriate balance between annual and long-term incentives that are supportive of the Company’s strategic and financial goals.
•Stock-based compensation outweighs cash-based compensation to further align NEOs with long-term value creation.
•Each NEO’s annual incentive opportunity and PSUs are contingent on the Company’s performance. If the Company does not produce positive net income (as defined in the ESTIP), no annual incentive payment is earned. If the Company does not achieve threshold performance with respect to its ESTIP or PSU metrics, there is no payout under that plan.
•75% of the annual long-term equity incentive award granted to our NEOs in 2020 was delivered in the form of PSUs, with a three-year cumulative performance period, and 25% was delivered in the form of RSUs, with a three-year annual vesting schedule.

Our incentive-based programs should motivate our executives to deliver above-median results.

•We design performance goals under our annual executive incentive program so that above-target compensation will only be paid if the Company delivers above-target performance based on consolidated NOI excluding reportable catastrophes and consolidated revenue. The maximum payout under the Company’s annual incentive compensation plan is capped at 200% of each NEO’s target opportunity.
•Payouts for PSU awards granted in 2020 are based on performance results over a three-year cumulative performance period with respect to TSR relative to the S&P 500 Index and absolute NOI EPS excluding reportable catastrophes.
•We design performance goals under our long-term incentive plan such that payouts on the TSR metric reach above-target levels only if our performance exceeds the 50th percentile of the index.
•The maximum payout under the Company’s long-term incentive plan is also capped at 200% of each NEO’s target opportunity.

Our executive compensation programs are informed by strong governance practices that reinforce our pay for performance philosophy, support our culture of accountability and encourage prudent risk management.
•Under our executive compensation recoupment policy, the Compensation Committee, on behalf of the Company, may recover annual and long-term performance-based compensation from current and former executive officers in the event of a financial restatement as a result of material non-compliance with any financial reporting requirement under the securities laws that has resulted in an overpayment.
•Under our stock ownership guidelines, our executive officers and directors are required to hold a meaningful amount of Company stock throughout their service.

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•Under our insider trading policy, our executive officers and directors are prohibited from engaging in hedging and monetizing transactions with respect to Company securities, holding Company securities in a margin account or pledging Company securities as collateral for a loan.
•Change of control agreements with our NEOs are “double trigger” and do not provide for excise tax gross-ups.
•In 2020, the Compensation Committee, assisted by the Compensation Committee’s consultant and management, undertook an annual risk review of the Company’s variable pay plans, policies and practices with the objective of identifying business risks that could be exacerbated by the Company’s compensation plans. This annual review, which analyzed risks from both a “top down” and “bottom up” perspective, did not identify any risks that are reasonably likely to have a material adverse effect on the Company.
•We do not provide any significant perquisites to our NEOs.
•Assurant does not pay dividends on unvested PSUs.

2020 Say-on-Pay Vote
We have consistently received strong support for our compensation programs. We have received at least a 94% favorable advisory vote by stockholders to approve our executive compensation for each of the past six years, including at our 2020 annual meeting. Through ongoing stockholder engagement, we continued to reach out to our institutional stockholder base to engage with investors on our executive compensation program, the impact of COVID-19 and human capital management, among other things. For more information, please see “Stockholder Rights and Engagement” on page 36.

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II. Elements of Our Executive Compensation Program

Pay Elements
The following table sets forth the primary elements of the compensation programs that apply to our NEOs and the objective or purpose each element is designed to achieve:

Compensation Element	Objective/Purpose
Annual base salary
Provides fixed compensation that, in conjunction with our annual and long-term incentive programs, approximates the median level of target total direct compensation for comparable positions at companies in a general industry survey.

Attracts and retains talent with incentives that are consistent with our target total compensation mix.

Annual incentive program (ESTIP)
Motivates executives to achieve specific near-term enterprise goals designed to support the Company’s strategic and financial objectives.

Requires above-target performance to earn an above-target payout.

Long-term equity incentive program (ALTEIP)
Motivates executives to consider longer-term ramifications of their actions and appropriately balance long- and near-term objectives.

Reinforces a culture of accountability focused on long-term value creation and is a key retention element.

Requires above-median performance for an above-target payout on long-term performance-based equity awards.

Protects proprietary information and competitive advantages by including confidentiality, non-competition and non-solicitation provisions in award agreements.

Retirement, deferral and health and welfare programs	Provides a competitive program that addresses retirement needs of executives. Offers health and welfare programs available to all U.S. employees. Provides an executive long-term disability program.
Cash payments upon change of control
Provides separation pay upon certain terminations of employment in connection with the sale or other change of control of the Company. Executives are not contractually entitled to separation pay beyond these instances.

Enables executives to focus solely on maximizing value for stockholders in the context of a change of control transaction.

Form of agreement approved by Compensation Committee limits the amount of cash severance to two times the sum of annual base salary and target ESTIP award.

Severance Policy	Provides separation pay upon an involuntary termination of employment as part of a Company-wide policy available to all U.S. employees based on tenure at the Company with a minimum amount of separation pay depending on grade level.

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Mix of Target Total Direct Compensation Elements
The following charts show the relative percentages of the components of target total direct compensation that were established for our CEO and our other NEOs at the beginning of 2020.

Long Term Equity Incentive Annual Incentive Base Salary
Because our CEO is primarily responsible for achieving the strategic objectives of the Company, his variable compensation is a greater portion of his target total direct compensation than that of our other NEOs. 88% of his target total direct compensation opportunity is subject to Company performance.

Changes to Compensation Levels and Pay Mix in 2020
In January 2020, Semler Brossy Consulting Group (“Semler Brossy”), the Compensation Committee’s independent consultant, provided the Compensation Committee with an assessment of target total direct compensation (base salary, target annual incentive compensation and target long-term incentive compensation) for our NEOs relative to total compensation for similarly sized companies based on general industry survey data from Willis Towers Watson. The assessment concluded that our NEOs were generally within a competitive range relative to median levels of similarly situated executives. The Compensation Committee also considers the scope of an NEO’s role and his or her skills, experience and individual performance.

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The Compensation Committee made changes to certain elements of NEO compensation for 2020 as illustrated in the following chart and discussed below:

Name	Year	Base Salary[1]	Target Annual Incentive	Target Annual Long-Term Incentive	Target Total Direct Compensation
Alan B. Colberg	2020	1,200,000	160%	575%	10,020,000
	2019	1,010,000	160%	570%	8,383,000
Richard S. Dziadzio	2020	680,000	100%	275%	3,230,000
	2019	660,000	100%	275%	3,135,000
Gene E. Mergelmeyer	2020	734,500	125%	300%	3,856,125
	2019	713,000	125%	300%	3,743,250
Keith W. Demmings	2020	545,000	100%	225%	2,316,250
	2019	530,000	80%	200%	2,806,540[2]
Francesca L. Luthi	2020	525,000[3]	100%	175%	2,488,000[4]

1 The base salary amounts listed here represent each NEO’s base salary rate. Actual base salary paid in 2020 differs slightly from these amounts due to the payroll calendar. For more information, please see “Summary Compensation Table” on page 68 below.
2 Includes a special RSU award in the amount of $792,540.
3 Ms. Luthi’s base salary at the start of in 2020 was $475,000. Ms. Luthi’s base salary was increased to $525,000 in July 2020 in connection with her promotion to Chief Administrative Officer. The time weighted average of Ms. Luthi’s base salary rate in 2020 was $497,541 and was used to calculate her actual ESTIP payment.
4 Includes a special RSU award in the amount of $519,250. For more information, please see below.

In January 2020, the Compensation Committee decided to make certain changes to the compensation of the Company’s NEOs. Mr. Colberg’s base salary and target annual long-term incentive opportunity were increased in recognition of his strong contributions to the Company’s strategic and financial performance. Mr. Demmings base salary and target annual short- and long-term incentive opportunities were increased as a result of his achievement of professional milestones, as well as his role in the continued strong earnings performance of Global Lifestyle. Messrs. Dziadzio and Mergelmeyer’s base salaries were each increased by 3% in recognition of their respective individual performances related to the Company’s accomplishments. Ms. Luthi was not an NEO in 2019.

In July 2020, the Company created a new Chief Administrative Officer role and appointed Ms. Luthi to the position. The Chief Administrative Officer oversees all aspects of Assurant’s global human resources, global brand and marketing strategy and consumer insights, internal and external communications, corporate social responsibility, investor relations and administrative services. In her expanded role, Ms. Luthi is responsible for enhancing the company’s global brand and reputation among customers, employees and shareholders by building strategic capabilities to engage and develop employees, foster a more diverse and inclusive culture and sustain long-term profitable growth. In June 2020, the Compensation Committee approved a special award of 5,000 RSUs to Ms. Luthi with a grant date of July 15, 2020 in recognition of Ms. Luthi’s expanded role and responsibilities within the organization. The Compensation Committee determined that this award was appropriate in magnitude, as it accounts for an increase in Ms. Luthi’s target annual long-term incentive opportunity for the remainder of 2020. This award has a back loaded vesting schedule in comparison with our annual awards which vest ratably. Ms. Luthi’s award vests in 20% increments

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on the first and second anniversaries of the grant date, respectively, and 60% on the third anniversary of the grant date.

Annual Incentive Compensation
Each year the Compensation Committee reviews the annual incentive financial metrics. The Compensation Committee seeks to select metrics that align with the Company’s strategic and financial objectives. In 2020, the Compensation Committee continued to use financial metrics designed to focus management on driving continued profitable growth. The financial metrics selected for the ESTIP were 60% NOI, excluding reportable catastrophes, and 40% consolidated revenue. For all NEOs, the performance goals are set at the enterprise level and measured on a consolidated basis. The NOI performance goals exclude reportable catastrophes because they create volatility that is beyond management’s control and the Compensation Committee believes management should be focused on the underlying performance of the business. This is consistent with how the Company reports its results.
The aggregate payments to all ESTIP participants for any performance period cannot exceed 5% of the Company’s adjusted net income derived from the annual financial statements included in the Company’s periodic annual reports filed with the SEC. This aggregate maximum amount is allocated to all participants equally, except that the amount allocated to the CEO is twice the amount allocated to the other participants. The Compensation Committee has consistently exercised negative discretion to reduce participants’ awards based on achievement of the performance goals disclosed below. The maximum annual incentive payout is capped at 200% of each NEO’s target opportunity.
For 2021 annual incentive awards, the Compensation Committee expects that awards will be substantially similar to the 2020 annual incentive awards, except that the performance metrics will exclude the Company’s Global Preneed business and be adjusted to exclude the net effects of any material changes in tax laws or regulations during the performance year.

2020 Results
The following tables set forth the 2020 financial metrics and performance goals, along with the resulting multipliers applied to NEO annual incentive compensation:
2020 Annual Incentive Performance Goals and Results 1 2

Weighting	Financial Metric	—	0.5	0.9	1.0	1.1	1.5	2.0	2020 Results[3]	2020 Performance Multiplier
60%	Enterprise NOI (excluding reportable catastrophes)	$532	$570	$614	$633	$652	$696	$734	$664	1.13

40%	Enterprise Revenue	$7,991	$8,561	$9,037	$9,513	$9,988	$10,464	$11,035	$9,524

1Dollar amounts applicable to performance goals are in millions. The performance goals included in this table are disclosed only to assist investors and other readers in understanding the Company’s executive compensation. They are not intended to provide guidance on the Company’s future performance and should not be relied upon as predictive of the Company’s future performance or the future performance of any of our operating segments
2Certain measures are non-GAAP. A reconciliation of these non-GAAP measures to their most comparable GAAP measures can be found in Appendix A hereto.

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3Results in this column may differ from the Company’s reported results since expenses, revenues and other effects associated with acquisition and disposition activity during the performance year and changes in accounting that do not reflect changes in the underlying business are generally excluded when calculating results for purposes of the ESTIP.

The following table shows target annual incentive compensation, the multipliers applied for each NEO and the resulting annual incentive award payout for 2020:

NEO	2020 Target Annual Incentive[1]	2020 Multiplier	2020 Annual Incentive Payment
Alan B. Colberg	$1,920,000	1.13	$2,169,600
Richard S. Dziadzio	$680,000	1.13	$768,400
Gene E. Mergelmeyer	$918,125	1.13	$1,037,481
Keith W. Demmings	$545,000	1.13	$615,850
Francesca L. Luthi	$497,541[2]	1.13	$562,221

1The target annual incentive is calculated by multiplying an NEO’s base salary rate by his or her target annual ESTIP opportunity.
2Ms. Luthi’s target annual incentive represents a time weighted average of her base salary rates in 2020 multiplied by her target annual ESTIP opportunity.

Long-Term Equity Incentive Compensation
In March 2020, the Compensation Committee granted to the Company’s executive officers RSUs and PSUs, reflecting 25% and 75%, respectively, of each NEO’s annual target long-term incentive opportunity. The target long-term incentive opportunities as a percentage of base salary for each of our NEOs were as follows: 575% for the CEO, 275% for the CFO and between 220% and 300% for each of the other NEOs. The maximum payout opportunity for PSUs is capped at 200% of target.

PSUs
The Compensation Committee selected PSUs as an equity compensation vehicle to ensure that a significant portion of long-term equity compensation would be paid if the Company achieves specified performance goals over an extended period.
For the annual grant made in 2017, the Company achieved the threshold goal of positive adjusted earnings per share (defined as net operating income per share, excluding reportable catastrophe losses) required for a payout. This threshold goal was designed to comply with Section 162(m) of the Code. As a result, PSUs are considered earned at the maximum amount of 200% of an NEO’s target opportunity. When determining payout levels, the Compensation Committee may exercise negative discretion to reduce the payout levels below the maximum amount based on the relevant financial metrics, and did so in 2020 for the 2017 PSU grants. Tax reform legislation eliminated the exception under Code Section 162(m) for performance-based compensation effective for our 2018 tax year. Consequently, starting in 2018, awards are no longer granted with a threshold performance goal that triggers the initial funding of the awards. The Company anticipates that the PSU awards granted to certain individuals in 2017 are grandfathered from the tax reform changes. Additional details on Code Section 162(m) are provided on page 64 under “Tax and Accounting Implications”.

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For the 2017, 2019 and 2020 annual grants, performance is measured with respect to two equally weighted metrics measured over a three-year performance period: (i) absolute NOI EPS (excluding reportable catastrophes) and (ii) TSR relative to the S&P 500 Index.
For the 2018 annual grants, the Company made a one-time change in order to align with the Company’s strategic and financial objectives in connection with the TWG acquisition. Performance for the 2018 annual grants is measured with respect to two metrics over a 30-month performance period: (i) TSR relative to the S&P 500 Index (weighted at 60%) and (ii) the realization of net pre-tax synergies in connection with the acquisition of TWG (weighted at 40%), subject to the satisfaction of a threshold NOI EPS goal (excluding reportable catastrophes) in 2020.
For the annual grants to be made in 2021, the Compensation Committee expects to grant PSUs that will be substantially similar to the 2020 annual grants, except that the absolute NOI EPS (excluding reportable catastrophes) metric will be adjusted to exclude (i) the expected contributions to the performance goals associated with the Company’s Global Preneed business, in the event the Company sells or otherwise disposes of or discontinues the Global Preneed business during the performance period, and (ii) the net effects of material changes in tax laws or regulations during the performance period.

Unless a PSU recipient is retirement eligible, he or she will only receive a payout if he or she remains employed by the Company until the performance determination date following the end of the performance period.
The changes made by the Compensation Committee to the metrics, index and payout requirements for recent ALTEIP awards are described below.

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Performance-Based Long-Term Equity Plan Design Attributes

Metrics and Weighting	For 2017, 2019 and 2020 grants: Relative TSR[1] - 50% Absolute NOI EPS[2] - 50% . For 2018 grants: Relative TSR - 60%[1] Net pre-tax synergies - 40%
Rationale:

The Compensation Committee believes that these metrics align with the Company’s strategic and financial objectives, including to deliver continued profitable growth, after the one-time introduction of net synergies as a metric in 2018 to support the successful integration of the TWG acquisition and the achievement of synergies relating to the acquisition.

Performance Measured Against an Industry Index	TSR measured against S&P 500 Index
Rationale:

The Compensation Committee believes the S&P 500 Index:

•     reflects an appropriate group benchmark following the Company’s exit from more traditional lines of insurance in 2016;

•     represents a well-known and objective benchmark by which the Company’s performance can be measured; and

•     provides a robust sample of companies across different industries.

Payout Considerations
For the relative metric (TSR):

Payout above target if above-median performance is achieved

Payouts capped at 200% of target if the percentile is at or above the 90th percentile

Minimum threshold for payout is the 25th percentile

Payouts for performance between the percentile levels are determined on a straight-line basis using linear interpolation

For the absolute metric(s):

Threshold for payout set at pre-determined performance level

Payouts capped at 200% of target

Payouts for performance levels between the threshold and maximum levels are determined on a straight-line basis using linear interpolation

Rationale: . The Compensation Committee believes the payout opportunity: • supports the Company’s pay for performance philosophy; and • ensures focus on driving stockholder returns over the long term.

1Percentage change on Company stock price plus dividend yield percentage.
2Cumulative three-year NOI EPS excluding reportable catastrophes.

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2017-2019 Performance Cycle
In 2020, the Compensation Committee approved equity payments for PSUs granted in 2017 based on the financial metrics described on the previous page. The Company’s cumulative percentile ranking relative to companies in the S&P 500 Index with regard to TSR over the 2017-2019 performance cycle was in the 59th percentile, which represents a payout at 117% of target. The Company’s cumulative NOI EPS (excluding reportable catastrophes) for the 2017-2019 performance cycle was $25.32, which represents a payout at 122% of target. As a result, each NEO received shares of common stock equal to 120% of their target number of PSUs granted in 2017, which represents the average target payouts for TSR and NOI EPS. The threshold, target and maximum performance levels for the 2017-2019 performance cycle are reflected in the charts below.
Performance-Based Long-Term Equity Plan Design — TSR Metric

Performance-Based Long-Term Equity Plan Design — NOI EPS Metric

NOI EPS 2017-2019 Performance Period
Performance Level	Cumulative NOI EPS (ex-CAT)	Percentage of PSUs that Vest
Maximum	$27.55	200%
Target	$24.69	100%
Threshold	$21.84	50%
Below Threshold	$21.83 or less	0%

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RSUs
RSUs typically vest in equal annual installments over a three-year vesting period and are granted in March of each year.
In addition, the Compensation Committee may grant special awards to attract and retain, as applicable, executives critical to the success of the Company’s business strategy over the long term and who demonstrate exceptional performance or to recognize a mid-year promotion. These awards typically consist of RSUs subject to vesting periods that are structured to support retention across longer periods than annual grants. On July 15, 2020, the Compensation Committee granted a special award of RSUs to Ms. Luthi to recognize her expanded role and responsibilities within the organization in connection with her appointment to Chief Administrative Officer. For more information, please see the discussion under “Changes to Compensation Levels and Pay Mix in 2020” on page 53 above.
Additional information regarding the PSUs and RSUs awarded under the ALTEIP is provided under the “Additional Information Regarding the Summary Compensation Table and Grants of Plan-Based Awards Table — Long-Term Equity Incentive Awards” on page 71. For additional information on PSUs and RSUs granted to our NEOs in 2020, please see columns (g) and (i), respectively, of the “Grants of Plan-Based Awards” table on page 70.

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III. The Compensation Committee’s Decision-Making Process
The Compensation Committee oversees our executive compensation program and advises the full Board on general aspects of Assurant’s compensation and benefit policies. The Compensation Committee is composed entirely of independent directors, as determined in accordance with its charter, our Corporate Governance Guidelines and applicable New York Stock Exchange (“NYSE”) rules. The Compensation Committee’s charter and our Corporate Governance Guidelines are available under the “Corporate Governance” subsection of the “Investor Relations” section of our website at http://ir.assurant.com.

Annual Compensation Review
The following chart outlines the Compensation Committee’s annual process in setting NEO compensation:

Step 1	Step 2	Step 3
Committee reviews pay for performance analysis prepared by independent compensation consultant.	Committee reviews target direct compensation at companies in general industry surveys and select secondary references.	Committee establishes total direct compensation opportunities for NEOs.
Committee considers input from the CEO on compensation of other NEOs.	(Availability of compensation data typically lags behind annual schedule used to set executive pay.)	(The Committee also reviews the allocations among each component of total direct compensation.)

For 2020, the Compensation Committee evaluated the recommendations of the CEO for the compensation of the other NEOs together with information and analysis provided by Semler Brossy, using data from a general industry survey from Willis Towers Watson, supplemented by several secondary references, including the Willis Towers Watson financial services survey and data from similar-sized companies in the insurance industry. The Compensation Committee exercises its discretion in evaluating, modifying, approving or rejecting the CEO’s recommendations and makes all final decisions with regard to base salary, short-term incentives and long-term incentives for all executive officers, including the NEOs. The Compensation Committee also regularly meets in executive sessions without members of management present to discuss recommendations and make decisions with respect to compensation of the Company’s executive officers.

Input from Management
Our CEO is not involved in the Compensation Committee’s determination of his compensation. Generally, the CEO completes a self-assessment of his own performance against prescribed criteria and each independent director separately assesses the CEO’s performance using the same criteria. The Nominating and Corporate Governance Committee periodically uses an external resource to facilitate the assessment, including in 2020.
The CEO annually reviews the performance and compensation of each of our executive officers relative to a general industry survey in consultation with the Chief Administrative Officer and makes recommendations regarding their compensation to the Compensation Committee. The CEO also provides input to the Compensation Committee, in consultation with the Company’s CFO and the Chief Administrative Officer, on the annual incentive plan performance goals for the Company’s executive officers.

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Input from Independent Compensation Consultant
The Compensation Committee has engaged Semler Brossy as its independent compensation consultant. At the Compensation Committee’s request, Semler Brossy provides analysis and advice, and prepares reports and presentations, on such items as pay competitiveness, incentive plan design, performance measurement, design and use of equity compensation, and relevant market practices and trends with respect to the compensation of our executive officers and non-management directors. At the direction of the Chair of the Compensation Committee, Semler Brossy also participates in the Compensation Committee meetings and reviews materials and management’s recommendations. The decisions made by the Compensation Committee are the responsibility of the Compensation Committee and may reflect factors other than the recommendations and information provided by Semler Brossy. Semler Brossy also reviewed and provided input on the portions of this proxy statement regarding executive and director compensation matters.
Level of Compensation Provided
Following the divestiture and wind-down of the Company’s more traditional insurance businesses in 2016, the Compensation Committee determined that its custom peer group - which was largely comprised of life insurance, health insurance and managed health care companies - was no longer relevant to the Company’s strategy and business and discontinued the practice of using a custom peer group. The Compensation Committee has since periodically considered whether a sufficient number of publicly-traded, U.S.-based competitors exist to develop a custom peer group. Many of the Company’s competitors are private companies or subsidiaries of public companies. Given the limited number of public company competitors focused on lifestyle and housing solutions and fee-based, capital light non-insurance offerings, the Compensation Committee determined that for 2020, consistent with recent years, a broad sample of general industry companies would serve as the most appropriate comparison for evaluating the market competitiveness of pay levels. The Compensation Committee used Willis Towers Watson general industry survey data, which includes a broad representation of companies across a variety of industries, as the primary market reference for evaluating pay positioning when establishing fiscal 2020 pay levels. The Compensation Committee supplements its primary reference with several secondary references, including the Willis Towers Watson financial services survey and data from similar-sized companies in the insurance industry. The Compensation Committee referenced target total direct compensation for each NEO with the median level provided to executives with similar responsibilities at companies included in the general industry survey data described above. Compensation may vary from the median if necessary to reflect the skills, experience and performance of the individual or the scope of responsibilities for that role. The Compensation Committee received an assessment from Semler Brossy relating to target total direct compensation as described in “Changes to Compensation Levels and Pay Mix in 2020” on page 53. The Compensation Committee will continue to evaluate whether a custom peer group can be developed to provide meaningful comparison for evaluating compensation levels.

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IV. Governance Features of Executive Compensation
Our executive compensation programs are guided by strong governance practices intended to reinforce our pay for performance philosophy, support our culture of accountability and encourage prudent risk management. Summarized below are the key governance features of our executive compensation programs.

Executive Compensation Recoupment (Clawback) Policy
Effective in 2012, the Compensation Committee implemented a policy regarding the recoupment of performance-based incentive compensation awarded to the Company’s key executives on or after such date. The policy provides that, in the event that the Company is required to prepare a restatement of its financial results due to material noncompliance with any financial reporting requirement under the securities laws, the Compensation Committee, on behalf of the Company, may recover the excess of (i) any annual cash incentive and long-term cash or equity-based incentive award amounts provided to any of the Company’s current or former executive officers based on the original financial statements (including any deferrals thereof) over (ii) the amounts that would have been provided based on the restatement. The recovery period may comprise up to three years preceding the date on which the Company is required to prepare the restatement. This is in addition to the clawback requirements of the Sarbanes-Oxley Act of 2002 applicable to the CEO and CFO.

Stock Ownership Guidelines
The Company adopted Stock Ownership Guidelines and holding requirements for its non-employee directors and executive officers. The current Stock Ownership Guidelines are as follows:

Position	Minimum Stock Ownership Requirement
Non-Employee Director	Market value of 5 times annual base cash retainer
Chief Executive Officer	Market value of 6 times current base salary
Other Executive Officers	Market value of 3 times current base salary

Individuals have five years from their permanent appointment to a specified position to acquire the required holdings. Until an individual subject to these Stock Ownership Guidelines meets the required ownership level, such individual is generally prohibited from selling or otherwise transferring more than 50% of the net shares of common stock acquired upon any vesting of RSUs or PSUs (after deducting shares used to pay applicable taxes). As of December 31, 2020, all of our non-employee directors and NEOs were in compliance with the Company’s Stock Ownership Guidelines, taking into account the five-year transition period noted above.

Prohibition on Hedging and Pledging Transactions
Employees, including the NEOs, and directors are subject to the Company’s Insider Trading Policy, which prohibits them from engaging in hedging or monetizing transactions, such as zero-cost collars and forward sale contracts, with respect to Company securities they own or that are subject to their control. The Company’s Insider Trading Policy also prohibits employees and directors from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

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Timing of Equity Grants
The Company does not coordinate the timing of equity awards with the release of material non-public information. As of 2018, annual equity awards are granted on March 16 of each year.

Tax and Accounting Implications
Historically, Code Section 162(m) limited the federal income tax deductibility of certain compensation amounts in excess of $1 million paid to a public corporation’s chief executive officer and the three other most highly-paid executive officers (other than the chief financial officer) unless awarded under a stockholder-approved performance-based plan and meeting certain additional requirements. Tax reform legislation enacted in 2017 expanded the number of individuals covered by Section 162(m) to include our CFO and eliminated the exception for performance-based compensation. The Compensation Committee continues to emphasize performance-based compensation to attract, retain and reward strong executives. While the Compensation Committee generally seeks to pay compensation that is deductible, it reserves the right to pay non-deductible compensation to the extent it deems appropriate.
The compensation that we pay to the NEOs is reflected in our consolidated financial statements as required by GAAP. The Compensation Committee considers the financial statement impact, along with other factors, in determining the amount and form of compensation provided to executives. We account for stock-based compensation under the ALTEIP and all predecessor plans in accordance with the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation.

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V. Benefits
Assurant’s NEOs participate in the same health care, disability, severance, life insurance, pension and 401(k) benefit plans made available generally to the Company’s U.S. employees. In addition, they are eligible for certain change of control benefits, supplemental retirement plans and executive disability benefits described below.

Change of Control
Assurant is party to a change of control agreement (a “COC Agreement”) with each of its NEOs. The purpose of these COC Agreements is to enable our executives to focus solely on maximizing stockholder value in the context of a change of control transaction without regard to personal concerns related to job security.
The COC Agreements with our NEOs contain a “double trigger,” meaning that benefits are generally payable only upon a termination of employment “without cause” by the Company or for “good reason” by the executive within two years following a change of control. Executives who have COC Agreements are also subject to non-compete and non-solicitation provisions. These agreements do not contain excise tax gross-up provisions. Additional information regarding the COC Agreements is provided under “Narrative to Potential Payments Upon Termination or Change of Control — Change of Control Agreements” on page 88.
Retirement Plans
We have an Executive 401(k) Plan (the “Executive 401(k) Plan”) and a 401(k) Plan (the “401(k) Plan”). These retirement plans are intended to provide our NEOs with competitive levels of income replacement upon retirement to attract and retain talent in key positions. The Executive 401(k) Plan is designed to replace income levels capped under the 401(k) Plan by the Code. Additional information regarding these plans is provided under “Nonqualified Deferred Compensation Plans” table on page 81.
We have an Executive Pension Plan (the “Executive Pension Plan”), a Supplemental Executive Retirement Plan (the “SERP”) and a Pension Plan (the “Pension Plan”). The Executive Pension Plan replaces income levels capped under the Pension Plan by the Code. The SERP supplements the pension benefits provided under the Pension Plan, Executive Pension Plan and Social Security so that total income replacement from these programs equals up to 50% of an NEO’s base salary plus annual incentive target. All three plans were frozen and no additional benefits have accrued since February 29, 2016. Additional information regarding these plans is provided under “Pension Benefits” on page 76.
Deferred Compensation Plans
Each of the NEOs is eligible to participate in the Amended and Restated Assurant Deferred Compensation Plan (the “ADC Plan”). The ADC Plan enables key employees to defer a portion of eligible compensation, which is notionally invested in a variety of mutual funds. Additional information regarding the ADC Plan is provided under “Nonqualified Deferred Compensation Plans” table on page 81.

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Long-Term Disability Benefits
As part of the Company’s general benefits program, the Company provides Long-Term Disability (“LTD”) coverage for all benefits-eligible employees under a group policy. As an additional benefit, each NEO is eligible for Executive LTD coverage, which provides a maximum monthly benefit of $10,000. The combined maximum LTD (group LTD and Executive LTD) benefit is $25,000 per month. Additional information regarding Executive LTD benefits is provided in footnote 3 to the Summary Compensation Table on page 69.

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Compensation Committee Report
The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. On the basis of such review and discussions, the Compensation Committee has recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s 2020 Annual Report on Form 10-K.
Compensation Committee
Lawrence V. Jackson, Chair
Juan N. Cento
Harriet Edelman
Paul J. Reilly

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Executive Compensation
Summary Compensation Table
The following table sets forth the cash and other compensation earned by the NEOs for all services in all capacities during 2020, 2019 and 2018 as applicable.
Summary Compensation Table for Fiscal Years 2020, 2019 and 2018

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards [1] ($)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings [2] ($)	All Other Compen-sation [3] ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Alan B. Colberg, President and Chief Executive Officer	2020	1,192,692	—	7,326,852	—	2,169,600	574,018	592,804	11,855,966
	2019	1,008,846	—	6,325,137	—	1,632,160	689,937	499,602	10,155,682
	2018	979,039	—	10,498,984	—	1,738,773	—	400,150	13,616,946
Richard S. Dziadzio, Executive Vice President and Chief Financial Officer	2020	679,231	—	1,985,638	—	768,400	—	236,703	3,669,972
	2019	659,250	—	1,994,158	—	666,600	—	206,160	3,526,168
	2018	639,904	—	4,217,599	—	710,293	—	134,584	5,702,380
Gene E. Mergelmeyer, Executive Vice President and Chief Operating Officer	2020	733,673	—	2,339,859	—	1,037,481	1,242,517	296,032	5,649,562
	2019	712,192	—	2,350,060	—	900,163	1,716,576	270,198	5,949,189
	2018	691,346	—	2,708,362	—	959,243	—	250,927	4,609,878
Keith W. Demmings, Executive Vice President and President, Global Lifestyle
	2020	544,423	—	1,302,140	—	615,850	—	144,213	2,606,626
	2019	528,736	—	1,957,100	—	428,240	—	102,701	3,016,777
Francesca L. Luthi, Executive Vice President Chief Administrative Officer	2020	494,808	—	1,401,953	—	562,221	—	104,136	2,563,118

1The amounts reported in column (e) for 2020, 2019 and 2018 represent awards of PSUs and RSUs, which are consistent with the grant date fair values of each award computed in accordance with FASB ASC Topic 718 using the closing price of our common stock on the grant date. Please see column (k) in the Grants of Plan-Based Awards table on page 70 for the closing price on the grant date for 2020 awards.
The amounts included in column (e) for PSUs were computed based on the achievement of target level performance for each award. As described in “CD&A — Long-Term Equity Incentive Compensation — PSUs” on page 56, payouts for PSU awards can range from no payout to 200% maximum payout.
Assuming the achievement of maximum level performance for each NEO, the amounts in column (e) representing only PSUs would be as follows: (i) for awards granted in 2020: $11,203,737 for Mr. Colberg; $3,036,294 for Mr. Dziadzio; $3,577,945 for Mr. Mergelmeyer; $1,991,138 for Mr. Demmings; and $1,349,767 for Ms. Luthi; (ii) for awards granted in 2019: $9,771,702 for Mr. Colberg; $3,080,791 for Mr. Dziadzio; $3,630,677 for Mr. Mergelmeyer; and $1,799,139 for Mr. Demmings; and (iii) for awards granted in 2018: $15,412,056 for Mr. Colberg; $6,673,830 for Mr. Dziadzio; and $3,340,781 for Mr. Mergelmeyer.
Please see Footnote 21, Stock Based Compensation—Performance Share Units, to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended

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December 31, 2020, as filed with the SEC (the “2020 Form 10-K”) for a discussion of the assumptions used in this valuation.
2The change in pension value is the aggregate change in the actuarial present value of the respective NEO’s accumulated benefit under the Company’s three defined benefit pension plans (the SERP, the Executive Pension Plan and the Pension Plan) from December 31, 2019 to December 31, 2020, from December 31, 2018 to December 31, 2019 and from December 31, 2017 to December 31, 2018. For each plan, the change in the pension value is determined as the present value of the NEO’s accumulated benefits as of December 31, 2018, December 31, 2019 or December 31, 2020 plus the amount of any benefits paid from the plan during the year less the present value of the accumulated benefits as of December 31, 2017, December 31, 2018 or December 31, 2019, as applicable. Present values of accumulated benefits as of December 31, 2017, December 31, 2018, December 31, 2019 and December 31, 2020 use the same assumptions as included in the financial statements in the Company’s Annual Reports on Form 10-K for the fiscal years ending December 31, 2017, December 31, 2018, December 31, 2019 and December 31, 2020, respectively, as filed with the SEC. Effective February 29, 2016, the accrual of additional benefits under the SERP, the Executive Pension Plan and the Pension Plan was frozen.
3The table below details the amounts reported in the “All Other Compensation” column, which includes premiums paid for Executive LTD, Company contributions to the Executive 401(k) Plan, Company contributions to the 401(k) Plan, dividends and dividend equivalents, and certain other amounts during 2020:

Name	Executive LTD	Company Contributions to Executive 401(k)	Company Contri-butions to 401(k)	Dividends and Dividend Equivalents[a]	Other Amounts	Total
Alan B. Colberg	$6,284	$152,391	$17,100	$417,029	$—	$592,804
Richard S. Dziadzio	$5,670	$63,650	$17,100	$150,283	$—	$236,703
Gene E. Mergelmeyer	$9,493	$82,709	$17,100	$186,730	$—	$296,032
Keith W. Demmings	$5,841	$41,260	$17,100	$80,012	$—	$144,213
Francesca L. Luthi	$4,120	$33,920	$17,100	$48,996	$—	$104,136

aThe amounts in this column reflect the dollar value of dividends and dividend equivalents paid in 2020 on unvested RSUs that were not factored into the grant date fair value required to be reported for these awards in column (e). The amounts in column (i) of the Summary Compensation Table for prior years reflect the dollar value of dividends and dividend equivalents paid on unvested awards of RSUs in those respective years that were not factored into the grant date fair value required to be reported for these awards in column (e). Dividend equivalents were paid on 2017 PSUs for shares vested in 2020. No dividends or dividend equivalents were paid on PSUs granted in 2020, 2019 or 2018.

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Grants of Plan-Based Awards
The table below sets forth individual grants of awards made to each NEO during 2020.

Grants of Plan-Based Awards Table for Fiscal Year 2020

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)[3]
		Thres-hold ($)	Target ($)	Maxi-mum ($)	Thres-hold (#)	Target (#)	Maxi-mum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Alan B. Colberg	3/16/2020	—	—	—	—	—	—	20,560	—	—	1,724,984
	3/16/2020	—	—	—	30,841	61,681	123,362	—	—	—	5,601,868
	—	0	1,920,000	3,840,000	—	—	—	—	—	—	—
Richard S. Dziadzio	3/16/2020	—	—	—	—	—	—	5,572	—	—	467,491
	3/16/2020	—	—	—	8,358	16,716	33,432	—	—	—	1,518,147
	—	0	680,000	1,360,000	—	—	—	—	—	—	—
Gene E. Mergelmeyer	3/16/2020	—	—	—	—	—	—	6,566	—	—	550,887
	3/16/2020	—	—	—	9,849	19,698	39,396	—	—	—	1,788,972
	—	0	918,125	1,836,250	—	—	—	—	—	—	—
Keith W. Demmings	3/16/2020	—	—	—	—	—	—	3,654	—	—	306,571
	3/16/2020	—	—	—	5,481	10,962	21,924	—	—	—	995,569
	—	0	545,000	1,090,000	—	—	—	—	—	—	—
Francesca L. Luthi	3/16/2020	—	—	—	—	—	—	2,477	—	—	207,820
	3/16/2020	—	—	—	3,716	7,431	14,862	—	—	—	674,883
	7/15/2020	—	—	—	—	—	—	5,000	—	—	519,250
	—	0	497,541	995,082	—	—	—	—	—	—	—

1The values in columns (c), (d), and (e) are based on multiplying a 0 (threshold), 1 (target), and 2 (maximum) multiplier times each NEO’s annual incentive target award percentage. The actual annual incentive award earned by each NEO for 2020 performance is reported in the column entitled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.
2As described in the “CD&A — Long-Term Equity Incentive Compensation — PSUs” on page 56, payouts for PSU awards can range from no payment to 200% maximum payout.
3The base price of 2020 RSU awards is equal to the closing price of our common stock on the grant date. The grant date fair value of each RSU award was computed in accordance with FASB ASC Topic 718 using the closing price of our common stock on the grant date.
The base price of 2020 PSU awards and the grant date fair value of each PSU award were computed in accordance with FASB ASC Topic 718 based on achievement of target performance. Please see Footnote 21, Stock Based Compensation - Performance Share Units, to the consolidated financial statements included in the Company’s 2020 Form 10-K for a discussion of the assumptions used in this valuation.

68	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

Additional Information Regarding the Summary Compensation Table and Grants of Plan-Based Awards Table

Annual Incentive Awards
Annual incentive awards are paid pursuant to the ESTIP. After the end of each year, the Compensation Committee certifies the amount of the Company’s net income and the maximum award amounts that can be paid under the ESTIP. The Compensation Committee then has discretion to pay an incentive award that is less than the applicable maximum. For 2020, the Compensation Committee exercised discretion to reduce participants’ awards by applying the performance goals described in the CD&A under “Annual Incentive Compensation” beginning on page 55. The threshold, target and maximum payout amounts disclosed in the Grants of Plan-Based Awards Table reflect the application of the performance goals.

Long-Term Equity Incentive Awards
Equity-based awards to our NEOs are currently granted under the ALTEIP. Generally, RSUs vest in three equal annual installments on each of the first three anniversaries of the grant date, subject to full or partial acceleration in connection with certain qualifying events. The RSUs granted upon hiring or as special awards, generally vest over a five-year period, with four 10% increments vesting on each of the first four anniversaries of the grant date, with the remaining 60% vesting on the fifth anniversary of the grant date. Awards of RSUs to our NEOs vest subject to the applicable NEO’s continued employment through the applicable vesting dates (with the exception of a termination without cause for Mr. Dziadzio). Dividend equivalents on RSUs are paid in cash during the vesting period. Participants do not have voting rights with respect to RSUs.
Generally, PSUs vest on the third anniversary of the grant date, subject to a participant’s continuous employment through the vesting date and the level of performance achieved. The PSU award for 2018 was an exception to this general rule because of the TWG acquisition and vests over a 30-month period ending in March 2021, subject to a participant’s continuous employment through the vesting date and the level of performance achieved with respect to TSR and the amount of net pre-tax synergies realized in connection with the TWG acquisition, subject to the satisfaction of a threshold NOI EPS goal (excluding reportable catastrophes) in 2020. Dividend equivalents on PSUs are accrued and paid in cash at the end of the performance period in accordance with the level of performance achieved. Participants do not have voting rights with respect to PSUs.
For a discussion of the role of long-term equity incentive compensation in our overall NEO compensation program, as well as an explanation of the ratio of long-term equity incentive compensation to total compensation, please see “CD&A — Mix of Target Total Direct Compensation Elements” and “— Long-Term Equity Incentive Compensation” on pages 53 and 56, respectively.

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Outstanding Equity Awards at Fiscal Year End
The table below provides information concerning unexercised options and stock that has not vested for each NEO outstanding as of December 31, 2020.

Outstanding Equity Awards Table for Fiscal Year 2020

Option Awards					Stock Awards[1]
Name	Number of Securities Underlying Unexer-cised Options (#) Exer-cisable	Number of Securities Underlying Unexercised Options (#) Unexer-cisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexer-cised Unearned Options (#)	Option Exer-cise Price ($)	Option Expir-ation Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested[2] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[2] ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)
Alan B. Colberg						20,560	5	2,800,683
									57,814	10	7,875,423
									43,733	11	5,957,309
									61,681	12	4,201,161
Richard S. Dziadzio						6,000	6	817,320
						3,265	3	444,758
						3,064	4	417,378
						5,572	5	759,018
									25,035	10	3,410,268
									13,788	11	1,878,201
									16,716	12	1,138,527
Gene E. Mergelmeyer						6,566	5	894,421
									12,532	10	1,707,109
									16,249	11	2,213,439
									19,698	12	1,341,631
Keith W. Demmings						1,382	3	188,256
						3,500	7	476,770
						1,790	4	243,834
						3,654	5	497,748
						5,400	8	735,588
									16,344	10	2,226,380
									8,052	11	1,096,843
									10,962	12	746,622
Francesca L. Luthi						788	3	107,341
						929	4	126,548
						2,477	5	337,417
						3,500	7	476,770
						5,000	9	681,100
									5,228	10	712,158
									4,178	11	569,127
									7,431	12	506,194

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1These columns represent awards under the ALTEIP. Awards are PSUs or RSUs.
2Value was determined using the December 31, 2020 closing price of our common stock of $136.22.
3This RSU award was granted on March 16, 2018 and vests in three equal annual installments on each of the first three anniversaries of the grant date.
4This RSU award was granted on March 16, 2019 and vests in three equal annual installments on each of the first three anniversaries of the grant date.
5This RSU award was granted on March 16, 2020 and vests in three equal annual installments on each of the first three anniversaries of the grant date.
6This RSU award was granted on July 18, 2016 and vests in four 10% installments on each of the first four anniversaries of the grant date. The remaining 60% installment vests on the fifth anniversary of the grant date.
7This RSU award was granted on November 16, 2017 and vests in four 10% installments on each of the first four anniversaries of the grant date. The remaining 60% installment vests on the fifth anniversary of the grant date.
8This RSU award was granted on November 16, 2019 and vests in four 10% installments on each of the first four anniversaries of the grant date. The remaining 60% installment vests on the fifth anniversary of the grant date.
9This RSU award was granted on July 15, 2020 and vests in two 20% installments on each of the first two anniversaries of the grant date. The remaining 60% installment vests on the third anniversary of the grant date.
10This PSU award was granted on July 18, 2018 and vests on March 16, 2021, subject to the level of achievement with respect to the applicable performance goals. In accordance with Instruction 3 to Regulation S-K Item 402(f)(2), the values for this award in columns (i) and (j) are reported at the target level. The ultimate payout under this PSU award is based on a final determination of performance during the full 2018-2020 performance period, which is not yet determinable and which may differ from the performance level required to be disclosed in this table.
11This PSU award was granted on March 16, 2019 and vests on the third anniversary of the grant date, subject to the level of achievement with respect to the applicable performance goals. In accordance with Instruction 3 to Regulation S-K Item 402(f)(2), the values for this award in columns (i) and (j) are reported at the target level. The ultimate payout under this PSU award is based on a final determination of performance during the full 2019-2021 performance period, which is not yet determinable and which may differ from the performance level required to be disclosed in this table.
12This PSU award was granted on March 16, 2020 and vests on the third anniversary of the grant date, subject to the level of achievement with respect to the applicable performance goals. In accordance with Instruction 3 to Regulation S-K Item 402(f)(2), the values for this award in columns (i) and (j) are reported at the threshold level, as the Company’s ranked average performance for 2020 relative to applicable index was not determinable as of the date of filing of this this proxy statement. The ultimate payout under this PSU award is based on a final determination of performance during the full 2020-2022 performance period, which is not yet determinable and which may differ from the performance level required to be disclosed in this table.

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Option Exercises and Stock Vested in Last Fiscal Year
The following table provides information regarding all RSUs and PSUs held by the NEOs that vested during 2020 on an aggregated basis.

Option Exercises and Stock Vested Table for Fiscal Year 2020

Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)[1]
(a)	(b)	(c)	(d)		(e)
Alan B. Colberg	—	—	4,180		455,829
			45,137	[3]	4,360,686
			10,352		868,533
			10,353	[2]	1,018,735
			4,859		407,670
			9,719	[2]	956,350
Richard S. Dziadzio	—	—	1,000		104,170
			1,371		149,508
			14,799	[3]	1,429,731
			3,264		273,850
			1,532		128,535
Gene E. Mergelmeyer	—	—	19,143	[3]	1,849,405
			1,805		151,440
			3,611	[2]	473,330
Keith W. Demmings	—	—	506		55,179
			5,458	[3]	527,297
			1,382		115,950
			894		75,007
			600		82,266
			625		63,825
			500		68,555
Francesca L. Luthi	—	—	300		32,715
			3,242	[3]	313,210
			788		66,113
			464		38,930
			500		68,555
			1,200		159,588

1The value realized on exercise or vesting was determined using the closing price of our common stock on the exercise or vesting date (or prior trading day if the exercise or vesting date fell on a weekend or holiday).
2This amount represents the value of outstanding RSU award granted to Mr. Mergelmeyer in 2019 and RSU awards granted to Mr. Colberg in 2018 and 2019 that, in accordance with the terms of the applicable award agreements, became fully vested in 2020 because Mr. Mergelmeyer and Mr. Coberg are eligible for retirement. Payouts in respect of this award will continue in accordance with the applicable vesting

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schedule, subject to full payout in the event of an actual retirement from employment (in compliance with Code Section 409A). Accordingly, the amount of compensation actually realized upon a payout will be based on the then-fair market value of the common stock and may differ from the amount set forth above.
3These amounts represent the value of PSU awards granted in 2017 that, in accordance with the terms of the applicable award agreements, became fully vested in 2020. The performance ranking for these awards exceeded the median performance of the peer group which resulted in a final payout amount of 120% of target shares awarded. Accordingly, the amount of compensation actually realized upon a payout is based on the fair market value of the common stock on the date the Compensation Committee approved the performance ranking, which was March 12, 2020.

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Pension Benefits
The Company maintains three defined benefit pension plans. The Company maintains the Pension Plan, a broad-based, tax qualified, defined benefit pension plan. In addition, the Company maintains two nonqualified executive defined benefit pension plans: the SERP and the Executive Pension Plan. The Pension Plan, Executive Pension Plan and SERP were frozen and no additional benefits have accrued since February 29, 2016.

The table below provides information for each defined benefit plan that provides for pension payments to the NEOs.

Pension Benefits Table for Fiscal Year 2020

Name	Plan Name	Number of Years of Credited Service[1] (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Alan B. Colberg[2]	Pension Plan	4	30,900	—
	Executive Pension Plan	4	127,862	—
	SERP	4.9167	3,849,066	—
Richard S. Dziadzio	Pension Plan	—	—	—
	Executive Pension Plan	—	—	—
	SERP	—	—	—
Gene E. Mergelmeyer[2]	Pension Plan	18.38	867,920	—
	Executive Pension Plan	18.38	541,791	—
	SERP	18.5	9,988,512	—
Keith W. Demmings[3]	Pension Plan	3	23,625	—
	Executive Pension Plan	3	48,783	—
	SERP	—	—	—
Francesca L. Luthi	Pension Plan	2	15,600	—
	Executive Pension Plan	2	19,283	—
	SERP	—	—	—

1None of the NEOs have more years of credited service under any of the plans than actual years of service with the Company.
2As of December 31, 2020, Mr. Colberg and Mr. Mergelmeyer met the Pension Plan and Executive Pension Plan requirements for retirement eligibility (age 55 with 10 years of service) and Mr. Mergelmeyer met the SERP requirements for normal retirement eligibility (age 62 with 4 years and 10 months of service).
3Mr. Demmings has been employed by the Company since 1997, however, his service outside the U.S. is not recognized for Pension Plan and Executive Pension Plan purposes.

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The Pension Plan
Eligible employees hired by the Company prior to January 1, 2014 were generally able to participate in the Pension Plan after completing one year of service with the Company. Employees hired by the Company on or after January 1, 2014 were not eligible to participate in the Pension Plan. Each active plan participant on December 31, 2000 was given the choice to continue having his or her benefits calculated under the applicable prior plan formula or to have his or her benefits determined under the current pension formula. Benefits for employees joining (or rejoining) the plan after December 31, 2000 were determined under the current pension formula. Mr. Mergelmeyer is covered under the prior plan formula. Messrs. Colberg and Demmings and Ms. Luthi are covered under the current plan formula. Mr. Dziadzio is not eligible to participate in the Pension Plan.
Under the current plan formula, the lump sum value of the benefit is based on the participant’s accumulated annual accrual credits multiplied by their final average earnings, but is not less than the present value of accrued benefits under the prior plan formula. Final average earnings (for both the current and prior plan formula) is defined as the highest average annual compensation for five consecutive complete calendar years of employment during the 10 consecutive complete calendar years immediately prior to the plan freeze date. As set forth below, annual accrual credits are measured in percentages and increase as participants reach certain credited service milestones.

Years of Service	Credit
Years 1 through 10	3%
Years 11 through 20	6%
Years 21 through 30	9%
Years 31 and over	12%

Under the current plan formula, the present value of accumulated benefits as of December 31, 2020 is determined as the lump sum value of the benefit based on the participant’s accumulated annual accrual credits and final average earnings (limited by Section 401(a)(17) of the Code), which were frozen as of February 29, 2016, and are not less than the present value of accrued benefits under the prior plan formula as of December 31, 2000.
The prior plan formula is calculated by taking (a) 0.9% multiplied by final average earnings up to Social Security covered compensation multiplied by years of credited service (up to 35 years) plus (b) 1.3% multiplied by final average earnings in excess of Social Security covered compensation multiplied by years of credited service (up to 35 years) plus (c) 1.3% multiplied by final average earnings multiplied by years of credited service in excess of 35. Under the prior plan formula, the present value of accumulated benefits as of December 31, 2020 is determined based on the accrued plan benefit at that date and assumes the following: (1) the executive will retire from Assurant at age 65, (2) 45% of executives will receive their payments in the form of a life annuity and 55% of executives will receive their payments in the form of a 50% joint and survivor annuity, and (3) the present value of annuity benefits is based on an interest rate assumption of 2.39% and the MILES—Banking, Finance and Insurance mortality table with MMP-2019 improvements (which the Company adopted in January 2020).
The normal retirement age for the Pension Plan is 65. Benefits are actuarially reduced for any payment prior to age 65. A participant covered under the prior plan formula generally can commence his or her benefit at age 55, provided that he or she has accrued 10 years of vesting service, or elect to commence benefits at age 65. Participants covered under the current plan formula may immediately commence their benefit at termination of employment or they may elect

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to defer the commencement up to age 65. A participant becomes 100% vested in the benefits under the current plan formula after three years of vesting service. If the participant elected to participate in the prior plan formula, the benefits will become vested after five years of vesting service. All of the participating NEOs are 100% vested. If the participant is married, the normal form of payment is a 50% joint and survivor annuity. If the participant is not married, the normal form of payment is a life annuity.

The Executive Pension Plan
Eligible employees hired by the Company prior to January 1, 2014, were generally able to participate in the Executive Pension Plan after completing one year of service with the Company and when their eligible compensation exceeded the Section 401(a)(17) compensation limit. Employees hired by the Company on or after January 1, 2014 were not eligible to participate in the Executive Pension Plan. For participants who were covered under the prior plan formula, eligible compensation was capped for 2016 at $420,000 and this cap was adjusted annually for inflation. Eligible compensation for participants covered under the current plan formula was not capped. With respect to the plan formula to determine benefits, the elections made under the Pension Plan on December 31, 2000 also applied to the Executive Pension Plan. Mr. Mergelmeyer is covered under the prior plan formula. Messrs. Colberg and Demmings and Ms. Luthi are covered under the current plan. Mr. Dziadzio is not eligible to participate in the Executive Pension Plan.
A participant’s benefit under the Executive Pension Plan is equal to the benefit he or she would have received under the Pension Plan at normal retirement age (65), recognizing all eligible compensation (not subject to the limit in the Code) reduced by the benefit payable under the Pension Plan. The benefits under the Executive Pension Plan are payable only in a lump sum following termination of employment. Payments will be made following termination of employment and are subject to the restrictions under Code Section 409A. Credited service for determining a participant’s benefit under each of these formulas began after an employee began participating in the plan and was frozen as of February 29, 2016. A participant becomes 100% vested in the benefits under the Executive Pension Plan after three years of service if the participant has elected to participate in the current plan formula, and after five years of service if the participant has elected to participate in the prior plan formula. All participating NEOs are 100% vested.
The methodology for determining the present value of the accumulated benefits under the Executive Pension Plan uses the same assumptions and methodologies as the Pension Plan described above, except that benefits calculated under the prior plan formula are paid as a lump sum rather than an annuity. For current plan formula participants, the present value of accumulated benefits as of December 31, 2020 is determined as the lump sum value of the benefit based on the participant’s accumulated annual accrual credits and unlimited final average earnings, which were frozen as of February 29, 2016, offset by the Pension Plan benefits. For prior plan benefits, the present value of accumulated benefits as of December 31, 2020 is based on the benefit produced under the prior plan formula converted to a lump sum payment at the plan’s normal retirement age of 65. The prior plan lump sum conversion basis at retirement consists of the greater of an interest rate of 4.00% and the 1994 Group Annuity Mortality Table and segmented high-quality corporate bond rates using the mortality required by Section 417(e) of the Code, as updated by the Pension Protection Act of 2006 (the “PPA”). Accordingly, the lump sum values shown are based on an interest rate of 0.53% for years 0-5, 2.31% for years 5-20 and 3.09% for years 20+. The present value of the lump sum payment is determined using a pre-retirement interest rate of 2.20%.

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The SERP
Prior to January 1, 2014, executives were nominated by the Company and approved by the Compensation Committee for participation in the SERP. Under the SERP, when a participant terminates employment, he or she is entitled to a benefit equal to a “Target Benefit” that is offset by the participant’s benefit payable from the Pension Plan, the Executive Pension Plan and the participant’s estimated Social Security benefit. The Target Benefit is equal to 50% of the participant’s eligible compensation as of February 29, 2016 multiplied by a fraction, not to exceed 1.0, whose numerator is equal to the number of months of credited service, which was frozen as of February 29, 2016, and whose denominator is equal to 240. After 20 years of credited service and turning age 62 or 65, as applicable, a participant will earn a full 50% benefit under the SERP payable as a life annuity. Generally, credited service is based on the participant’s years of service with the Company. If a participant was formerly employed by an acquired company, then service with that company may be recognized under the SERP at the discretion of the Compensation Committee. No additional credited service was earned after February 29, 2016. For participants who joined the SERP between January 1, 2007 and December 31, 2009, the normal retirement age is 62. For participants who joined the SERP on or after January 1, 2010, the normal retirement age is 65. Mr. Mergelmeyer was approved for participation in the SERP between January 1, 2007 and December 31, 2009, so his normal retirement age is 62. Mr. Colberg was approved for participation in the SERP after January 1, 2010, so his normal retirement age is 65. A participant commences vesting in the SERP on the second anniversary of participation and continues to vest at the rate of 3% for each month of employment thereafter with the Company. The only form of payment available under the SERP to participating NEOs is a single lump payment that is the actuarial equivalent of the SERP benefit payable as a life annuity. Messrs. Dziadzio and Demmings and Ms. Luthi are not eligible to participate in the SERP.

As of December 31, 2020, Messrs. Colberg and Mergelmeyer were 100% vested in their SERP benefits. Of the participating NEOs, Mr. Colberg had not attained normal retirement age as of December 31, 2020; therefore, if he had had terminated employment on or prior to that date, his SERP benefit would have been actuarially reduced to reflect his age. Mr. Mergelmeyer attained normal retirement age as of December 31, 2020; therefore if he had terminated employment on or prior to that date, his SERP benefit would not have needed to be actuarially reduced.
The present value of the accumulated benefits as of December 31, 2020 was determined based on the December 31, 2020 accrued benefit using the base salary, target ESTIP award and credited service as of February 29, 2016. The present value of the accumulated benefits as of December 31, 2020 was determined assuming the following: (1) the executives will retire from Assurant at the plan’s normal retirement age; (2) the executives will receive their benefits in accordance with their current form of payment elections; (3) the present value of single lump sum benefits is determined using an interest rate of 2.20% to the retirement date and a lump sum conversion factor at retirement. The lump sum conversion basis at retirement consists of the greater of an interest rate of 4.00% and the 1994 Group Annuity Mortality Table and segmented high-quality corporate bond rates using the mortality required by Section 417(e) of the Code, as updated by the PPA. Accordingly, the lump sum values shown are based on an interest rate of 0.53% for years 0-5, 2.31% for years 5-20 and 3.09% for years 20+. The present value of the lump sum payment is determined using a pre-retirement interest rate of 2.20%. The lump sum value shown for Mr. Mergelmeyer is based on September 2020 monthly bond segment rates of 0.51% for years 0-5, 2.31% for years 5-20 and 3.15% for years 20+. The mortality is based on the Section 417(e) mortality prescribed by the PPA. The lump sum value shown for Mr. Colberg is based on November 2020 monthly bond segment rates of 0.53% for years 0-5, 2.31% for years 5-20 and 3.09% for years 20+. The mortality is based on the Section 417(e) mortality prescribed by the PPA.

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Number of Years of Credited Service
The number of years of credited service varies between the plans. Eligibility for the Pension Plan and Executive Pension Plan was based on a one-year waiting period from date of hire and resulted in the same amount of credited service under both plans. Service outside the U.S. is not recognized for Pension Plan and Executive Pension Plan purposes. Mr. Demmings has prior service outside the U.S. that was not recognized. Eligibility under the SERP generally recognized all service with the Company; however, if a participant was formerly employed by an acquired company, then service with that company may or may not have been recognized under the SERP at the discretion of the Compensation Committee. Mr. Mergelmeyer has prior service that was not recognized. No additional credited service was earned after February 29, 2016 for the Pension Plan, Executive Pension Plan and the SERP.

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.
Nonqualified Deferred Compensation Plans
The table below sets forth, for each NEO, information with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified. The Company currently maintains the ADC Plan, which was established in 2005 and provides for the deferral of compensation on a basis that is not tax-qualified. Before the enactment of Code Section 409A and establishment of the ADC Plan in 2005, we sponsored the American Security Insurance Company Investment Plan (the “ASIC Plan”). After the enactment of Code Section 409A, the ASIC Plan was frozen and only withdrawals are permitted. The Executive 401(k) Plan is a nonqualified defined contribution plan.

Nonqualified Deferred Compensation Plans Table for Fiscal Year 2020

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY [1,2] ($)	Aggregate Earnings in Last FY [1] ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at last FYE [1] ($)
(a)		(b)	(c)	(d)	(e)	(f)
Alan B. Colberg	ADC Plan	—	(3)	—	—	—
	Executive 401(k) Plan	(4)	152,391	183,040	—	1,522,276
	TOTAL	—	152,391	183,040	—	1,522,276
Richard S. Dziadzio	ADC Plan	—	(3)	—	—	—
	Executive 401(k) Plan	(4)	63,650	45,244	—	314,796
	TOTAL	—	63,650	45,244	—	314,796
Gene E. Mergelmeyer	ADC Plan	675,122	(3)	445,390	—	3,788,764
	ASIC	(4)	(4)	75,000	—	974,156
	Executive 401(k) Plan	(4)	82,709	218,118	—	1,782,231
	TOTAL	675,122	82,709	738,508	—	6,545,151
Keith W. Demmings	ADC Plan	—	(3)	—	—	—
	Executive 401(k) Plan	(4)	41,260	52,297	—	377,718
	TOTAL	—	41,260	52,297	—	377,718
Francesa L. Luthi	ADC Plan	—	(3)	—	—	—
	Executive 401(k) Plan	(4)	33,920	44,874	—	315,256
	TOTAL	—	33,920	44,874	—	315,256

1The amounts in column (c) were reported as 2020 compensation in the “All Other Compensation” column of the Summary Compensation Table as follows: for Mr. Colberg, $152,391; for Mr. Dziadzio, $63,650; for Mr. Mergelmeyer, $82,709; for Mr. Demmings, $41,260; and for Ms. Luthi, $33,920 of Company contributions to the Executive 401(k) Plan.

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The NEOs’ aggregate earnings in the last fiscal year reported in column (d) with respect to the ADC Plan and ASIC Plan, as applicable, represent the notional capital gains or losses on investments in publicly available mutual funds and notional interest and dividends held in the plans during 2020. The Company does not provide any preferential or above market earnings or contributions. These earnings are not reported in any column of the Summary Compensation Table. With respect to the Executive 401(k) Plan, the aggregate earnings represent the notional capital gains or losses, interest and dividends on the aggregate balance during 2020. Similarly, the Company does not provide any above market or preferential earnings and these earnings are not reported in the Summary Compensation Table.
For the Executive 401(k) Plan, the following amounts that make up the totals in column (f) were reported as compensation in the “All Other Compensation” column of the Summary Compensation Table for the 2018, 2019 and 2020 fiscal years, as applicable: for Mr. Colberg, $146,758 for 2018, $148,057 for 2019 and $152,391 for 2020; for Mr. Dziadzio, $64,644 for 2018, $65,373 for 2019 and $63,650 for 2020; for Mr. Mergelmeyer, $82,532 for 2018, $84,720 for 2019 and $82,709 for 2020; for Mr. Demmings $38,078 for 2019 and $41,260 for 2020; and for Ms. Luthi, $33,920 for 2020.
2The Executive 401(k) Plan amounts reported in this column reflect the Company contribution to the Executive 401(k) Plan (6% of eligible compensation in excess of the limit under Section 401(a)(17) of the Code).
3The Company does not currently make any contributions to the ADC Plan.
4Because the ASIC Plan has been frozen since January 1, 2005, no contributions could have been made during fiscal year 2020. The Executive 401(k) Plan does not provide for participant contributions.
Narrative to Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans Table
The ADC Plan
Participation in the ADC Plan is restricted to a select group of management or highly compensated employees of the Company and to our non-employee directors. Under the terms of the ADC Plan, deferral elections can be made once a year with respect to base salary, incentive payments or (with respect to any non-employee director) director fees to be earned in the following year. Amounts deferred under the ADC Plan are notionally invested in accordance with participant elections among various publicly available mutual funds and any notional earnings or losses are credited to a deemed investment account. The Company does not provide any above market earnings or preferential earnings to participants. Each deferral must remain in the ADC Plan for at least one full calendar year, until July 1 of the following year or until the earlier of termination, disability or death. Deferrals cannot be changed or revoked during the plan year, except as permitted by applicable law. Upon a voluntary or involuntary termination (including retirement) or disability, participants can withdraw their account balances from the ADC Plan in a lump sum or in annual installments over five, 10 or 15 years or other agreed upon installment schedule between the participant and the administrator. As a result of Section 409A, certain key employees (including the NEOs) are subject to a six-month waiting period for distributions from the ADC Plan following termination.

The ASIC Plan
Prior to the establishment of the ADC Plan in 2005, Mr. Mergelmeyer was eligible to participate in the ASIC Plan. The ASIC Plan permitted key employees to exchange a portion of their compensation for options to purchase certain publicly available mutual funds. The Company did not provide any above market earnings or preferential earnings to the participants. The ASIC Plan was frozen as of January 1, 2005. Since then, participants have been able to withdraw amounts from the ASIC Plan

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and have the ability to change their investment elections, but all subsequent deferrals of compensation have been made under the ADC Plan.

The Executive 401(k) Plan
Eligible employees may generally participate in the Executive 401(k) Plan after their eligible compensation exceeds the compensation limit under the Code ($285,000 for 2020). The Company made an annual contribution for each participant in the Executive 401(k) Plan equal to 6% of eligible compensation in excess of the limit. The participants select among various publicly available mutual funds in which the contributions are deemed to be invested on a tax deferred basis. The Company does not provide any above market earnings or preferential earnings to the participants. Please see footnote 3 to the Summary Compensation Table on page 69 for quantification of Company contributions to the Executive 401(k) Plan in 2020.
Benefits under the Executive 401(k) Plan are payable only in a lump sum following termination of employment. Payments made following termination of employment are subject to the restrictions of Code Section 409A, including the six-month delay described above. A participant becomes vested in the benefits under the Executive 401(k) Plan after two years of service. All of the NEOs are 100% vested in their Executive 401(k) Plan benefit.

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Potential Payments Upon Termination or Change of Control
The following section sets forth for each NEO, an estimate of potential payments the NEO would have received at, following, or in connection with termination of employment under the circumstances described below on December 31, 2020.

Potential Payments Upon Termination or Change of Control Table on December 31, 2020

Name	Payout if Terminated Voluntarily 12/31/20 Not Retirement[1]	Payout if Terminated Voluntarily 12/31/20 Retirement[1]	Payout if Terminated Involuntarily 12/31/20[2]	Payout if Terminated Upon Change of Control 12/31/20	Payout if Terminated Upon Death 12/31/20	Payout if Terminated Upon Disability 12/31/20
	(a)	(b)	(c)	(d)	(e)	(f)
Alan B. Colberg
STIP Award	—	—	—	960,000	—	—
Long-Term Equity Awards[3]	—	16,566,940	16,566,940	27,769,809	15,862,819	15,862,819
Executive Pension Plan[4]	—	127,862	127,862	127,862	127,862	127,862
SERP[5]	—	3,492,717	3,492,717	3,492,717	3,492,717	3,492,717
Executive 401(k) Plan[6]	—	1,522,276	1,522,276	1,522,276	1,522,276	1,522,276
Welfare Ben. Lump Sum[7]	—	—	5,431	43,803	—	—
Severance	—	—	1,200,000	6,240,000	—	—
Outplacement[8]	—	—	7,000	7,000	—	—
TOTAL	—	21,709,795	22,922,226	40,163,467	21,005,674	21,005,674
Richard S. Dziadzio
STIP Award	—	—	—	340,000	—	—
Long-Term Equity Awards[3]	—	—	6,413,919	10,003,997	6,413,919	6,413,919
Executive Pension Plan[4]	—	—	—	—	—	—
SERP[5]	—	—	—	—	—	—
Executive 401(k) Plan[6]	314,796	—	314,796	314,796	314,796	314,796
Welfare Ben. Lump Sum[7]	—	—	5,431	40,329	—	—
Severance	—	—	680,000	2,720,000	—	—
Outplacement[8]	—	—	7,000	7,000	—	—
TOTAL	314,796	—	7,421,146	13,426,122	6,728,715	6,728,715

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Name	Payout if Terminated Voluntarily 12/31/19 Not Retirement[1]	Payout if Terminated Voluntarily 12/31/19 Retirement[1]	Payout if Terminated Involuntarily 12/31/19[2]	Payout if Terminated Upon Change of Control 12/31/19	Payout if Terminated Upon Death 12/31/19	Payout if Terminated Upon Disability 12/31/19
	(a)	(b)	(c)	(d)	(e)	(f)
Gene E. Mergelmeyer
STIP Award	—	—	—	459,063	—	—
Long-Term Equity Awards[3]	—	5,753,933	5,753,933	9,331,615	5,224,582	5,224,582
Executive Pension Plan[4]	—	564,000	564,000	564,000	516,229	564,000
SERP[5]	—	9,988,512	9,988,512	9,988,512	9,988,512	9,988,512
Executive 401(k) Plan[6]	—	1,782,231	1,782,231	1,782,231	1,782,231	1,782,231
Welfare Ben. Lump Sum[7]	—	—	3,813	38,298	—	—
Severance	—	—	932,250	3,305,250	—	—
Outplacement[8]	—	—	7,000	7,000	—	—
TOTAL	—	18,088,676	19,031,739	25,475,969	17,511,554	17,559,325
Keith W. Demmings
STIP Award	—	—	—	272,500	—	—
Long-Term Equity Awards[3]	—	—	4,214,102	6,958,662	4,214,102	4,214,102
Executive Pension Plan[4]	48,783	—	48,783	48,783	48,783	48,783
SERP[5]	—	—	—	—	—	—
Executive 401(k) Plan[6]	377,718	—	377,718	377,718	377,718	377,718
Welfare Ben. Lump Sum[7]	—	—	5,431	39,971	—	—
Severance	—	—	545,000	2,180,000	—	—
Outplacement[8]	—	—	7,000	7,000	—	—
TOTAL	426,501	—	5,198,034	9,884,634	4,640,603	4,640,603
Francesca L. Luthi
STIP Award	—	—	—	248,770	—	—
Long-Term Equity Awards[3]	—	—	1,873,025	4,022,713	1,873,025	1,873,025
Executive Pension Plan[4]	19,283	—	19,283	19,283	19,283	19,283
SERP[5]	—	—	—	—	—	—
Executive 401(k) Plan[6]	315,256	—	315,256	315,256	315,256	315,256
Welfare Ben. Lump Sum[7]	—	—	5,432	36,946	—	—
Severance	—	—	525,000	1,990,164	—	—
Outplacement[8]	—	—	7,000	7,000	—	—
TOTAL	334,539	—	2,744,996	6,640,132	2,207,564	2,207,564

1As of December 31, 2020, Mr. Colberg and Mr. Mergelmeyer met the requirements for retirement eligibility (age 55 with 10 years of service). Accordingly, their voluntary termination would be considered a retirement and column (a) “Payout if Terminated Voluntarily 12/31/20 Not Retirement” would not apply. Because none of the other NEOs were retirement eligible as of December 31, 2020, the column entitled “Payout if Terminated Voluntarily 12/31/20 Retirement” does not apply to them.
2The values in this column reflect an involuntary termination for reasons other than for cause. In the event of an involuntary termination for cause, the same amounts would be payable except (1) the NEOs would

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not receive a SERP payment and (2) the NEOs would not receive a pro-rata vesting with respect to their ALTEIP grants.
3These amounts assume accelerated vesting and/or exercise of all or a portion of unvested equity awards on December 31, 2020 based on the closing stock price of $136.22 on December 31, 2020. These amounts also reflect accelerated vesting in the event of a change of control of the Company (with the exception of Mr. Colberg and Mr. Mergelmeyer) and pro-rata vesting in the event of death, disability or an involuntary termination for reasons other than cause. PSU amounts are computed based on the achievement of target level performance for each award.
For Mr. Corberg and Mr. Mergelmeyer, the values in columns (b) and (c) reflect accelerated vesting of unvested equity awards granted prior to 2020 as they met the requirements for retirement eligibility. Equity awards granted to Mr. Colberg and Mr. Mergelmeyer prior to 2020 under the ALTEIP plan would be accelerated as of December 31, 2020 since they meets the requirements for retirement eligibility; and equity awards granted in 2020 would be forfeited.
For all NEOs, values in column (d) assumes a hypothetical corporate change of control.
4Executive Pension Plan benefits are payable only as a lump sum payment and as soon as administratively feasible following termination (in compliance with Code Section 409A).
5SERP payments are all shown as the present value of the retirement benefit.
6This amount includes the Company’s contribution to the Executive 401(k) Plan made in 2020.
7This amount represents a one-time lump sum payment by the Company that equals the value of Company paid premiums for the medical, dental, life insurance and disability plans as of December 31, 2020 for 18 months based on the individual’s benefit election (in accordance with Code Section 409A).
8This amount represents the Company’s best estimate of the costs of outplacement services for an NEO.

Narrative to Potential Payments Upon Termination or Change of Control
The following is a description of the information reported in the Potential Payments Upon Termination or Change of Control Table, including the material terms of the Change of Control Agreements and the methodology and material assumptions made in calculating the Executive Pension Plan and SERP benefits payable in the event of disability or death. The material terms of the Executive Pension Plan and the SERP are described in “Pension Benefits” on page 76. The material terms of the ADC Plan and the Executive 401(k) Plan are described in the “Narrative to Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans Table” on page 82. Additional information on the ALTEIP is provided in the CD&A and in “Additional Information Regarding the Summary Compensation Table and Grants of Plan-Based Awards” on page 71.

Treatment of Annual Incentive Awards
Under the ESTIP, if a participant’s employment is terminated during a performance period due to disability or death, the Compensation Committee may grant the participant an award in any amount the Compensation Committee deems appropriate. If a participant’s employment is terminated during a performance period due to retirement, any award for that participant will be subject to the maximum limits under the ESTIP (participant’s allocated portion of 5% of the Company’s net income as defined under the ESTIP), based on the amount of the Company’s net income for the full performance period. If a participant’s employment terminates for any other reason, any award paid to that participant will be subject to the maximum limits described above, pro-rated to reflect the number of days in the performance period that the participant was employed. Upon a change of control of the Company, each participant will be paid an amount based on the level of achievement of the performance goals as determined by the Compensation Committee no later than the date of the change of control.

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Accelerated and Pro-rated Vesting of Equity Awards
In the event of a change of control for awards granted prior to May 2017, RSUs vest in full. PSUs vest (a) at the target performance level, if a change of control occurs in the year in which the award is granted or (b) on the basis of the greater of actual performance through the time of the change of control or the target performance level, if a change of control occurs after the year in which the award is granted. Under the ALTEIP, which was approved by stockholders in May 2017, amended in May 2019 and which is the plan currently used for all equity-based grants to our NEOs, a change of control coupled with a termination of employment without cause or for good reason within two years of the change of control would result in all RSUs vesting in full and PSUs vesting based on the greater of: (i) an assumed achievement of all relevant performance goals at the “target” level pro-rated based upon the length of time within the performance period that has elapsed prior to the change of control or (ii) the actual level of achievement of all relevant performance goals (measured as of the latest date immediately preceding the change of control for which performance can, as a practical matter, be determined).
Upon a termination due to death or disability, RSUs and PSUs vest on a pro-rata basis (subject, in the case of PSUs, to the level of performance achieved). RSUs and PSUs are settled in full upon retirement (subject, in the case of PSUs, to the level of performance achieved), except for grants made in the year of retirement, which are forfeited. RSUs and PSUs vest on a pro-rata basis upon an involuntary termination without cause (subject, in the case of PSUs, to the level of performance achieved), and are forfeited upon a voluntary termination.

The SERP
As of December 31, 2020, Messrs. Colberg and Mergelmeyer were 100% vested in their SERP benefits. Messrs. Dziadzio and Demmings and Ms. Luthi are not eligible to participate in the SERP. Neither Mr. Colberg nor Mr. Mergelmeyer had attained normal retirement age as of December 31, 2020; therefore, if either executive had terminated employment on or prior to that date, their SERP benefit would have been actuarially reduced to reflect their respective ages.
If there is a change of control with respect to the Company or operating segment, and within two years after the change of control a participant’s employment is terminated without cause or the participant terminates employment for good reason (as defined in the SERP), then (1) the participant will become 100% vested in his or her SERP benefit; (2) the participant will be credited with 36 additional months of service for purposes of computing his or her target benefit; (3) the actuarial reduction for commencement of the SERP benefit prior to normal retirement age will be calculated as though the participant was 36 months older than his or her actual age; and (4) the participant may receive his SERP benefit following a change of control at a time and in an optional form that is different than the time and optional form that he or she would receive under circumstances not related to a change of control. This election may not be changed within one year prior to the participant’s termination date. In the event of a termination of employment other than as described above, the following applies: (i) a participant will automatically become 100% vested in his or her SERP benefit in the event of death or disability; and (ii) a participant will forfeit any remaining benefit in the event he or she is terminated for cause or commits a material breach of certain covenants regarding non-competition, confidentiality, non-solicitation of employees or non-solicitation of customers.

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The Executive 401(k) Plan
The benefits under the Executive 401(k) Plan are payable only in a lump sum following termination of employment. Payments made following termination of employment are subject to the restrictions of Code Section 409A.

Change of Control Agreements
The Company is a party to a COC Agreement with each NEO. The COC Agreements generally provide that if, during the two-year period following a change of control (as defined in the COC Agreements), the executive’s employment is terminated by the Company other than for cause or disability, or by the executive for good reason (each as defined in the COC Agreements), the executive would be entitled to receive, subject to the execution of a release of claims, within 60 days of the termination (or such later date that may be required by tax laws governing deferred compensation), a payment equal to 0.5 times the target annual ESTIP award for the year in which the date of termination occurs, an amount of cash severance equal to two times the sum of the executive’s annual base salary plus target ESTIP award, continued welfare benefits for the 18-month period following the date of termination and outplacement benefits.
The COC Agreement does not provide for an excise tax gross-up. Rather, in the event of a change of control, our NEOs are entitled to receive either (i) the full benefits payable in connection with a change of control (whether under the COC Agreement or otherwise) or (ii) a reduced amount that falls below the applicable safe harbor provided under Section 280G of the Code, whichever amount generates the greater after-tax value for the executive.
Termination in Anticipation of a Change of Control. If an executive’s employment with the Company is terminated by the Company without cause prior to the date on which a change of control occurs, and if it is reasonably demonstrated by the executive that such termination of employment was initiated by the Company after the public announcement of a proposed transaction that ultimately results in a change of control, then the executive will be entitled to the severance and other benefits under his or her COC Agreement, as described above.
Funding of Severance Payment Obligations. Within five business days of the executive’s date of termination after a change of control, the Company must establish and fund a trust in an amount of cash equal to the amount of the severance payments to which the executive may become entitled under the COC Agreements.
“Change of Control” Definition. For purposes of the agreements, a change of control is defined as:

•a change in a majority of the Company’s Board (the “Incumbent Board”) excluding any persons approved by a vote of at least a majority of the Incumbent Board other than in connection with an actual or threatened proxy contest;
•an acquisition by an individual, entity or a group of 30% or more of the Company’s common stock or voting securities (excluding an acquisition directly from the Company, by the Company, by an employee benefit plan of the Company or pursuant to a transaction described immediately below);
•consummation of a merger, consolidation, reorganization or similar transaction, or sale of all or substantially all of the Company’s assets other than a business combination in which all or substantially all of the stockholders of the Company receive 50% or more of the stock of the company resulting from the business combination;
•a transaction or series of transactions approved by the Company’s stockholders that results in the sale or disposition of all or substantially all of the Company’s assets; or
•stockholder approval of a complete liquidation or dissolution of the Company.

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Restrictive Covenants. Under the COC Agreements, commencing on the change of control date and continuing for one year after termination of employment, executives may not: (i) engage in activity competitive with the Company (including as an employee or officer of a competitor), (ii) solicit employees of the Company to leave the employ of the Company, or (iii) solicit customers of the Company to cease doing business with the Company. In addition, executives may not disparage the Company for two years following termination of employment.

Amounts Previously Earned and Payable Regardless of Termination or Change of Control
The amounts reflected in the Potential Payments Upon Termination or Change of Control Table show payments that the NEOs could only receive in the event of termination or change of control. The amounts reflected below were earned in previous years and were already available to the NEOs through withdrawal or exercise regardless of termination or change of control. These amounts include deferred compensation balances held in the ASIC Plan and/or ADC Plan.
The following amounts would have been available on December 31, 2020 for withdrawal or exercise by the NEOs regardless of termination or change of control: for Mr. Mergelmeyer, $974,156 from the ASIC Plan, and $3,788,764 from the ADC Plan.
CEO Pay Ratio
As of December 31, 2020, 82% of our employee population was located in the United States and Canada, 11% was located in Europe and 5% and 2% of our employee population was located in Latin America and Asia Pacific, respectively. All domestic employees, including our NEOs, are eligible to participate in our 401(k) plan, medical plan, employee stock purchase plan and short-term and long-term disability plans. All employees are also eligible for additional ancillary benefits, such as Company provided life insurance, accidental death and dismemberment insurance and the employee assistance program.

We identified the median employee, who is a full-time domestic employee, by ranking the total cash compensation, including base pay, overtime and cash incentive pay, for all employees, excluding our CEO, who were employed by us as of October 1, 2020. We selected October 1, 2020 as our determination date to allow ourselves the additional time to collect the required pay details and complete the calculation. We used the following methodology, consistently applied across the entire global employee population, to rank our employee population to determine our median employee:

•We included all U.S. and non-U.S. employees, employed on a full-time, part-time or temporary basis. The calculation covers 13,779 employees in total as of October 1, 2020.
•Actual base pay during the period October 2, 2019 through October 1, 2020 was used for all participants. No compensation components were annualized.
•We included overtime pay and cash incentive compensation, including shift differentials, referral bonuses, “sign-on” bonuses, and commission incentives paid during the period October 2, 2019 through October 1, 2020.
•For the non-US population, a 12-month average of the monthly exchange rates (October 2019 - September 2020) was used to convert all foreign currency payments to U.S. dollars.

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We did not rely on any other material assumptions, adjustments (such as cost-of-living adjustments) or estimates (such as statistical sampling) with respect to total cash compensation for purposes of employee ranking. Our 2020 pay ratio is intended to be a reasonable estimate calculated in a manner consistent with SEC rules.
After identifying the median employee, we calculated the annual total compensation for such employee using the same methodology we used for our CEO as set forth in the 2020 Summary Compensation Table found on page 68. For 2020, we estimate that our CEO to median employee pay ratio is 262.7, the annual total compensation for the median employee was $45,128, and the annual total compensation for our CEO was $11,855,966.

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Director Compensation
The following table sets forth the cash and other compensation earned by or accrued to the non-management members of the Board for all services in all capacities during the fiscal year ended December 31, 2020. Mr. Colberg is not eligible to participate in the Assurant Amended and Restated Directors Compensation Plan (the “Directors Compensation Plan”) and did not receive any compensation for his service as a director.
Director Compensation Table for Fiscal Year 2020

Name [1]	Fees Earned or Paid in Cash ($)	Stock Awards ($) [1]	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) [2]	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Paget Alves	100,000	140,096	—	—	—	1,000	241,096
J. Braxton Carter	50,000	140,097	—	—	—	—	190,097
Juan N. Cento	100,000	140,096	—	—	—	—	240,096
Harriet Edelman	113,011	140,096	—	—	—	1,000	254,107
Lawrence V. Jackson	120,000	140,096	—	—	152,399	1,000	413,495
Charles J. Koch [3]	34,946	—	—	—	—	92,438	127,384
Jean-Paul L. Montupet	120,000	140,096	—	—	—	1,000	261,096
Debra Perry	120,000	140,096	—	—	7,920	1,000	269,016
Ogi Redzic	100,000	140,096	—	—	—	1,000	241,096
Paul J. Reilly	115,000	140,096	—	—	—	1,000	256,096
Elaine D. Rosen	280,000	140,096	—	—	—	1,000	421,096
Robert W. Stein	125,000	140,096	—	—	—	1,000	266,096

1The amounts reported in this column are consistent with the grant date fair value of each award computed in accordance with FASB ASC Topic 718. The grant date fair value of the stock awards granted in 2020 equals the amount disclosed in column (c). As of December 31, 2020, each director, except Mr. Alves, Mr. Redzic and Mr. Carter held 2,868 unvested RSUs. Mr. Alves and Mr. Redzic held 2,153 unvested RSUs as of December 31, 2020. Mr. Carter held 1,394 unvested RSUs as of December 31, 2020.
2The amounts set forth in column (f) reflect notional investment gains on the deferred director fees that were credited to the ADC Plan account in 2020. For additional information regarding the ADC Plan, see “Narrative to Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans Table — The ADC Plan” on page 82.
3Mr. Koch retired from the Board of Directors on May 6, 2020. Amounts in All Other Compensation column include $92,438 of accumulated dividend equivalents on previously deferred RSUs for Mr. Koch which were paid to him in 2020 pursuant to his retirement from the Board.

Narrative to the Director Compensation Table
Fees Earned or Paid in Cash
The Directors Compensation Plan provides for an annual retainer for non-management directors of $100,000, payable in cash quarterly. Additional annual retainers were paid under the Directors Compensation Plan to the Chair of the Board and committee Chairs as follows: (i) Chair of the

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Board: $180,000; (ii) Audit Committee Chair: $25,000; (iii) Audit Committee Vice Chair: $15,000; (iv) Compensation Committee Chair: $20,000; (v) Nominating and Corporate Governance Committee Chair: $20,000; (vi) Finance and Risk Committee Chair: $20,000; and (vii) Information Technology Committee Chair: $20,000.
The Directors Compensation Plan also provides for reimbursement of reasonable travel expenses in connection with attending meetings of our Board and its committees and other Company functions where the director’s attendance is requested by our CEO. A participant may elect to have any cash amounts payable under the Directors Compensation Plan deferred under the ADC Plan. The Company does not make any contributions to, or provide any preferential or above market earnings under, the ADC Plan.
Restricted Stock Unit Awards
In addition to cash compensation, the Directors Compensation Plan provides that each non-employee director will receive, on the date he or she first becomes a non-employee director, an initial award of RSUs having an aggregate fair market value on the grant date equal to $140,000. In no event will a director receive an initial award of RSUs if the next annual meeting of our stockholders is within four months of the date he or she becomes a director. On the day following each annual meeting of our stockholders, each non-employee director then in office will receive an annual award of RSUs having a fair market value on the grant date equal to $140,000.
Initial RSU grants vest in three equal annual installments on each of the first three anniversaries of the grant date, and annual RSU grants vest in three equal annual installments on the day immediately preceding the date of the annual meeting of stockholders in each of the three years following the grant date. All RSUs vest in full in the event of a change of control (as defined in the ALTEIP) or upon retirement after reaching age 55 and completing at least five consecutive years of service on the Board. Settlement of the shares are deferred until separation from the Board. Quarterly dividend equivalents earned throughout the vesting period on awards granted accumulate and are paid in cash upon separation from the Board.
The maximum number of shares that may be granted to any non-employee director under the ALTEIP in any calendar year is limited to a number that, combined with any cash fees or other compensation, does not exceed $600,000 in total value based on the share value on the date of grant (or $800,000 under extraordinary circumstances as determined by the Board).
All Other Compensation
Directors are eligible to participate in the Assurant Employee Matching Gifts Program to support charities with U.S.-based Section 501(c)(3) status or equivalent charitable status as recognized in other countries. In 2019, the Assurant Foundation matched up to $1,000 each in charitable contributions made by directors.

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Equity Compensation Plan Information

The following table shows aggregate information, as of December 31, 2020, with respect to compensation plans under which equity securities of Assurant are authorized for issuance.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights[1]	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights($)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))[2]
Equity Compensation Plans Approved by Security Holders	2,071,924	—	3,329,810
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	2,071,924	—	3,329,810

1This amount reflects securities to be issued under outstanding awards of RSUs and PSUs as of December 31, 2020. For outstanding awards of PSUs, the amount reflects the number of securities that could be issued if the maximum level of performance is achieved. Assuming achievement of target level performance under outstanding PSUs, the amount in column (a) would be 1,397,825.
2This amount is comprised of 2,389,698 shares of common stock available for issuance under the Assurant, Inc. Amended and Restated 2004 Employee Stock Purchase Plan and 940,112 shares of common stock available for issuance under the ALTEIP.

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Transactions with Related Persons
Transactions with Related Persons
There were no related person transactions in 2020 requiring disclosure under SEC rules and there are no such currently proposed transactions. The Company engages in ordinary course business transactions with certain related persons, or entities in which related persons serve as officers, directors or affiliates, and in which such related persons do not have a direct or indirect material interest. See “Corporate Governance—Director Independence” for a description of certain ordinary course business transactions and relationships with our directors.

Review, Approval or Ratification of Transactions with Related Persons
To provide written guidelines on the review, approval and monitoring of transactions involving related persons, the Nominating and Corporate Governance Committee (the “Nominating Committee”) adopted the Assurant, Inc. Related Persons Transaction Policy and Procedure. It applies to Company transactions with related persons that meet the threshold for disclosure in the proxy statement under the relevant SEC rules, involving transactions of at least $120,000 in which the Company is or was to be a participant and in which a related person has a direct or indirect material interest. Generally, related persons are the Company’s directors, executive officers, nominees for director, their immediate family members and beneficial owners of five percent or more of the Company’s outstanding common stock.
Policy
•Related person transactions must be approved by the Nominating Committee, which will approve the transaction only if it determines that the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders. In determining whether to approve or ratify a transaction, the Nominating Committee will take into account, among other factors it deems appropriate: (1) the benefits to the Company; (2) the extent of the related person’s interest in the transaction, including the related person’s position(s) or relationship(s) with, or ownership of, the entity that is a party to, or has an interest in, the transaction; (3) the impact on a director’s independence if the related person is a director, an immediate family member of a director or an entity in which the director is a partner, stockholder or executive officer; and (4) whether the transaction is on terms no less favorable to the Company than those generally available to unrelated third parties under similar circumstances.
•If a related person transaction will be ongoing, the Nominating Committee may establish guidelines for the Company’s management to follow in its dealings with the related person. Thereafter, the Nominating Committee, at least annually, will review and assess the relationship with the related person to determine whether it remains appropriate.
Procedures
•Related persons must notify the Company’s law department in advance of any potential related person transaction.
•If the law department determines that the proposed transaction involves an amount of at least $120,000 and a related person has a direct or indirect material interest, it will submit the proposed transaction to the Nominating Committee for consideration at its next meeting. If it is not practicable to wait until then, the Nominating Committee will call a special meeting to consider the proposed transaction.

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•After considering the pertinent facts, the Nominating Committee will review and approve or disapprove the transaction. If advance approval is not feasible, then the transaction will be considered and, if appropriate, ratified at the Nominating Committee’s next meeting.
•No director will participate in any discussion or approval of a transaction in which he or she is a related person.

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Security Ownership of Certain Beneficial Owners
The following table provides, with respect to each person or entity known by Assurant to be the beneficial owner of more than five percent of Assurant’s outstanding common stock as of February 16, 2021, (a) the number of shares of common stock beneficially owned (based upon the most recently reported number of shares beneficially owned as of the date the person or entity filed a Schedule 13G with the SEC) and (b) the percentage of all outstanding shares of common stock represented by such ownership as of February 16, 2021 (based upon 57,903,055 shares of common stock outstanding as of that date).

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Class
The Vanguard Group, Inc.[1]	6,634,400	11.5%
T. Rowe Price Associates, Inc.[2]	5,550,772	9.6%
BlackRock, Inc.[3]	5,118,981	8.8%
State Street Corporation[4]	2,897,506	5%

1The Vanguard Group, Inc., 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, filed a Schedule 13G/A on February 10, 2021 with respect to the beneficial ownership of 6,634,400 shares of common stock as of December 31, 2020. The Vanguard Group, Inc. indicated that it had sole voting power with respect to 0 shares of common stock, shared voting power with respect to 95,584 shares of common stock, sole dispositive power with respect to 6,376,365 shares of common stock and shared dispositive power with respect to 258,035 shares of common stock. The Vanguard Group, Inc. also indicated that it filed this 13G/A on behalf of the following subsidiaries: Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia Ltd., Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited and Vanguard Investments UK, Limited.
2T. Rowe Price Associates, Inc., 100 E. Pratt Street, Baltimore, Maryland 21202, filed a Schedule 13G/A on February 16, 2021 with respect to the beneficial ownership of 5,550,772 shares of common stock as of December 31, 2020. T. Rowe Price Associates, Inc. indicated that it had sole voting power with respect to 1,869,997 shares of common stock and sole dispositive power with respect to 5,550,772 shares of common stock.
3BlackRock, Inc., 55 East 52nd Street, New York, New York 10055, filed a Schedule 13G/A on February 5, 2021 with respect to the beneficial ownership of 5,118,981 shares of common stock as of December 31, 2020. BlackRock, Inc. indicated that it had sole voting power with respect to 4,605,645 shares of common stock and sole dispositive power with respect to 5,118,981 shares of common stock. BlackRock, Inc. indicated that it filed this Schedule 13G/A on behalf of the following subsidiaries: BlackRock Life Limited, BlackRock International Limited, Blackrock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited and BlackRock Fund Managers Ltd.
4State Street Corporation, State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111, filed a Schedule 13G on February 12, 2021 with respect to the beneficial ownership of 2,897,506 shares of common stock as of December 31, 2020. State Street Corporation indicated that it had shared voting power with respect to 2,298,634 shares of common stock and shared dispositive power with respect to 2,896,867 shares of common stock. State Street Corporation indicated that it filed this Schedule 13G on behalf of the following subsidiaries: SSGA Funds Management, Inc., State Street Global Advisors Limited

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(UK), State Street Global Advisors Ltd. (Canada), State Street Global Advisors, Australia Limited, State Street Global Advisors (Japan) Co., Ltd., State Street Global Advisors Asia Ltd., State Street Global Advisors Singapore Ltd., State Street Global Advisors GmbH, State Street Global Advisors Ireland Limited, State Street Global Advisors Trust Company.

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Security Ownership of
Directors and Executive Officers
The following table provides information concerning the beneficial ownership of common stock as of February 16, 2021 by Assurant’s Chief Executive Officer, Chief Financial Officer, and each of Assurant’s other NEOs for 2021, each director and all current directors and executive officers as a group. As of February 16, 2021, we had 57,903,055 outstanding shares of common stock. Except as otherwise indicated, all persons listed below (a) have sole voting power and dispositive power with respect to their shares, except to the extent that authority is shared by their spouses, and have record and beneficial ownership of their shares and (b) do not beneficially own any shares of the Company’s 6.50% Series D Mandatory Convertible Preferred Stock.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned[1]	Percentage of Class
Alan B. Colberg	165,110	*
Richard S. Dziadzio	19,588	*
Gene E. Mergelmeyer	115,173	*
Keith W. Demmings	14,570	*
Francesca L. Luthi	4,644	*
Elaine D. Rosen	19,201	*
Paget L. Alves	366	*
J. Braxton Carter	1,950	*
Juan N. Cento	22,325	*
Harriet Edelman	2,629	*
Lawrence V. Jackson	18,984	*
Jean-Paul L. Montupet	13,046	*
Debra J. Perry	2,629	*
Ogi Redzic	366	*
Paul J. Reilly	13,670	*
Robert W. Stein	11,587	*

All current directors and executive officers as a group (20 persons)	451,871	*

*Less than one percent of class.
1Includes for Mr. Mergelmeyer, 95,148 shares of common stock held by the GRMergelmeyer Family Trust. Includes for Mr. Stein, 851 shares of common stock held by the Robert W. Stein Revocable Living Trust and Christine M. Denham Revocable Living Trust, Tenants in Common. Also includes 1,500 shares of common stock held by the Denham Stein Family Foundation. Because Mr. Stein serves as a trustee of this tax exempt charitable foundation, Mr. Stein is deemed to “control” these 1,500 shares in which he has no economic interest.
For certain NEOs for 2020 and current executive officers, includes RSUs that will vest and/or become payable on or within 60 days of February 16, 2021 in exchange for the following amounts of common stock as of February 16, 2021: for Mr. Colberg, 40,632 shares (including 18,567 shares that would be issuable upon a retirement; for Mr. Dziadzio, 6,654 shares; for Mr. Mergelmeyer, 20,025 shares (including 12,184

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shares that would be issuable upon a retirement); for Mr. Demmings, 3,495 shares; and for Ms. Luthi, 2,077 shares.
For certain directors, includes vested RSUs (and RSUs that will vest within 60 days of February 16, 2021); the settlement of the shares is deferred until separation from the Board. Includes 9,236 shares for each of Ms. Rosen and Messrs. Cento, Jackson,Montupet, Reilly and Stein, as of February 16, 2021; 2,629 shares for each of Ms. Edelman and Ms. Perry, as of February 16, 2021; 366 shares for each of Messrs. Alves and Redzic and 0 shares for Mr. Carter as of February 16, 2021.
RSUs that will vest on or within 60 days of February 16, 2021 in exchange for shares of common stock, for all current directors and executive officers as a group, totaled 140,279.

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Audit Committee Matters
Audit Committee Report
The Audit Committee of the Board of Directors of the Company consists of four independent directors and operates under a written charter, adopted and reviewed annually by the Board. The charter describes in greater detail the full responsibilities of the Audit Committee. Among other things, the Audit Committee assists the Board in its oversight of the Company’s financial accounting and reporting processes; the activities, qualifications, performance and independence of the Company’s independent registered public accounting firm and internal auditors; and the design and operating effectiveness of the Company’s internal control over financial reporting and the related internal control environment. In addition, the Audit Committee reviews the Company’s policies with respect to risk assessment and risk management and coordinates with the Finance and Risk Committee with respect to oversight of risk management and enterprise risk management activities. Additional information regarding the role of the Board in risk oversight can be found in the “Corporate Governance” section of this proxy statement.

During fiscal 2020, the Audit Committee’s oversight responsibilities also included the timely and continuing consideration of risks related to the COVID-19 pandemic, including its impact on the Company’s financial accounting and reporting processes, and on the effectiveness of the Company’s internal control over financial reporting and the related internal control environment.
Management is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements; for maintaining appropriate accounting and financial reporting processes; for the design and operating effectiveness of the Company’s internal control over financial reporting and related procedures; and for the execution of the Company’s risk management function. In performing its oversight function, the Audit Committee has reviewed and discussed with management the audited consolidated financial statements of the Company as of and for the year ended December 31, 2020 and management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2020. Management’s assessment is included in Management’s Annual Report on Internal Control Over Financial Reporting appearing under Item 9A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (the “2020 Form 10-K”). In connection with that review, management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and that the Company maintained effective internal control over financial reporting as of December 31, 2020. In consultation with management and with input from the Company’s independent registered public accounting firm, the Audit Committee reviews the effectiveness of the internal audit function. In addition, the Audit Committee has reviewed and discussed with management the Company’s policies with respect to risk management, including the guidelines and policies that govern the process by which risk management is undertaken.
PricewaterhouseCoopers LLP (“PwC”) serves as the Company’s independent registered public accounting firm. Each year, the Audit Committee, in consultation with management and the Company’s head of internal audit, reviews PwC’s performance and considers whether to reappoint PwC, subject to stockholder ratification, to serve as the Company’s independent registered public accounting firm for the current fiscal year. In that review, the Audit Committee considers, among other things, the continued independence of PwC, PwC’s tenure serving the Company, whether PwC’s provision of non-audit services to the Company is compatible with maintaining its independence, and the quality and efficiency of the services provided, as well as the depth of the firm’s and audit team’s expertise and experience in the Company’s industry. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should

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be regular rotation of the independent registered public accounting firm. In addition, the Audit Committee assesses the qualifications and performance of the lead engagement partner and other principle team members of the independent registered public accounting firm, and the Audit Committee and its Chair are involved in the selection of the new lead engagement partner when required by periodic auditor rotation or when otherwise applicable. The Audit Committee is responsible for pre-approving and regularly reviewing all services, fees and terms associated with the Company’s retention of its independent registered public accounting firm.
The Audit Committee has reviewed and discussed with PwC their report and related opinion on the fair presentation of the Company’s consolidated financial statements as of and for the year ended December 31, 2020, as well as the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee also has received the written disclosures and the letter from PwC required by the applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, has discussed with PwC the independence of the firm, has reviewed and discussed with PwC critical audit matters identified by PwC during the audit, and has considered all of the above-referenced communications as well as all audit, audit-related and non-audit services provided by PwC.
On the basis of the review and discussions referred to above, the Audit Committee has recommended to the Board that the audited consolidated financial statements be included in the 2020 Form 10-K.
Audit Committee
Robert W. Stein, Chair
Paul J. Reilly, Vice Chair
J. Braxton Carter
Harriet Edelman

Fees of Principal Accountants
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of PwC, our independent registered public accounting firm. The Audit Committee is required to pre-approve all audit or non-audit engagements with the independent registered public accounting firm. The Audit Committee has delegated to the Audit Committee Chair the authority to pre-approve audit or non-audit service engagements with the independent registered public accounting firm involving aggregate potential fees of up to $250,000 per engagement. Any such services that are pre-approved by the Chair must then be reported and ratified at the next regularly scheduled Audit Committee meeting.
In approving any non-audit services, the Audit Committee, or its Chair when applicable, considers whether the proposed services are prohibited under current law or regulations. In order to approve the proposed non-audit services, the Audit Committee, or its Chair when applicable, also must be of the opinion that the proposed services, both individually and collectively with all other provided services, will not impair the independence of the independent registered public accounting firm in connection with its audit opinion on the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting. The Audit Committee also receives assurances from the independent registered public accounting firm that the proposed engagement is not a prohibited service under applicable laws and regulations and that the proposed service will not impair the auditors’ independence in connection with its audit opinion on the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over

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financial reporting.
The following table sets forth the aggregate fees for PwC for the fiscal years ended December 31, 2020 and 2019:

	2020	2019
Description of Fees[1]	Amounts (in thousands)	Amounts (in thousands)
Audit Fees[2]	$14,071	$15,135
Audit-Related Fees[3]	$3,562	$2,905
Tax Fees[4]	$247	$60
All Other Fees[5]	$1	$388

1Fees include out-of-pocket expenses of $225,000 and $475,000 for 2020 and 2019, respectively, which were incurred by PwC and billed to the Company in connection with the respective services.
2Audit fees primarily consisted of professional services rendered for the audit of the Company’s consolidated financial statements and effectiveness of its internal control over financial reporting, as well as those subsidiary and statutory audits directly related to the performance of the consolidated audit.
3Audit-related fees primarily consisted of professional services rendered in connection with control attestation services, benefit plan audits, due diligence services, subsidiary and statutory audits that are not directly related to the performance of the consolidated audit, consultation on accounting and financial reporting matters, consultation on new accounting standards, information technology pre-implementation services and other agreed upon procedures.
4Tax fees were for professional services rendered in connection with tax planning, including fees for compliance services.
5All other fees were for professional services rendered in connection with various consulting services.

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Incorporation by Reference
The Compensation Committee Report and the Audit Committee Report (including the reference to the independence and financial expertise of the Audit Committee members), each contained in this proxy statement, are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by Assurant under the Exchange Act, except to the extent that we specifically incorporate such information by reference into any of these filings. Any reports or other information referenced herein from our website is not deemed part of or incorporated by reference into this proxy statement.

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Annual Report and Form 10-K
The 2020 annual report to stockholders, which includes the 2020 Form 10-K, accompanies this proxy statement.
Without charge, stockholders may obtain a copy of our 2020 Form 10-K containing the audited consolidated financial statements of Assurant for the fiscal year ended December 31, 2020, as filed with the SEC, without the accompanying exhibits, by writing to Investor Relations, Assurant, Inc., 28 Liberty Street, 41st Floor, New York, New York 10005. A list of exhibits is included in the accompanying 2020 Form 10-K, and exhibits are available from Assurant upon payment to Assurant of the cost of furnishing them. Without charge, copies of our 2020 Form 10-K and accompanying exhibits are also available under the “Investor Relations” section of our website at http://ir.assurant.com.

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Additional Annual Meeting Information
Stockholder Participation in the Virtual Annual Meeting
We will follow a virtual meeting format for the Company’s 2021 Annual Meeting of Stockholders to promote social distancing pursuant to guidance provided by the Center for Disease Control and the SEC due to the COVID-19 pandemic. The virtual meeting format allows attendance from any location in the world. Stockholders will have the same rights and opportunities to participate in the virtual Annual Meeting as they would at an in-person meeting. The business of the Annual Meeting will follow the order shown on the agenda on the Annual Meeting website.
Annual Meeting Admission
To be admitted to the virtual Annual Meeting at www.virtualshareholdermeeting.com/AIZ2021, you must enter the 16-digit control number that can be found on your proxy card, voting instruction or notice. Online access to the Annual Meeting will open at 8:45 a.m. Eastern Time to allow time for stockholders to become familiar with the virtual platform and address any technical difficulties to log in prior to the start of the live audio webcast of the Annual Meeting at 9:00 a.m. Eastern Time. Participants should ensure that they have a strong WiFi connection from wherever they intend to participate in the virtual Annual Meeting.

Because this is a meeting of stockholders, only stockholders as of the record date of March 15, 2021 are permitted to vote or ask questions during the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available to stockholders for examination 10 days prior to the Annual Meeting. To review the list of stockholders, please contact Investor Relations at Investor.Relations@assurant.com. The stockholder list will also be available during the Annual Meeting on the virtual meeting website.

Participating during the Annual Meeting
Once admitted into the virtual Annual Meeting, you will have the opportunity to submit questions in writing during the Annual Meeting. If you have a question, please submit the question in the field provided on the Annual Meeting website. The Chair or the Chief Executive Officer may answer the question directly or invite another representative of the Company to respond. Questions pertinent to meeting matters will be answered during the question and answer portion of the virtual Annual Meeting, as time permits. We reserve the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition. No recording of the Annual Meeting is allowed, including audio and video recording. For additional information regarding how to participate in the virtual Annual Meeting, please see the Rules of Procedures that will be posted to the virtual Annual Meeting website on the day of the Annual Meeting.

Voting during the Annual Meeting
While we strongly encourage you to vote your shares prior to the virtual Annual Meeting, stockholders may also vote during the Annual Meeting. If you have already voted your shares, your vote has been received by the Company’s inspector of elections and there is no need to vote again, unless you wish to revoke or change your vote.

Technical Difficulties
If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, you should contact technical support at (844) 986-0822.

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Notice and Access

The SEC rules allow us to use a “Notice and Access” model to make our proxy statement and other Annual Meeting materials available to you. On or about March 22, 2021, we will begin mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to our common stockholders advising them that our proxy statement, 2020 annual report to stockholders and voting instructions can be accessed via the Internet as of such date and will also provide a printed or emailed copy of our proxy materials to those stockholders who requested delivery by such methods. You may then access these materials and vote your shares via the Internet or by telephone or you may request that a printed copy of the proxy materials be sent to you. You will not receive a printed copy of the proxy materials unless you request one in the manner described in the Notice. Using the Notice allows us to conserve natural resources and reduces the costs of printing and distributing the proxy materials, while providing our stockholders with convenient access to the proxy materials via the Internet.
We have adopted a procedure, approved by the SEC, called “householding” whereby stockholders of record who have the same address and last name and receive hard copies of the annual report and proxy statement will receive only one set of materials per household. However, if any stockholder who agreed to householding wishes to receive a separate annual report or proxy statement, he or she may telephone toll-free 1-866-540-7095 or write to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Stockholders sharing an address who wish to receive a single set of reports may do so by contacting their bank or broker, if they are beneficial holders, or by contacting Broadridge at the address set forth above if they are record holders.
The solicitation of proxies for the Annual Meeting is being made by telephone, Internet and mail. Proxies may be solicited on behalf of the Company by its officers, directors or employees by telephone, in person or by other electronic means without additional compensation. We have retained Morrow Sodali LLC, 470 West Ave., Stamford, Connecticut 06902, to assist with the solicitation of proxies for an estimated fee of $12,000 plus reimbursement of expenses. We will bear the cost of the solicitation of proxies and will reimburse brokerage firms and other record holders of shares beneficially owned by others for their reasonable expenses incurred in forwarding solicitation material to beneficial owners of shares.
Any holder of record of common stock may revoke his or her proxy at any time before it is voted by delivering a signed proxy or other written notice of revocation, which is dated later than the initially voted proxy, to the Secretary of Assurant. Any holder of record of shares of common stock present at the Annual Meeting may also withdraw his or her proxy and vote in person on each matter brought before the Annual Meeting. All shares of common stock represented by properly signed and returned proxies in the accompanying form or those submitted by Internet or telephone, unless revoked, will be voted in accordance with the instructions given thereon. A properly executed proxy without specific voting instructions will be voted as recommended by the Board: FOR each director nominee; and FOR Proposals Two, Three and Four, each as described in this proxy statement.
Any stockholder whose shares are held through a broker, bank or other nominee (shares held in street name) will receive instructions from the broker, bank or other nominee that must be followed in order to have his or her shares voted.

Only holders of record of common stock at the close of business on March 15, 2021, the record date for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting or at any adjournment or postponement (including due to an emergency) thereof. As of the close of business

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on that date, 60,519,020 shares of our common stock were outstanding. Holders of common stock will each be entitled to one vote per share of common stock held on that date.
Votes cast in person or by proxy at the Annual Meeting will be tabulated by the inspector of elections appointed for the Annual Meeting. Pursuant to Assurant’s by-laws and the Delaware General Corporation Law (the “DGCL”), the presence of the holders of shares representing a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, whether in person or by proxy, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Under the DGCL, abstentions and “broker non-votes” will be treated as present for purposes of determining the presence of a quorum.
The NYSE permits brokers to exercise discretionary voting authority on “routine” matters if the broker has not received specific voting instructions. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2020 (Proposal Two) is the only matter to be voted on at the Annual Meeting as to which brokers will be permitted to vote uninstructed shares. Brokers who do not receive voting instructions from their clients with respect to the other proposals will not be able to exercise discretion to vote on those proposals and those shares will not be counted as voting for or against the matter or “entitled to vote” on the matter, and will, therefore, have no legal effect on the voting.
We urge stockholders to vote their shares by Internet, telephone or mail.
Other Matters
The Board knows of no matters to be brought before the Annual Meeting other than those listed in the attached Notice of 2021 Annual Meeting. If any other matter should properly come before the Annual Meeting, the persons named in the enclosed proxy will vote all proxies given to them in accordance with their best judgment on such matters.

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Stockholder Proposals
To be considered for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act for our 2022 annual meeting of stockholders, proposals of stockholders must be received by the Secretary in writing at Assurant, Inc., 28 Liberty Street, 41st Floor, New York, New York 10005, no later than November 22, 2021 and must comply with the procedures of Rule 14a-8 under the Exchange Act.
Stockholders intending to present business at our 2022 annual meeting of stockholders, but not intending to have the proposal included in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, must comply with the requirements set forth in our by-laws. To bring business before our 2022 annual meeting, a stockholder must submit written notice complying with the by-laws to the Secretary of Assurant not less than 90 days nor more than 120 days prior to the anniversary of the preceding year’s annual meeting. Therefore, we must receive notice of a stockholder proposal submitted other than pursuant to Rule 14a-8 no sooner than January 13, 2022 and no later than February 12, 2022.
Our Board has adopted proxy access, which permits a stockholder or a group of up to 20 stockholders holding 3% or more of our outstanding shares of common stock continuously for at least three years to nominate a number of directors constituting the greater of two directors or 20% of the number of directors on our Board, as set forth in our by-laws. If you wish to propose a nomination pursuant to our proxy access by-law provision, you must deliver a notice to Assurant containing certain information set forth in our by-laws, no earlier than 150 calendar days and no later than 120 calendar days before the anniversary of the date the corporation distributed its proxy statement for the prior year’s annual meeting of stockholders. For our 2022 annual meeting of stockholders, we must receive this notice between October 23, 2021 and November 22, 2021. Stockholders should send their notices to the Secretary at Assurant, Inc., 28 Liberty Street, 41st Floor, New York, New York 10005.

106	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

Appendix A: Reconciliation of Non-GAAP Financial Measures
Assurant uses the following non-GAAP financial measures to analyze the Company’s operating performance in this proxy statement. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.
Assurant uses net operating income, excluding reportable catastrophes (represents catastrophe losses, which include only individual catastrophic events that generated losses to us in excess of $5.0 million, net of reinsurance and client profit sharing adjustments and including reinstatement and other premiums), as an important measure of the Company’s operating performance. Net operating income equals net income attributable to common stockholders, excluding Global Preneed goodwill impairment, net realized gains (losses) on investments (which includes unrealized gains (losses) on equity securities and changes in fair value of direct investments in collateralized loan obligations), COVID-19 direct and incremental expenses, the CARES Act tax benefit, foreign exchange gains (losses) from remeasurement of monetary assets and liabilities, the net charge related to Iké, as well as other highly variable or unusual items other than reportable catastrophes. The company believes net operating income provides investors with a valuable measure of the performance of the company’s ongoing business because the excluded items do not represent the ongoing operations of the company. The comparable GAAP measure is net income attributable to common stockholders.

1	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

(UNAUDITED)	Twelve Months Ended December 31,
(dollars in millions)	2020	2019
Net operating income, excluding reportable catastrophes	$663.5	$574.0
Adjustments, pre-tax:
Net realized (losses) gains on investments	(17.4)	66.3
Global Preneed goodwill impairment	(137.8)	—
Reportable catastrophes	(173.7)	(51.8)
COVID-19 direct and incremental expenses	(27.2)	—
CARES Act tax benefit (after-tax)	84.4	—
Assurant Health runoff operations	16.1	28.0
Net charge related to Iké	(5.9)	(163.0)
Loss on extinguishment of debt and other related costs	—	(37.4)
Other Adjustments:
Amortization of deferred gains on disposal of businesses	10.7	14.3
Acquisition integration expenses	(22.1)	(28.1)
Foreign exchange related losses	(11.7)	(18.2)
Current expected credit losses for businesses in runoff	(3.3)	—
Gain related to benefit plan activity	15.6	5.6
Net charge related to Green Tree Insurance Agency acquisition	—	(15.6)
Loss on sale of Mortgage Solutions	—	(9.6)
Loss on building held for sale	—	(7.3)
State tax for Assurant Employee Benefits sale (after-tax)	(2.9)	—
Net gain from deconsolidation of consolidated investment entities	7.8	—
Impact of Tax Cuts and Jobs Act at enactment (after-tax)	1.3	—
Change in fair value of derivative investment and other expenses related to merger and acquisition activities	(14.3)	(1.8)
Benefit for income taxes	40.0	8.5
Net income attributable to common stockholders	$423.1	$363.9

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Assurant uses net operating income per diluted share, excluding reportable catastrophes, as an important measure of the Company's stockholder value. Net operating income per diluted share, excluding reportable catastrophes, equals net operating income (defined above) plus any dilutive preferred stock dividends, excluding reportable catastrophes, divided by weighted average diluted shares outstanding. The Company believes this metric provides investors a valuable measure of stockholder value because it excludes items that do not represent the ongoing operations of the Company. The comparable GAAP measure is net income attributable to common stockholders per diluted share, defined as net income attributable to common stockholders plus any dilutive preferred stock dividends divided by weighted average diluted shares outstanding.

(UNAUDITED)	Twelve Months Ended December 31,
	2020	2019
Net operating income per diluted share, excluding reportable catastrophes	$10.80	$9.21
Adjustments per diluted share, pre-tax:
Net realized (losses) gains on investments	(0.28)	1.06
Global Preneed goodwill impairment	(2.18)	—
Reportable catastrophes	(2.75)	(0.83)
COVID-19 direct and incremental expenses	(0.43)	—
CARES Act tax benefit (after-tax)	1.34	—
Assurant Health runoff operations	0.25	0.45
Net charge related to Iké	(0.09)	(2.62)
Loss on extinguishment of debt and other related costs	—	(0.60)
Other Adjustments:
Amortization of deferred gains on disposal of businesses	0.17	0.23
Acquisition integration expenses	(0.35)	(0.45)
Foreign exchange related losses	(0.19)	(0.29)
Current expected credit losses for businesses in runoff	(0.05)	—
Gain related to benefit plan activity	0.25	0.09
Net charge related to Green Tree Insurance Agency acquisition	—	(0.25)
Loss on sale of Mortgage Solutions	—	(0.15)
Loss on building held for sale	—	(0.12)
State tax for Assurant Employee Benefits sale (after-tax)	(0.05)	—
Net gain from deconsolidation of consolidated investment entities	0.12	—
Impact of Tax Cuts and Jobs Act at enactment (after-tax)	0.02	—
Change in fair value of derivative investment and other expenses related to merger and acquisition activities	(0.23)	(0.03)
Benefit for income taxes	0.64	0.14
Net income attributable to common stockholders per diluted share	$6.99	$5.84

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Appendix B: Long Term Equity Incentive Plan, As Amended

ASSURANT, INC. 2017
LONG TERM EQUITY INCENTIVE PLAN, AS AMENDED

SECTION 1. Purpose; Definitions.

1.1. Purpose. The purpose of this Assurant, Inc. 2017 Long Term Equity Incentive Plan is to give the Company a competitive advantage in attracting, retaining, and motivating officers, employees, directors, and consultants, and to provide the Company and its Subsidiaries and Affiliates with a long term incentive plan providing incentives directly linked to stockholder value.

1.2. Definitions. Certain terms used herein have definitions given to them in the first place in which they are used. In addition, for purposes of this Plan, the following terms are defined as set forth below:

a.“Act” means the Securities Exchange Act of 1934, as amended from time to time, any regulations promulgated thereunder, and any successor thereto.

b.“Administrator” has the meaning set forth in Section 2.2.

c.“Affiliate” means any Subsidiary and any other corporation or other entity controlled by, controlling, or under common control with, the Company, as determined by the Committee.

d.“Amendment Date” means May 13, 2021.

e.“Applicable Exchange” means the New York Stock Exchange or such other securities exchange as may at the applicable time be the principal market for the Common Stock.

f.“Award” means an Option, Stock Appreciation Right, Restricted Stock, Unrestricted Stock, Restricted Stock Unit, Performance Share, or Performance Unit granted pursuant to the terms of this Plan.

g.“Award Certificate” means a written document, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Award. Award Certificates may be in the form of individual award agreements or certificates or a program document describing the terms and provisions of an Award or series of Awards under the Plan. The Committee may provide for the use of electronic, internet or other non-paper Award Certificates, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

h.“Beneficial Owner” has the meaning given in Rule 13d-3, promulgated pursuant to the Act.

i.“Board” means the Board of Directors of the Company.

j. Certificate, (i) “Cause” as defined in any Individual Agreement to which the applicable Participant is a party and which is operative at the time of the Participant’s termination of employment, or (ii) if there is no such Individual Agreement, or if such Individual Award Agreement does not define “Cause,” the Committee’s good faith determination that any of the following have occurred: (A) Participant’s commission of, indictment for, conviction of, pleading guilty to, confessing to, or entering of a plea of nolo contendere to any felony or any crime involving fraud, dishonesty, theft, embezzlement, moral turpitude, or a breach of trust, (B) failure on the part of the Participant to perform substantially such Participant’s employment duties in any material respect, (C) Participant’s prolonged absence from duty, unless pursuant to Company policy and/or applicable law regarding

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employee leaves of absence, or otherwise with the consent of the Company, (D) breach by the Participant of any duty or contractual obligation owed by Participant to the Company, (E) material violation by Participant of any policy or procedure of the Company, (F) Participant’s negligent or willful misconduct or malfeasance of duty which is reasonably determined to be detrimental to the Company, or (G) to the extent not covered by another subsection of this definition, Participant intentionally engaging in any activity that is reasonably determined by the Committee to be in conflict with or adverse to the business or other interests of the Company.

k.“Change of Control” has the meaning set forth in Section 9.2.

l.“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, regulations promulgated thereunder, and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.

m.“Commission” means the Securities and Exchange Commission or any successor agency.

n.“Committee” means the Compensation Committee of the Board (or a subcommittee thereof or a sucessor thereto), unless and until otherwise designated by the Board.

o.“Common Stock” means common stock, par value $0.01 per share, of the Company, and such other securities of the Company as may be substituted for Common Stock pursuant to Section 3.6.

p.“Company” means Assurant, Inc., a Delaware corporation, or any successor thereto.

q.“Continuous Service” means the absence of any interruption or termination of service as an employee, officer, consultant or director of the Company or any Affiliate, as applicable; provided, however, that for purposes of an Incentive Stock Option “Continuous Service” means the absence of any interruption or termination of service as an employee of the Company or any Subsidiary, as applicable, pursuant to applicable tax regulations. Continuous Service shall not be considered interrupted in the following cases: (i) a Participant transfers employment between the Company and an Affiliate or between Affiliates, (ii) in the discretion of the Committee as specified at or prior to such occurrence, in the case of a spin-off, sale or disposition of the Participant’s employer from the Company or any Affiliate, (iii) a Participant transfers from being an employee of the Company or an Affiliate to being a director of the Company or of an Affiliate, or vice versa, (iv) in the discretion of the Committee as specified at or prior to such occurrence, a Participant transfers from being an employee of the Company or an Affiliate to being a consultant to the Company or of an Affiliate, or vice versa, or (v) any leave of absence authorized in writing by the Company prior to its commencement; provided, however, that for purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 91st day of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Option. Whether military, government or other service or other leave of absence shall constitute a termination of Continuous Service shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive; provided, however, that for purposes of any Award that is subject to Code Section 409A, the determination of a leave of absence must comply with the requirements of a “bona fide leave of absence” as provided in Treas. Reg. Section 1.409A-1(h).

r.“Disability” means (i) “Disability” as defined in the long term disability plan or policy maintained or most recently maintained by the Company or, if applicable, an Affiliate or Subsidiary, for any Participant, whether or not such Participant actually receives disability

A-2	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

benefits under such plan or policy, or (ii) if there is no such long term disability plan, “Disability” as defined by any Individual Agreement to which the Participant is a party and which is operative at the time in question, or (iii) if there is no such long term disability plan or Individual Agreement or if the applicable long term disability plan and Individual Agreement do not define “Disability,” the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer. In the event of a dispute, the determination whether a Participant has a Disability will be made by the Committee and may be supported by such medical or other evidence as the Committee deems necessary to judge the nature of the Participant’s condition. Notwithstanding the foregoing: (1) if the determination of Disability relates to an Incentive Stock Option, Disability shall mean “permanent and total disability” as defined in Section 22(e)(3) of the Code, and (2) if the determination of Disability relates to any Award subject to Section 409A of the Code, Disability shall mean “disability” as defined within the meaning of Section 409A of the Code and any regulations promulgated thereunder.

s.“Disaffiliation” means a Subsidiary’s or Affiliate’s ceasing to be a Subsidiary or Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Company or any Subsidiary or Affiliate.

t.“Dividend Equivalent” has the meaning set forth in Section 8.

u.“Effective Date” has the meaning assigned such term in Section 11.1.

v.“Eligible Individuals” means directors, officers, employees, and consultants of the Company or any Subsidiary or Affiliate.

w.“Fair Market Value” means the closing price of a share of Common Stock on the Applicable Exchange on the date of measurement or, if Shares were not traded on the Applicable Exchange on such measurement date, on the next preceding date on which Shares were traded, all as reported by such source as the Committee may select. If the Common Stock is not listed on a national securities exchange, Fair Market Value shall be determined by the Committee in its good faith discretion, taking into account, to the extent appropriate, the requirements of Section 409A of the Code.

x.“Full-Value Award” means an Award other than in the form of an Option or SAR, and which is settled by the issuance of Common Stock (or at the discretion of the Committee, settled in cash valued by reference to Common Stock value).

y.“Grant Date” means (i) the date on which the Committee by resolution selects an Eligible Individual to receive a grant of an Award and determines the number of Shares to be subject to such Award, or (ii) such later date as the Committee shall provide in such resolution. Notice of the grant shall be provided to the grantee within a reasonable time after the Grant Date.

z.“Good Reason” (or a similar term denoting constructive termination) has the meaning, if any, assigned such term in the employment, consulting, severance or similar agreement, if any, between a Participant and the Company or an Affiliate; provided, however, that if there is no such employment, consulting, severance or similar agreement in which such term is defined, “Good Reason” shall have the meaning, if any, given such term in the applicable Award Certificate. If not defined in either such document, the term “Good Reason” as used herein shall not apply to a particular Award.

B-3	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

B-3	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

aa.“Incentive Stock Option” means any Option that is designated in the applicable Award Certificate as an “incentive stock option” within the meaning of Section 422 of the Code or any successor provision thereto, and that in fact so qualifies.

ab.“Individual Agreement” means an employment, consulting, severance, change of control severance, or similar agreement between a Participant and the Company or between the Participant and any of the Company’s Subsidiaries or Affiliates. For purposes of this Plan, an Individual Agreement shall be considered “operative” during its term; provided, that an Individual Agreement under which severance or other substantive protections, compensation and/or benefits are provided only following a change of control or termination of employment in anticipation of a change of control shall not be considered “operative” until the occurrence of a change of control or termination of employment in anticipation of a change of control, as applicable.

ac.“ISO Eligible Employee” means an employee of the Company, any subsidiary corporation (within the meaning of Section 424(f) of the Code), or parent corporation (within the meaning of Section 424(e) of the Code).

ad.“Non-Employee Director” means a director of the Company who is not a common law employee of the Company or an Affiliate.

ae.“Nonqualified Option” means any Option that either (i) is not designated as an Incentive Stock Option or (ii) is so designated but fails to qualify as such.

af.“Option” means an Award granted under Section 5.1 of the Plan to purchase Common Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Nonqualified Option.

ag.“Participant” means an Eligible Individual to whom an Award is or has been granted; provided that in the case of the death of a Participant, the term “Participant” refers to a beneficiary designated pursuant to Section 13.7 or the legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law and court supervision.

ah.“Performance Goals” means the performance goals established by the Committee in connection with the grant of an Award. In the case of Performance-Based Awards, such goals shall be based on the attainment of specified levels of one or more of the following or other measures: overall or selected sales growth, expense efficiency ratios (ratio of expenses to income), market share, customer service measures or indices, underwriting efficiency and/or quality, persistency factors, return on net assets, economic value added, stockholder value added, embedded value added, combined ratio, expense ratio, loss ratio, premiums, risk based capital, revenues, revenue growth, earnings (including earnings before taxes; earnings before interest and taxes; and earnings before interest, taxes, depreciation and amortization), earnings per share, book value per share, net operating earnings per share, operating income (including non-pension operating income), pre- or after-tax income, net income, cash flow (before or after dividends), cash flow per share (before or after dividends), gross margin, return on equity, return on capital (including return on total capital or return on invested capital), cash flow return on investment, return on assets or operating assets, economic value added (or an equivalent metric), stock price appreciation, total stockholder return (measured in terms of stock price appreciation and dividend-related returns), cost control, gross profit, net operating income, cash generation, unit volume, stock price, market share, sales, asset quality, cost saving levels, marketing-spending efficiency, core non-interest income, or change in working capital with respect to the Company or any one or more Subsidiaries, Affiliates, divisions, business units, or business segments of the Company, either in absolute terms or relative to the performance of one or more other companies or an index covering multiple companies.

B-4	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

B-4	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

ai.“Performance Period” means that period established by the Committee at the time any Award is granted or at any time thereafter during which any Performance Goal specified by the Committee with respect to such Award is to be measured.

aj.“Performance Shares” shall have the meaning given in Section 6.1.

ak.“Performance Units” shall have the meaning given in Section 7.1.

al.“Plan” means this Assurant, Inc. 2017 Long Term Equity Incentive Plan, as set forth herein and as hereafter amended from time to time.

am.“Prior Plan” means the Amended and Restated Assurant, Inc. Long Term Equity Incentive Plan, as amended from time to time.

an.“Restricted Stock” means an Award granted under Section 6.

ao.“Restricted Stock Units” means an Award granted under Section 7.

ap.“Recoupment Policy” means the Assurant, Inc. Executive Compensation Recoupment Policy adopted by the Committee, effective as of January 1, 2012, as the same may be amended from time to time.

aq.“Retirement” shall have the meaning given to that term in the Assurant Pension Plan (as restated effective January 1, 2013), as amended from time to time.

ar.“Share” means a share of Common Stock. If there has been an adjustment or substitution with respect to the Shares (whether or not pursuant to Article 3.4), the term “Shares” shall also include any shares of stock or other securities that are substituted for Shares or into which Shares are adjusted.

as.“Stock Appreciation Right” or “SAR ” has the meaning set forth in Section 5.3.

at.“Subsidiary” means any corporation, partnership, joint venture, limited liability company, or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

au.“Ten Percent Stockholder” means a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, any subsidiary corporation (within the meaning of Section 424(f) of the Code), or parent corporation (within the meaning of Section 424(e) of the Code).

av.“Term” means the maximum period during which an Option or Stock Appreciation Right may remain outstanding, subject to earlier termination as specified in the applicable Award Certificate.

aw.“Unrestricted Stock” shall have the meaning given in Section 6.1.

SECTION 2. Administration.

2.1. Committee. The Plan shall be administered by the Committee or a duly designated Administrator, as defined herein. The Committee shall, subject to Section 10, have plenary authority to grant Awards to Eligible Individuals pursuant to the terms of the Plan. Among other things, the Committee shall have the authority, subject to the terms and conditions of the Plan:

a.To select the Eligible Individuals to whom Awards may be granted;

b.To determine whether and to what extent Awards are to be granted hereunder;

c.To determine the number of Shares to be covered by each Award granted under the Plan;

B-5	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

B-5	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

d.To determine the terms and conditions of each Award granted hereunder, based on such factors as the Committee shall determine;

e.To adopt, alter, or repeal such administrative rules, guidelines, and practices governing the Plan as the Committee shall from time to time deem advisable;

f.To interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto);

g.Subject to Section 11, to accelerate the vesting or lapse of restrictions of any outstanding Award upon the termination of service of a Participant or in connection with a Change of Control, based in each case on such considerations as the Committee in its sole discretion may determine;

h.To correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it deems necessary to carry out the intent of the Plan;

i.To decide all other matters that must be determined in connection with an Award;

j.To determine whether, to what extent, and under what circumstances cash, Shares, and other property and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the Participant; and

k.To otherwise administer the Plan.

Notwithstanding any of the foregoing, grants of Awards to Non-Employee Directors under the Plan shall be made only in accordance with the terms, conditions and parameters of a plan, program or policy for the compensation of Non-Employee Directors that is approved and administered by a committee of the Board consisting solely of Independent Directors.

2.2. Committee Procedures; Board Authority. The Committee shall exercise its authority under the Plan as follows:

a.The Committee may act only with the assent of a majority of its members then in office, except that the Committee may, except to the extent prohibited by applicable law or the listing standards of the Applicable Exchange, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it (the “Administrator”). Notwithstanding the foregoing, the Committee may not so delegate any responsibility or power to the extent that such delegation would make any Award hereunder subject to (and not exempt from) the short-swing recovery rules of Section 16(b) of the Act. Without limiting the generality of the foregoing, the Committee may not delegate its responsibilities and powers to grant and establish the terms and conditions of Awards to Participants who are subject to Section 16(b) of the Act.

b.Any authority granted to the Committee may also be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. To the extent the Board has reserved any authority and responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers and protections of the Committee hereunder, and any reference herein to the Committee (other than in this Section 2.2(b)) shall include the Board.

2.3. Discretion of Committee. Any determination made by the Committee or by the Administrator under the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or the Administrator at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the

B-6	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

B-6	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

Committee or the Administrator shall be final and binding on all persons, including the Company, Participants, and Eligible Individuals. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s or an Affiliate’s independent certified public accountants, Company counsel or any executive compensation consultant or other professional retained by the Company or the Committee to assist in the administration of the Plan. No member of the Committee will be liable for any good faith determination, act or omission in connection with the Plan or any Award.
2.4. Award Certificates. The terms and conditions of each Award, as determined by the Committee, shall be set forth in a written Award Certificate, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. Award Certificates may be amended only in accordance with Section 11 hereof.

SECTION 3. Common Stock Subject to Plan; Limitations on Awards; Adjustment Provisions.

3.1 Number of Shares. Subject to adjustment as provided in Section 3.6, as of the Amendment Date, the aggregate number of Shares reserved and available for issuance pursuant to Awards granted under the Plan shall be 1,840,112, plus a number of additional Shares underlying awards outstanding as of the Amendment Date that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason. The maximum number of Shares that may be issued upon exercise of Incentive Stock Options granted under the Plan shall be 1,840,112. From and after the Effective Date, no further awards shall be granted under the Prior Plan and the Prior Plan shall remain in effect only so long as awards granted thereunder shall remain outstanding.

3.2 Share Counting. Shares covered by an Award shall be subtracted from the Plan share reserve as of the Grant Date, but shall be added back to the Plan share reserve or otherwise treated in accordance with this Section 3.2.

a.The full number of Shares subject to the Option shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan, even if the exercise price of an Option is satisfied through net-settlement or by delivering Shares to the Company (by either actual delivery or attestation).

b.Upon exercise of Stock Appreciation Rights that are settled in Shares, the full number of Stock Appreciation Rights (rather than any lesser number based on the net number of Shares actually delivered upon exercise) shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan.

c.Shares withheld from an Option or SAR to satisfy tax withholding requirements shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan, and Shares delivered by a participant to satisfy tax withholding requirements with respect to an Option or SAR shall not be added to the Plan share reserve.

d.Shares withheld from a Full-Value Award to satisfy tax withholding requirements shall not count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan, and Shares delivered by a participant to satisfy tax withholding requirements with respect to a Full-Value Award shall be added to the Plan share reserve.

e.To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued or forfeited Shares subject to the Award will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.

f.Shares subject to Awards settled in cash will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.

B-7	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

B-7	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

g.To the extent that the full number of Shares subject to a Full Value Award is not issued for any reason, including by reason of failure to achieve maximum performance goals, the unissued Shares originally subject to the Award will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.

h.Subject to applicable Exchange requirements, shares available under a stockholder-approved plan of a company acquired by the Company (as appropriately adjusted to Shares to reflect the transaction) may be issued under the Plan pursuant to Awards granted to individuals who were not employees of the Company or its Affiliates immediately before such transaction and will not count against the maximum share limitation specified in Section 3.1.

3.3 Stock Distributed. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.
3.4 Limitation on Awards. Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Section 3.6):

a.Options. The maximum number of Options granted under the Plan in any calendar year to any one Participant shall be for 300,000 Shares.

b.SARs. The maximum number of Stock Appreciation Rights granted under the Plan in any calendar year to any one Participant shall be with respect to 300,000 Shares.

c.Performance Awards. With respect to any calendar year (i) the maximum amount that may be paid to any one Participant for performance-based Awards payable in cash or property other than Shares shall be $7,500,000, and (ii) the maximum number of Shares that may be paid to any one Participant for performance-based Awards shall be 300,000 Shares. For purposes of applying these limits in the case of multi-year performance periods, the amount of cash or property or number of Shares deemed paid with respect to any calendar year is the total amount payable or Shares earned for the performance period divided by the number of calendar years in the performance period.

d.Awards to Non-Employee Directors. The maximum number of Shares subject to Non-Employee Director Awards that may be granted to any Non-Employee Director in any calendar year shall be limited to a number that, combined with any cash fees or other compensation paid to such Non-Employee Director, shall not exceed $750,000 in total value (calculating the value of any such Non-Employee Director Awards based on the grant date fair value of such Awards for financial reporting purposes); provided, that the Board may make exceptions to this limit for individual Non-Employee Directors in extraordinary circumstances as the Board may determine in its sole discretion, so long as (i) the aggregate limit does not exceed $850,000 in total value during a fiscal year and (ii) the Non-Employee Director receiving such additional compensation does not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving Non-Employee Directors.

3.5 Minimum Vesting Requirements. Subject to the following sentence, Full Value Awards, Options and SARs granted under the Plan shall be subject to a minimum vesting period of three years (which may include graduated vesting within such three-year period; provided, however, that no portion of any Award subject to graduated vesting shall vest earlier than one year after grant), or one year if the vesting is based on performance criteria other than continued service. Notwithstanding the foregoing, (i) the Committee may permit and authorize acceleration of vesting of such Full Value Awards, Options or SARs in the event of the Participant’s termination of service, or the occurrence of a Change in Control, and (ii) the Committee may grant Full Value Awards, Options and SARs without respect to the above-described minimum vesting requirements with respect to Awards covering 5% or fewer of the total number of Shares authorized under the Plan.

3.6 Adjustment Provisions. The Committee shall have authority to make adjustments under the Plan as provided below:

B-8	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

B-8	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

a.In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, separation, spinoff, Disaffiliation, extraordinary dividend of cash or other property, or similar event affecting the Company or any of its Subsidiaries (a “Corporate Transaction”), the Committee, or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (i) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (ii) the various maximum limitations set forth in Sections 3.1 and 3.4, (iii) the number and kind of Shares or other securities subject to outstanding Awards, and (iv) the exercise price of outstanding Awards.

b.In the event of a nonreciprocal transaction between the Company and its stockholders that causes the per share value of the Common Stock to change (including, without limitation, a stock dividend, stock split, reverse stock split, share combination, spin-off, rights offering recapitalization, or similar event affecting the capital structure of the Company), the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable in order to prevent dilution or enlargement of rights immediately resulting from such transaction. Action by the Committee or Board may include adjustments to (i) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (ii) the various maximum limitations set forth in Sections 3.1 and 3.4, (iii) the number and kind of Shares or other securities subject to outstanding Awards, and (iv) the exercise price of outstanding Awards.

c.In the case of Corporate Transactions, such adjustments may include, without limitation, (i) the cancellation of outstanding Awards in exchange for payments of cash, property, or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that, in the case of a Corporate Transaction with respect to which stockholders of Common Stock receive consideration other than publicly traded equity securities of the Surviving Entity (as defined below in Section 9.2), any such determination by the Committee that the value of an Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the exercise price of such Option or Stock Appreciation Right shall conclusively be deemed valid), (ii) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards, and (iii) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate, or division of the Company or by the entity that controls such Subsidiary, Affiliate, or division of the Company following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities).

d.The Committee may adjust the Performance Goals applicable to any Awards to reflect any unusual or nonrecurring events and other extraordinary items, including without limitation impact of charges for restructurings, discontinued operations, asset write-downs or impairment charges, litigation or claim judgments or settlements, acquisitions or divestitures, foreign exchange gains and losses, re-negotiations of material contract terms, natural catastrophes or acts of God and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis, or other public filings.

3.7. Section 409A of the Code. Notwithstanding the foregoing: (a) any adjustments made pursuant to Section 3.6 to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code, (b) any adjustments made pursuant to Section 3.6 to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that, after such adjustment, the Awards either (i) continue not to be subject to Section 409A of the Code, or (ii) comply with the requirements of Section 409A of the Code, and (c) in any

B-9	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

B-9	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

event, the Board, the Committee, and the Administrator shall not have any authority to make any adjustments pursuant to Section 3.6 to the extent the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code at the Grant Date to be subject thereto as of the Grant Date.

SECTION 4. Eligibility.

4.1. Eligible Individuals; Incentive Stock Options. Awards may be granted under the Plan to Eligible Individuals; provided, however, that Incentive Stock Options may be granted only to employees of the Company and its Subsidiaries or parent corporation (within the meaning of Section 424(f) of the Code). Eligible Individuals who are service providers to an Affiliate may be granted Options or SARs under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A-1(b)(5)(iii)(E) of the final regulations under Code Section 409A.

SECTION 5. Options and Stock Appreciation Rights.

5.1 Types of Options. Options may be of two types: Incentive Stock Options and Nonqualified Options. The Award Certificate for an Option shall indicate whether the Option is intended to be an Incentive Stock Option or a Nonqualified Option; provided, that any Option that is designated as an Incentive Stock Option but fails to meet the requirements therefore (as described in Section 5.2 or otherwise), and any Option that is not expressly designated as intended to be an Incentive Stock Option shall be treated as a Nonqualified Option.

5.2 Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value, determined at the time of grant, of the Shares with respect to which Incentive Stock Options are exercisable for the first time during any calendar year under the Plan or any other stock option plan of the Company, any subsidiary corporation (within the meaning of Section 424(f) of the Code), or parent corporation (within the meaning of Section 424(e) of the Code) exceeds $100,000, such Options shall be deemed Nonqualified Options. If an ISO Eligible Employee does not remain employed by the Company, any subsidiary corporation (within the meaning of Section 424(f) of the Code), or parent corporation (within the meaning of Section 424(e) of the Code) at all times from the time an Incentive Stock Option is granted until 3 months prior to the date of exercise thereof (or such other period as required by applicable law), such Option shall be treated as a Nonqualified Stock Option. Should any provision of the Plan not be necessary in order for any Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend the Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company.

5.3 Nature of Stock Appreciation Rights. Upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to receive an amount in cash, Shares, or both, in value equal to the product of (a) the excess of the Fair Market Value of one Share over the exercise price of the applicable Stock Appreciation Right, multiplied by (b) the number of Shares in respect of which the Stock Appreciation Right has been exercised. The applicable Award Certificate shall specify whether such payment is to be made in cash or Common Stock or both, or shall reserve to the Committee or the Participant the right to make that determination prior to or upon the exercise of the Stock Appreciation Right.

5.4 Exercise Price. The exercise price per Share subject to an Option or SAR shall be determined by the Committee and set forth in the applicable Award Certificate, and shall not be less than the Fair Market Value of a share of the Common Stock on the applicable Grant Date; provided, however, that if an Incentive Stock Option is granted to a Ten Percent Stockholder, the exercise price shall be no less than 110% of the Fair Market Value of the Stock on the applicable Grant Date.

5.5 Term. The Term of each Option and SAR shall be fixed by the Committee, but shall not exceed 10 years from the Grant Date.

B-10	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

B-10	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

5.6 Vesting and Exercisability. Subject to Section 3.5, Options and SARs shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee.

5.7 Method of Exercise. Subject to the provisions of this Section 5, Options and SARs may be exercised, in whole or in part, at any time during the applicable Term by giving written notice of exercise to the Company specifying the number of Shares as to which the Option or SAR is being exercised; provided, however, that, unless otherwise permitted by the Committee, any such exercise must be with respect to a portion of the applicable Option or SAR relating to no less than the lesser of the number of Shares then subject to such Option or SAR or 50 Shares. In the case of the exercise of an Option, such notice shall be accompanied by payment in full of the purchase price (which shall equal the product of such number of shares multiplied by the applicable exercise price) by certified or bank check or such other instrument as the Company may accept. If approved by the Committee, payment, in full or in part, may also be made as follows:

a.Payments may be made in the form of Shares (by delivery of such shares or by attestation) of the same class as the Common Stock subject to the Option already owned by the Participant (based on the Fair Market Value of the Common Stock on the date the Option is exercised); provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already owned Shares of the same class as the Common Stock subject to the Option may be authorized only at the time the Option is granted.

b.To the extent permitted by applicable law, payment may be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price, and, if requested, the amount of any federal, state, local, or foreign withholding taxes. To facilitate the foregoing, the Company may, to the extent permitted by applicable law, enter into agreements for coordinated procedures with one or more brokerage firms.

c.Payment may be made by instructing the Company to withhold a number of Shares having a Fair Market Value (based on the Fair Market Value of the Common Stock on the date the applicable Option is exercised) equal to the product of (i) the exercise price multiplied by (ii) the number of Shares in respect of which the Option shall have been exercised.

5.8 Delivery; Rights of Stockholders. No Shares shall be delivered pursuant to the exercise of an Option until the exercise price therefor has been fully paid and applicable taxes have been withheld. The applicable Participant shall have all of the rights of a stockholder of the Company holding the class or series of Common Stock that is subject to the Option or Stock Appreciation Right (including, if applicable, the right to vote the applicable Shares and the right to receive dividends), when (a) the Company has received a written notice from the Participant of exercise that complies with all procedures established under this Plan for effective exercise, including, without limitation, completion and delivery of all required forms, (b) the Participant has, if requested, given the representation described in Section 13.1, and (c) in the case of an Option, the Participant has paid in full for such Shares.

5.9 Nontransferability of Options and Stock Appreciation Rights. No Option or SAR shall be transferable by a Participant other than, for no value or consideration, (a) by will or by the laws of descent and distribution, or (b) in the case of a Nonqualified Option or SAR, as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to the Participant’s family members, whether directly or indirectly or by means of a trust or partnership or otherwise. For purposes of this Plan, unless otherwise determined by the Committee, “family member” shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto. Any Option or Stock Appreciation Right shall be exercisable, subject to the terms of this Plan, only by the applicable Participant, the guardian or legal representative of such Participant, or any person to whom such Option or Stock Appreciation Right is permissibly transferred pursuant to this Section 5.9, it being understood that the term “Participant” includes such guardian, legal representative and other transferee; provided, however, that the term “Continuous Service” shall continue to refer to the original Participant’s

B-11	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

B-11	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

service as an employee, officer, consultant or director of the Company or any Affiliate, as applicable.

5.10 No Deferral Feature. No Option or SAR shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the Option or SAR.

5.11 No Dividend Equivalents. No Option or SAR shall provide for Dividend Equivalents.

5.12 No Repricing. Except for adjustments made pursuant to Section 3.6 of the Plan, the exercise price of any outstanding Option or Stock Appreciation Right granted under the Plan may not be decreased, directly or indirectly, after the date of grant nor may any outstanding Option or Stock Appreciation Right with an exercise price in excess of Fair Market Value be surrendered to the Company as consideration for cash, the grant of a new Option or Stock Appreciation Right with a lower exercise price, or the grant of another Award without the approval of the Company’s stockholders.

SECTION 6. Restricted Stock (Including Performance Shares) and Unrestricted Stock.

6.1 Nature of Award; Certificates. Shares of Restricted Stock and Unrestricted Stock are actual Shares issued to a Participant, and shall be evidenced in such manner as the Committee may deem appropriate, including book entry registration or issuance of one or more stock certificates. Shares of “Restricted Stock” are Shares that are subject to such restrictions on transferability and other restrictions as the Committee may impose (including, for example, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. Shares of “Unrestricted Stock,” the grant of which are subject to Section 3.5, are Shares not otherwise subject to conditions on grant, vesting, or transferability. “Performance Shares ” are Shares of Restricted Stock, the vesting of which is subject to the attainment of Performance Goals. Any certificate issued in respect of Shares of Restricted Stock or Unrestricted Stock shall be registered in the name of the applicable Participant and, in the case of Restricted Stock, shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Assurant, Inc. 2017 Long Term Equity Incentive Plan and an Award Certificate. Copies of such Plan and Certificate are on file at the offices of Assurant, Inc., 28 Liberty Street, 41st Floor, New York, New York 10005.”

The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the applicable Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

6.2 Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions:

a.The Committee shall, prior to or at the time of grant, condition (i) the vesting or transferability of an Award of Restricted Stock upon the continued service of the applicable Participant or (ii) the grant, vesting, or transferability of an Award of Restricted Stock upon the attainment of Performance Goals, or the attainment of Performance Goals and the continued service of the applicable Participant. In the event that the Committee conditions the grant or vesting of an Award of Restricted Stock upon the attainment of Performance Goals and the continued service of the applicable Participant, the Committee may, prior to or at the time of grant, designate such an Award as a Performance-Based Award. The conditions for grant, vesting, or transferability and the other provisions of Restricted Stock Awards (including without limitation any Performance Goals applicable to Performance Shares) need not be the same with respect to each Participant.

B-12	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

B-12	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

b.Subject to the provisions of the Plan and the applicable Award Certificate, during the period, if any, set by the Committee, commencing with the date of such Restricted Stock Award for which such vesting restrictions apply and until the expiration of such vesting restrictions (the “Restriction Period”), the Participant shall not be permitted to sell, assign, transfer, pledge, or otherwise encumber Shares of Restricted Stock.

c.If any applicable Performance Goals are satisfied and the Restriction Period expires without a prior forfeiture of the Shares of Restricted Stock for which legended certificates have been issued, either (i) unlegended certificates for such Shares shall be delivered to the Participant upon surrender of the legended certificates, or (ii) such Shares shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration.

6.3. Rights of Stockholders. Except as provided in the applicable Award Certificate, the applicable Participant shall have, with respect to Shares of Restricted Stock and Unrestricted Stock, all of the rights of a stockholder of the Company holding the class or series of Common Stock that is the subject of the Restricted Stock or Unrestricted Stock, including, if applicable, the right to vote the Shares and the right to receive any dividends and other distributions.

SECTION 7. Restricted Stock Units (Including Performance Units).

7.1 Nature of Award. Restricted Stock Units are Awards denominated in Shares that will be settled, subject to the terms and conditions of the Restricted Stock Units, (a) in cash, based upon the Fair Market Value of a specified number of Shares, (b) in Shares, or (c) a combination thereof. “Performance Units” are Restricted Stock Units, the vesting of which is subject to the attainment of Performance Goals.

7.2 Terms and Conditions. Restricted Stock Units shall be subject to the following terms and conditions:

a.The Committee may, prior to or at the time of grant, condition (i) the grant, vesting, or transferability of Restricted Stock Units upon the continued service of the applicable Participant or (ii) the grant, vesting, or transferability of Restricted Stock Units upon the attainment of Performance Goals, or the attainment of Performance Goals and the continued service of the applicable Participant. In the event that the Committee grants Performance Units or conditions the grant or vesting of Restricted Stock Units upon the attainment of Performance Goals and the continued service of the applicable Participant, the Committee may, prior to or at the time of grant, designate such Performance Units or Restricted Stock Units as Performance-Based Awards. The conditions for grant, vesting or transferability and the other provisions of Restricted Stock Units (including without limitation any Performance Goals applicable to Performance Units) need not be the same with respect to each Participant. An Award of Restricted Stock Units shall be settled as and when the Restricted Stock Units vest or at a later time specified by the Committee or in accordance with an election of the Participant, if the Committee so permits.

b.Subject to the provisions of the Plan and the applicable Award Certificate, during the period, if any, set by the Committee, commencing with the date of such Restricted Stock Units for which such vesting restrictions apply and until the expiration of such vesting restrictions (the “Restriction Period”), the Participant shall not be permitted to sell, assign, transfer, pledge, or otherwise encumber Restricted Stock Units.

c.The Award Certificate for Restricted Stock Units may specify whether, to what extent, and on what terms and conditions the applicable Participant shall be entitled to receive current or deferred payments of cash, Shares, or other property corresponding to the dividends payable on the Company’s Stock (subject to Section 13.5 below).

SECTION 8. Dividend Equivalents.

B-13	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

B-13	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

8.1 Nature of Award. The Committee is authorized to grant Dividend Equivalents with respect to Full-Value Awards granted hereunder, subject to such terms and conditions as the may be selected by the Committee. Dividend Equivalents shall entitle the Participant to receive payments having a value equal to the dividends that would be payable with respect to all or a portion of the number of Shares subject to a Full-Value Award, as determined by the Committee.

8.2 Terms and Conditions. Dividend Equivalents shall be subject to such terms and conditions as may be determined by the Committee. Without limiting the generality of the foregoing, Dividend Equivalents may be made subject to vesting conditions that are the same as, or different from the vesting conditions of the other Award to which they relate; may be payable in cash, Shares or other property or any combination thereof; and may be payable at the same time as the related actual dividends are paid to stockholders, or deemed to have been reinvested in additional Shares or otherwise deferred (subject to compliance with the requirements of Section 409A of the Code).

SECTION 9. Change of Control Provisions.

9.1. Impact of Event. Unless otherwise provided in the applicable Award Certificate, notwithstanding any other provision of this Plan to the contrary, upon a Change of Control (as defined below):

a.Awards Assumed or Substituted by Surviving Entity. With respect to Awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control: if within two years after the effective date of the Change in Control, a Participant’s employment is terminated without Cause or the Participant resigns for Good Reason, then (i) all of that Participant’s outstanding Options, SARs and other Awards in the nature of rights that may be exercised shall become fully exercisable, (ii) all time-based vesting restrictions on his or her outstanding Awards shall lapse, and (iii) the payout level under all of that Participant’s performance-based Awards that were outstanding immediately prior to effective time of the Change in Control shall be determined and deemed to have been earned as of the date of termination based upon the greater of: (A) an assumed achievement of all relevant performance goals at the “target” level pro-rated based upon the length of time within the performance period that has elapsed prior to the termination of employment date, or (B) the actual level of achievement of all relevant performance goals (measured as of the latest date immediately preceding the date of termination for which performance can, as a practical matter, be determined), and, in either such case, there shall be a payout to such Participant within sixty (60) days following the termination of employment date (unless a later date is required by Section 13.23 hereof). With regard to each Award, a Participant shall not be considered to have resigned for Good Reason unless either (i) the Award Certificate includes such provision or (ii) the Participant is party to an employment, severance or similar agreement with the Company or an Affiliate that includes provisions in which the Participant is permitted to resign for Good Reason. Any Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonqualified Options.

b.Awards not Assumed or Substituted by Surviving Entity. Upon the occurrence of a Change in Control, and except with respect to any Awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board: (i) outstanding Options, SARs, and other Awards in the nature of rights that may be exercised shall become fully exercisable, (ii) time-based vesting restrictions on outstanding Awards shall lapse, and (iii) the target payout opportunities attainable under outstanding performance-based Awards shall be deemed to have been fully earned as of the effective date of the Change in Control based upon the greater of: (A) an assumed achievement of all relevant performance goals at the “target” level pro-rated based upon the length of time within the performance period that has elapsed prior to the Change in Control, or (B) the actual level of achievement of all relevant performance goals (measured as of the latest date immediately preceding the Change in Control for which performance can, as a practical matter, be determined), and,

B-14	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

B-14	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

in either such case, there shall be a payout to Participants within sixty (60) days following the Change in Control (unless a later date is required by Section 13.23 hereof). Any Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonqualified Stock Options.

9.2. Definition of Change of Control. For purposes of the Plan, a “Change of Control” shall mean any of the following events:

a.Individuals who, on the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided that any person becoming a director and whose election or nomination for election is approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any person as defined in Section 3(a)(9) of the Act (a “Person”), other than the Board, including by reason of any agreement, shall be deemed an Incumbent Director;

b.Any person is or becomes a Beneficial Owner, directly or indirectly, of either (i) 30% or more of the then outstanding shares of common stock of the Company or (ii) securities representing 30% or more of the combined voting power of the Company’s then-outstanding securities eligible to vote for the election of directors (“Company Voting Securities”); provided, however, that for purposes of this subsection (b), the following acquisitions shall not constitute a Change of Control: (1) an acquisition directly from the Company or any Subsidiary; (2) an acquisition by the Company or a Subsidiary; (3) an acquisition by a Person who is on the Effective Date the Beneficial Owner, directly or indirectly, of 50% or more of the outstanding shares of common stock of the Company or 50% or more of the combined voting power of the Company’s outstanding securities eligible to vote for the election of directors; (4) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; or (5) an acquisition pursuant to a transaction that complies with Sections 9.2(c)(i), 9.2(c)(ii), and 9.2(c)(iii) below;

c.The consummation of a reorganization, merger, consolidation, statutory share exchange or similar corporate transaction involving the Company or a Subsidiary, the sale or other disposition of all or substantially all of the Company’s assets, or the acquisition of assets or stock of another corporation (a “Transaction”), unless immediately following the Transaction: (i) all or substantially all of the individuals who were Beneficial Owners, respectively, of the outstanding shares of common stock of the Company and outstanding securities eligible to vote for the election of directors immediately prior to the Transaction beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock and the combined voting power of the outstanding securities entitled to vote in the election of directors of the corporation resulting from the Transaction (the “Surviving Entity”), in substantially the same proportions as their ownership, immediately prior to the Transaction, of the outstanding common stock of the Company and the outstanding securities eligible to vote in the election of directors of the Company; (ii) no Person (other than the Company, a Subsidiary, the Surviving Entity, or any employee benefit plan or related trust sponsored or maintained by the foregoing) is or becomes a Beneficial Owner, directly or indirectly, of 30% or more of the outstanding common stock or 30% or more of the total voting power of the outstanding securities eligible to vote for the election of directors of the Surviving Entity; and (iii) at least a majority of the members of the board of the Surviving Entity were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for the Transaction; or

d.Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

B-15	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

B-15	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

SECTION 10. Performance-Based Awards.

10.1 Performance-Based Awards. When granting any Award other than an Option or Stock Appreciation Right, the Committee may designate such Award as a Performance-Based Award by conditioning the right of a Participant to have it settled, and the timing thereof, upon the achievement or satisfaction of such Performance Goals within a Performance Period, each as may be specified by the Committee. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods. Performance Periods established by the Committee for any Performance-Based Award may be as short as 12 months and may be any longer period.

a.Performance Goals and Other Conditions. Each Performance-Based Award (other than an Option or Stock Appreciation Right) shall be earned, vested, and/or payable (as applicable) only upon the achievement of one or more Performance Goals, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate. The Committee may use such business criteria and other performance measures as it may deem appropriate in establishing any objective Performance Goals for Performance-Based Awards.

b.Inclusions and Exclusions from Performance Goals. The Committee may provide in any Performance-Based Award, at the time the Performance Goals are established, that any evaluation of performance shall exclude or otherwise objectively adjust for any specified circumstance or event that occurs during a performance period, including by way of example but without limitation the following: (a) asset write-downs or impairment charges; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in then-current accounting principles; (f) extraordinary nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (g) acquisitions or divestitures; (h) foreign exchange gains and losses; (i) extraordinary re-negotiations of material contract terms; and (j) natural catastrophes or acts of God.
c.Award Limits. Section 3.4 sets forth (i) the maximum number of Shares that may be granted in any one-year period to a Participant in designated forms of stock-based Awards, and (ii) the maximum aggregate dollar amount that may be paid with respect to cash-based Awards under the Plan to any one Participant in any fiscal year of the Company.

SECTION 11. Term, Amendment, and Termination.

a.Effectiveness. The Plan is effective as of May 11, 2017 (the “Effective Date”), which is the date the Plan was approved by the Company’s stockholders.

b.Termination. Unless earlier terminated as provided herein, the Plan will terminate on the 10th anniversary of the Effective Date or, if the stockholders approve an amendment to the Plan that increases the number of Shares subject to the Plan, the tenth anniversary of the date of such approval. Awards outstanding as of such date hall not be affected or impaired by the termination of the Plan.

c.Amendment of Plan. The Board or the Committee may amend, alter, or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made which would materially impair the rights of any Participant with respect to a previously granted Award without such Participant’s consent, except such an amendment made to comply with applicable law, including, without limitation, Section 409A of the Code, stock exchange rules, or accounting rules. In addition, no such amendment shall be made without the approval of the Company’s stockholders (a) to the extent that such approval is required (i) by applicable law or by the listing standards of the Applicable Exchange as in effect as of

B-16	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

B-16	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

the Effective Date or (ii) by applicable law or under the listing standards of the Applicable Exchange as may be required after the Effective Date, (b) to the extent that such amendment would materially increase the benefits accruing to Participants under the Plan, (c) to the extent that such amendment would materially increase the number of securities which may be issued under the Plan, or (d) to the extent that such amendment would materially modify the requirements for participation in the Plan.

d.Amendment of Awards. Subject to Section 5.12, the Committee may unilaterally amend the terms of any Award theretofore granted, but no such amendment shall without the Participant’s consent, materially impair the rights of any Participant with respect to an Award, except such an amendment made to cause the Plan or Award to comply with applicable law, stock exchange rules, or accounting rules.

SECTION 12. Unfunded Status of Plan.

12.1. Unfunded Status; Committee Authority. It is presently intended that the Plan will constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

SECTION 13. General Provisions.

13.1 Conditions for Issuance. The Committee may require each person purchasing or receiving Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to the distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to fulfillment of all of the following conditions: (i) listing or approval for listing upon notice of issuance of such Shares on the Applicable Exchange, (ii) any registration or other qualification of such Shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable, and (iii) obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

13.2 Additional Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.
13.3 No Contract of Employment. The Plan shall not constitute a contract of employment, and adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment of any employee at any time.

13.4 Required Taxes. No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal, state, local, or foreign income or employment or other tax purposes with respect to any Award under the Plan, such Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local, or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Shares, including Shares that are part of the Award that gives rise to the withholding requirement, having a Fair Market Value on the date of withholding equal to the amount required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes. The obligations of the Company under the Plan shall be conditioned on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such

B-17	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

B-17	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

taxes from any payment otherwise due to such Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

13.5 Limit on Dividend Reinvestment and Dividend Equivalents. Reinvestment of dividends in additional Restricted Stock Units to be settled in Shares, and the payment of Shares with respect to dividends to Participants holding Awards of Restricted Stock Units, shall only be permissible if sufficient Shares are available under Section 3 for such reinvestment or payment (taking into account then outstanding Awards). In the event that sufficient Shares are not available for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of Restricted Stock Units equal in number to the Restricted Stock Units or Shares that would have been obtained by such payment or reinvestment, the terms of which Restricted Stock Units shall provide for settlement in cash and for dividend equivalent reinvestment in further Restricted Stock Units on the terms contemplated by this Section 13.5.

13.6 Written Materials; Electronic Documents. Electronic documents may be substituted for any written materials required by the terms of the Plan, including, without limitation, Award Certificates.

13.7 Designation of Death Beneficiary. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of such Participant’s death are to be paid or by whom any rights of such Participant after such Participant’s death may be exercised. If no beneficiary designation is in effect for a Participant at the time or his or her death, any such amounts shall be paid to, and any such rights may be exercised by, the estate of the Participant.

13.8 Subsidiary Employees. In the case of a grant of an Award to any employee of a Subsidiary of the Company, the Company may, if the Committee so directs, issue or transfer the Shares, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the Shares to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All Shares underlying Awards that are forfeited or canceled shall revert to the Company.

13.9 Governing Law. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

13.10 Non-Transferability. Except as otherwise provided in Section 5.9 or by the Committee, Awards under the Plan are not transferable except by will or by laws of descent and distribution.

13.11 Foreign Employees and Foreign Law Considerations. The Committee may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States, or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

13.12 No Rights to Awards; Non-Uniform Determinations. No Participant or Eligible Individual shall have any claim to be granted any Award under the Plan. The Company, its Affiliates, or the Committee shall not be obligated to treat Participants or Eligible Individuals uniformly, and determinations made under the Plan may be made by the Committee selectively among Participants and/or Eligible Individuals, whether or not such Participants and Eligible Individuals are similarly situated.

B-18	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

B-18	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

13.13 Indemnification. To the extent allowable under applicable law, each member of the Committee shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense (including, but not limited to, attorneys’ fees) that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which such member may be a party or in which he or she may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by such member in satisfaction of judgment in such action, suit, or proceeding against him or her, provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

13.14 Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare, or benefit plan of the Company or any Affiliate unless provided otherwise in such plan.

13.15 Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries or Affiliates.

13.16 Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

13.17 Fractional Shares. No fractional Shares shall be issued, and the Committee shall determine, in its sole discretion, whether cash shall be given in lieu of fractional Shares or, subject to Section 3, whether such fractional Shares shall be eliminated by rounding up or down.

13.18 Government and Other Regulations. Notwithstanding any other provision of the Plan:

a.No Participant who acquires Shares pursuant to the Plan may, during any period of time that such Participant is an affiliate of the Company (within the meaning of regulations promulgated pursuant to the Securities Act of 1933 (the “1933 Act”)), offer or sell such Shares, unless such offer and sale are made (i) pursuant to an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold, or (ii) pursuant to an appropriate exemption from the registration requirements of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act.

b.If at any time the Committee shall determine that the registration, listing, or qualification of the Shares covered by an Award upon the Applicable Exchange or under any foreign, federal, state, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase or receipt of Shares thereunder, no Shares may be purchased, delivered, or received pursuant to such Award unless and until such registration, listing, qualification, consent, or approval shall have been effected or obtained free of any condition not acceptable to the Committee. Any Participant receiving or purchasing Shares pursuant to an Award shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements. The Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to the Committee’s determination that all related requirements have been fulfilled. The Company shall in no event be obligated to register any securities pursuant to the 1933 Act or applicable state or foreign law, or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation, or requirement.

13.19 Additional Provisions. Each Award Certificate may contain such other terms and conditions as the Committee may determine; provided, that such other terms and conditions are not inconsistent with the provisions of the Plan.

B-19	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

B-19	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

13.20 No Limitations on Rights of the Company. The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassifications, or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell, or transfer all or any part of its business or assets. The Plan shall not restrict the authority of the Company, for proper corporate purposes, to draft, grant, or assume Awards, other than under the Plan, with respect to any person.

13.21 Blackout Periods. Notwithstanding any other provision of this Plan or any Award to the contrary, the Company shall have the authority to establish any “blackout” period that the Company deems necessary or advisable with respect to any or all Awards.

13.22 Recoupment Policy. The Company has established a Recoupment Policy with respect to excess incentive-based compensation provided to current and former “executive officers” (as defined in the Recoupment Policy) of the Company. All performance-based Awards granted under this Plan on or after January 1, 2012 and held by any such person are subject to the terms and conditions of the Recoupment Policy, and, as a condition of participation in this Plan, each such person is deemed to have agreed to the terms of the Recoupment Policy. The terms of the Recoupment Policy are incorporated into this Plan by reference.

13.23. Special Provisions Relating to Section 409A of the Code.

a.General. It is intended that the payments and benefits provided under the Plan and any Award shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan and all Award Certificates shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.

b.Definitional Restrictions. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) of such Non-Exempt Deferred Compensation would be effected, under the Plan or any Award Certificate by reason of the occurrence of a Change in Control, or the Participant’s Disability or separation from service, such Non-Exempt Deferred Compensation will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control, Disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not affect the dollar amount or prohibit the vesting of any Award upon a Change in Control, Disability or separation from service, however defined. If this provision prevents the payment or distribution of any amount or benefit, or the application of a different form of payment of any amount or benefit, such payment or distribution shall be made at the time and in the form that would have applied absent the non-409Aconforming event.

c.Allocation among Possible Exemptions. If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company shall determine which Awards or portions thereof will be subject to such exemptions.

B-20	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

B-20	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

d.Six-Month Delay in Certain Circumstances. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Plan or any Award Certificate by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

i.the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant’s death) (in either case, the “Required Delay Period”); and

ii.the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder; provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

e.Installment Payments. If, pursuant to an Award, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the meaning provided in Treas. Reg. Section 1.409A-2(b)(2)(iii) (or any successor thereto).

f.Timing of Release of Claims. Whenever an Award conditions a payment or benefit on the Participant’s execution and non-revocation of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the date of termination of the Participant’s employment; failing which such payment or benefit shall be forfeited. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to subsection (d) above, (i) if such 60-day period begins and ends in a single calendar year, the Company may make or commence payment at any time during such period at its discretion, and (ii) if such 60-day period begins in one calendar year and ends in the next calendar year, the payment shall be made or commence during the second such calendar year (or any later date specified for such payment under the applicable Award), even if such signing and non-revocation of the release occur during the first such calendar year included within such 60-day period. In other words, a Participant is not permitted to influence the calendar year of payment based on the timing of signing the release.

g.Permitted Acceleration. The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to Participants of deferred amounts, provided that such distribution(s) meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).

B-21	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

B-21	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

The foregoing is hereby acknowledged as being the Assurant, Inc. 2017 Long Term Equity Incentive Plan as adopted by the Board on March 10, 2017, by the stockholders on May 11, 2017 and amended by the Compensation Committee on March 10, 2021 and approved by stockholders on May 13, 2021.

ASSURANT, INC.

By:

Name:

Title:

B-22	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

B-22	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

ASSURANT, INC. 28 LIBERTY STREET, 41ST FL. NEW YORK, NY 10005
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 12, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 10, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting- Go to www.virtualshareholdermeeting.com/AIZ2021

You may attend the meeting via the Internet and vote during the meeting. Have available the information that is printed in the box marked by the arrow and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs as well as the environmental impact of mailing proxy materials, we encourage you to consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 12, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 10, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you to vote FOR the following:
1.	Election of Directors:
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.
	Nominees	For	Against	Abstain			For	Against	Abstain

1a.	Elaine D. Rosen	☐	☐	☐	2.	Ratification of the appointment of PricewaterhouseCoopers LLP as Assurant’s Independent Registered Public Accounting Firm for 2021.	☐	☐	☐

1b.	Paget L. Alves	☐	☐	☐

1c.	J. Braxton Carter	☐	☐	☐	3.	Advisory approval of the 2020 compensation of the Company’s named executive officers.	☐	☐	☐

1d.	Juan N. Cento	☐	☐	☐

1e.	Alan B. Colberg	☐	☐	☐	4.	Approval of an Amendment to the Assurant, Inc. 2017 Long Term Equity Incentive Plan	☐	☐	☐

1f.	Harriet Edelman	☐	☐	☐		NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

1g.	Lawrence V. Jackson	☐	☐	☐

1h.	Jean-Paul L. Montupet	☐	☐	☐

1i.	Debra J. Perry	☐	☐	☐

1j.	Ognjen (Ogi) Redzic	☐	☐	☐

1k.	Paul J. Reilly	☐	☐	☐

1l.	Robert W. Stein	☐	☐	☐			Yes	No
						Please indicate if you plan to attend this meeting.	☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature (PLEASE SIGN WITHIN BOX)						Signature (Joint Owners)			Date

B-23	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

B-23	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

B-24	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

B-24	Notice of 2021 Annual Meeting of Stockholders and Proxy Statement

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The 2021 Notice and Proxy Statement and 2020 Annual Report are available at www.proxyvote.com.

E60628-P17817

ASSURANT, INC. Annual Meeting of Stockholders May 13, 2021 9:00 AM ET This proxy is solicited by the Board of Directors

The stockholders hereby appoint Jay Rosenblum and Mariana Wisk, and each of them acting individually, as proxies, each with the power to appoint his or her substitute, and hereby authorize them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ASSURANT, INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Eastern time on May 13, 2021, virtually at www.virtualshareholdermeeting.com/AIZ2021, and any such adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR each director nominee, FOR Proposals Two, Three and Four and in the discretion of the proxies on any other matter that may properly come before the Annual Meeting.

Continued and to be signed on reverse side